Exhibit 1

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Income

(Millions of U.S. Dollars, except for earnings per share)

		Years ended December 31,
	Notes	2023	2022	2021
Revenues	3	$17,388	15,577	14,379
Cost of sales	5	(11,527)	(10,755)	(9,743)

Gross profit		5,861	4,822	4,636

Operating expenses	6	(3,747)	(3,261)	(2,917)

Operating earnings before other expenses, net	2	2,114	1,561	1,719
Other expenses, net	7	(265)	(467)	(82)

Operating earnings		1,849	1,094	1,637

Financial expense	8.1, 17	(531)	(505)	(576)
Financial income and other items, net	8.2	33	151	(161)
Share of profit of equity accounted investees	14.1	98	30	54

Earnings before income tax		1,449	770	954

Income tax	20	(1,250)	(209)	(137)

Net income from continuing operations		199	561	817

Discontinued operations	4.2	—	324	(39)

CONSOLIDATED NET INCOME		199	885	778
Non-controlling interest net income		17	27	25

CONTROLLING INTEREST NET INCOME		$182	858	753

Basic earnings per share	23	$0.0042	0.0197	0.0171
Basic earnings per share from continuing operations	23	$0.0042	0.0123	0.0180

Diluted earnings per share	23	$0.0041	0.0193	0.0168
Diluted earnings per share from continuing operations	23	$0.0041	0.0120	0.0177

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Millions of U.S. Dollars)

		Years ended December 31,
	Notes	2023	2022	2021
CONSOLIDATED NET INCOME		$199	885	778

Items that will not be reclassified subsequently to the statement of income
Net actuarial (losses) gains from remeasurements of defined benefit pension plans	19	(45)	176	263
Effects from strategic equity investments	14.2	(2)	(9)	(9)
Income tax benefit (expense) recognized directly in other comprehensive income	20	5	(32)	(26)

		(42)	135	228

Items that are or may be reclassified subsequently to the statement of income
Results from derivative financial instruments designated as cash flow hedges	17.4	(7)	80	60
Currency translation results of foreign subsidiaries	21.2	255	(326)	(400)
Income tax benefit recognized directly in other comprehensive income	20	1	18	70

		249	(228)	(270)

Total items of other comprehensive income (loss), net		207	(93)	(42)

CONSOLIDATED COMPREHENSIVE INCOME		406	792	736
Non-controlling interest comprehensive income (loss)		31	(36)	14

CONTROLLING INTEREST COMPREHENSIVE INCOME		$375	828	722

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Financial Position

(Millions of U.S. Dollars)

		As of December 31,
	Notes	2023	2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	9	$624	495
Trade accounts receivable	10	1,751	1,644
Other accounts receivable	11	650	535
Inventories	12	1,789	1,669
Other current assets	13	191	183

Total current assets		5,005	4,526

NON-CURRENT ASSETS
Investments in associates and joint ventures	14.1	729	640
Other investments and non-current accounts receivable	14.2	340	293
Property, machinery and equipment, net and assets for the right-of-use, net	15	12,466	11,284
Goodwill and intangible assets, net	16	9,530	9,293
Deferred income tax assets	20.2	363	411

Total non-current assets		23,428	21,921

TOTAL ASSETS		$28,433	26,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current debt	17.1	$25	51
Other current financial obligations	17.2	950	936
Trade accounts payable		3,109	2,966
Income tax payable		1,082	368
Other current liabilities	18.1	1,620	1,225

Total current liabilities		6,786	5,546

NON-CURRENT LIABILITIES
Non-current debt	17.1	6,203	6,920
Other non-current financial obligations	17.2	986	918
Pensions and other post-employment benefits	19	735	695
Deferred income tax liabilities	20.2	443	394
Other non-current liabilities	18.2	1,164	1,065

Total non-current liabilities		9,531	9,992

TOTAL LIABILITIES		16,317	15,538

STOCKHOLDERS’ EQUITY
Controlling interest:
Common stock and additional paid-in capital	21.1	7,699	7,810
Other equity reserves and subordinated notes	21.2	(363)	(1,555)
Retained earnings	21.3	4,428	4,246

Total controlling interest		11,764	10,501
Non-controlling interest	21.4	352	408

TOTAL STOCKHOLDERS’ EQUITY		12,116	10,909

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$28,433	26,447

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Cash Flows

(Millions of U.S. Dollars)

		Years ended December 31,
	Notes	2023	2022	2021
OPERATING ACTIVITIES
Consolidated net income		$199	885	778
Discontinued operations		—	324	(39)

Net income from continuing operations		199	561	817
Adjustments for:
Sale of emission allowances	2.15, 7	—	—	(600)
Depreciation and amortization of assets	5, 6	1,233	1,120	1,120
Impairment losses of longed-lived assets	7	43	442	509
Share of profit of equity accounted investees	14.1	(98)	(30)	(54)
Results on sale of subsidiaries, other disposal groups and others		(39)	(116)	(23)
Financial expense, financial income and other items, net		498	354	737
Income taxes	20	1,250	209	137
Changes in working capital, excluding income taxes		192	(390)	(143)

Cash flows provided by operating activities from continuing operations		3,278	2,150	2,500

Interest paid		(581)	(493)	(524)
Income taxes paid		(538)	(188)	(170)

Net cash flows provided by operating activities from continuing operations		2,159	1,469	1,806
Net cash flows provided by operating activities from discontinued operations		—	6	37

Net cash flows provided by operating activities after interest and income taxes		2,159	1,475	1,843

INVESTING ACTIVITIES
Purchase of property, machinery and equipment, net	15	(968)	(909)	(776)
Acquisition of intangible assets, net	16.1	(207)	(151)	(192)
Disposal (acquisition) of subsidiaries, net	4, 14.1	(189)	341	122
Proceeds from the sale of emission allowances	2.15, 7	—	—	600
Non-current assets and others, net		24	(12)	(10)

Cash flows used in investing activities from continuing operations		(1,340)	(731)	(256)
Net cash flows used in investing activities from discontinued operations		—	(1)	(17)

Net cash flows used in investing activities		(1,340)	(732)	(273)

FINANCING ACTIVITIES
Proceeds from new debt instruments	17.1	2,938	2,006	3,960
Debt repayments	17.1	(3,840)	(2,420)	(5,897)
Issuance of subordinated notes	21.2	992	—	994
Other financial obligations, net	17.2	(274)	(197)	(288)
Own shares repurchase program	21.1	—	(111)	—
Shares in trust for future deliveries under share-based compensation	22	(45)	(36)	—
Changes in non-controlling interests and repayment of perpetual debentures	21.4	(62)	(14)	(447)
Derivative financial instruments	17.4	(189)	34	(41)
Coupons on subordinated notes and coupons on perpetual debentures	21.2, 21.4	(120)	(51)	(24)
Non-current liabilities, net		(101)	(172)	(109)

Net cash flows used in financing activities		(701)	(961)	(1,852)

Increase (decrease) in cash and cash equivalents from continuing operations		118	(223)	(302)
Increase in cash and cash equivalents from discontinued operations		—	5	20
Foreign currency translation effect on cash		11	100	(55)
Cash and cash equivalents at beginning of period		495	613	950

CASH AND CASH EQUIVALENTS AT END OF PERIOD	9	$624	495	613

Changes in working capital, excluding income taxes:
Trade accounts receivable		$(27)	(208)	(20)
Other accounts receivable and other assets		21	(23)	94
Inventories		68	(464)	(341)
Trade accounts payable		(45)	290	290
Other accounts payable and accrued expenses		175	15	(166)

Changes in working capital, excluding income taxes		$192	(390)	(143)

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

				Other equity
			Additional	reserves and		Total		Total
		Common	paid-in	subordinated	Retained	controlling	Non-controlling	stockholders’
	Notes	stock	capital	notes	earnings	interest	interest	equity
Balance as of December 31, 2020		$318	7,575	(2,453)	2,635	8,075	877	8,952
Net income for the period		—	—	—	753	753	25	778
Other comprehensive loss for the period		—	—	(31)	—	(31)	(11)	(42)

Total of other comprehensive income (loss) for the period	21.2	—	—	(31)	753	722	14	736
Cancellation of own shares by shareholders’ resolution	21.1	—	(83)	83	—	—	—	—
Issuance of subordinated notes	21.2	—	—	994	—	994	—	994
Changes in non-controlling interest and repayment of perpetual debentures	21.4	—	—	—	—	—	(447)	(447)
Share-based compensation	22	—	—	77	—	77	—	77
Coupons paid on subordinated notes and perpetual debentures	21.2, 21.4	—	—	(41)	—	(41)	—	(41)

Balance as of December 31, 2021		318	7,492	(1,371)	3,388	9,827	444	10,271
Net income for the period		—	—	—	858	858	27	885
Other comprehensive loss for the period		—	—	(30)	—	(30)	(63)	(93)

Total of other comprehensive income (loss) for the period	21.2	—	—	(30)	858	828	(36)	792
Own shares purchased under shares repurchase program	21.1	—	—	(111)	—	(111)	—	(111)
Shares in trust for future deliveries under share-based compensation	22	—	—	(36)	—	(36)	—	(36)
Changes in non-controlling interest	21.4	—	—	—	—	—	—	—
Share-based compensation	22	—	—	47	—	47	—	47
Coupons paid on subordinated notes	21.2	—	—	(54)	—	(54)	—	(54)

Balance as of December 31, 2022		318	7,492	(1,555)	4,246	10,501	408	10,909
Net income for the period		—	—	—	182	182	17	199
Other comprehensive income for the period		—	—	193	—	193	14	207

Total of other comprehensive income for the period	21.2	—	—	193	182	375	31	406
Cancellation of own shares by shareholders’ resolution	21.1	—	(111)	111	—	—	—	—
Shares in trust for future deliveries under share-based compensation	22	—	—	(45)	—	(45)	—	(45)
Issuance of subordinated notes	21.2	—	—	992	—	992	—	992
Changes in non-controlling interest	21.4	—	—	—	—	—	(87)	(87)
Share-based compensation	22	—	—	61	—	61	—	61
Coupons paid on subordinated notes	21.2	—	—	(120)	—	(120)	—	(120)

Balance as of December 31, 2023		$318	7,381	(363)	4,428	11,764	352	12,116

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

1)	DESCRIPTION OF BUSINESS

Cemex, S.A.B. de C.V., originated in 1906, is a publicly traded variable stock corporation (Sociedad Anónima Bursátil de Capital Variable) organized under the laws of the United Mexican States, or Mexico, and is the parent company of entities whose main activities are oriented to the construction industry, through the production, marketing, sale and distribution of cement, ready-mix concrete, aggregates, urbanization solutions and other construction materials and services. In addition, Cemex, S.A.B. de C.V. performs significant business and operational activities in Mexico.

The shares of Cemex, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”) (Certificados de Participación Ordinaria) under the symbol “CemexCPO.” Each CPO represents two series “A” shares and one series “B” share of common stock of Cemex, S.A.B. de C.V. In addition, Cemex, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “Cemex, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the financial statements refer to Cemex, S.A.B. de C.V. without its consolidated subsidiaries. The terms “Company” or “Cemex” refer to Cemex, S.A.B. de C.V. together with its consolidated subsidiaries.

The issuance of these consolidated financial statements was authorized by the Board of Directors of Cemex, S.A.B. de C.V. on February 7, 2024 considering the favorable recommendation of its Audit Committee. These financial statements will be submitted for approval to the annual general ordinary shareholders’ meeting of the Parent Company on March 22, 2024.

2)	BASIS OF PRESENTATION AND DISCLOSURE

The consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021, were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Cemex adopted Disclosure of Accounting Policies (Amendments to IAS 1) starting January 1, 2023. The amendments require the disclosure of “material” rather than “significant” accounting policies. Accounting policy information is material if, when considered together with other information included in an entity’s financial statements, it can reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements. See note 28 for Cemex’s material accounting policies.

Presentation currency and definition of terms

The consolidated financial statements and the accompanying notes are presented in Dollars of the United States of America (the “United States”), except when specific reference is made to a different currency. When reference is made to “U.S. Dollar,” “Dollar,” “Dollars” or “$” it means Dollars of the United States. All amounts in the financial statements and the accompanying notes are stated in millions, except when references are made to earnings per share and/or prices per share. When reference is made to “Ps” or “Pesos,” it means Mexican Pesos. When reference is made to “€” or “Euros,” it means the currency in circulation in a significant number of European Union (“EU”) countries. When reference is made to “£” or “Pounds,” it means British Pounds sterling. Previously reported Dollar amounts of prior years are restated when the underlying transactions in other currencies remain unsettled using the closing exchange rates as of the reporting date. Amounts reported in Dollars should not be construed as representations that such amounts represented those Dollars or could be converted into Dollars at the rate indicated.

Amounts disclosed in the notes in connection with outstanding tax and/or legal proceedings (notes 20.4 and 25), which are originated in jurisdictions where currencies are different from the Dollar, are presented in Dollar equivalents as of the closing of the most recent year presented. Consequently, without any change in the original currency, such Dollar amounts will fluctuate over time due to changes in exchange rates.

Discontinued operations (note 4.2)

Cemex reports as discontinued operations the disposal of entire geographical reportable operating segments regardless of size, the sale of a considerable portion of a significant reportable operating segment, as well as the sale of a major line of business.

Statements of income

Cemex includes the line item titled “Operating earnings before other expenses, net” considering that it is a subtotal relevant for the determination of Cemex’s “Operating EBITDA” (Operating earnings before other expenses, net plus depreciation and amortization) as described below in this note. The line item of “Operating earnings before other expenses, net” allows for easy reconciliation of the amount in these financial statements under IFRS to the non-IFRS measure of Operating EBITDA by adding back depreciation and amortization. The line item “Other expenses, net” consists primarily of revenues and expenses not directly related to Cemex’s main activities or which are of a non-recurring nature, including impairment losses of long-lived assets, non-recurring sales of emission allowances (note 28.13), results on disposal of assets and restructuring costs, among others (note 7). Under current IFRS, the inclusion of certain subtotals such as “Operating earnings before other expenses, net” and the display of the statement of income vary significantly by industry and company according to specific needs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Basis of presentation and disclosure – continued

Although Operating EBITDA is not a measure of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s chief executive officer to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, Operating EBITDA is a measure used by Cemex’s creditors to review its ability to internally fund capital expenditures, to review its ability to service or incur debt and to comply with financial covenants under its financing agreements. Cemex presents “Operating EBITDA” in notes 4.3 (selected financial information by reportable segment and line of business) and 17.1 (Financial instruments—Financial covenants). Cemex’s Operating EBITDA may not be comparable to other similarly titled measures of other companies.

Statements of cash flows

The statements of cash flows exclude the following transactions that did not represent sources or uses of cash:

Financing activities:

•	In 2023, 2022 and 2021, the increases in other financing obligations in connection with lease contracts negotiated during the year for $341, $296 and $227, respectively (note 17.2); and

Investing activities:

•

In 2023, 2022 and 2021, in connection with the leases negotiated during the year, the increases in assets for the right-of-use related to lease contracts for $341, $296 and $227, respectively (note 15.2).

Other newly issued IFRS adopted in the reported periods

IFRS 17, Insurance contracts (“IFRS 17”)

Beginning January 1, 2023, IFRS 17 replaced IFRS 4, Insurance contracts, which sets forth accounting requirements for all contracts in which an entity (the “Issuer”) accepts significant insurance risks from another entity (the “Policyholder”) by agreeing to compensate the Policyholder if a specified uncertain future event (the insured event) adversely affects the Policyholder. IFRS 17 may apply to any contract in which an entity assumes a risk position similar to an Issuer, to the extent that is not being accounted for under other IFRS, such as warranties or residual value guarantees, covered by IFRS 15, Revenues from contracts with customers (“IFRS 15”) and IFRS 16, Leases (“IFRS 16”), respectively, among others. IFRS 17 does not apply to acquired insurance policies.

Concurrent with the adoption of IFRS 17, Cemex analyzed its several contracts and concluded that: a) it has not issued insurance policies to third-parties; and b) all obligations and contingent obligations arising from another type of contracts are accounted under the relevant IFRS, such as IFRS 15, IFRS 16, IFRS 9, Financial Instruments (“IFRS 9”) or IAS 19, Employee benefits (“IAS 19”), as applicable.

Others

In addition, beginning January 1, 2023, Cemex adopted prospectively IFRS amendments that did not result in any material impact on its results of operation or financial position, and which are explained as follows:

Standard	Main topic
Amendments to IAS 8, Definition of Accounting Estimates

The amendment makes a distinction between how an entity should present and disclose different types of accounting changes in its financial statements. Changes in accounting policies must be applied retrospectively, while changes in accounting estimates are accounted for prospectively.

Amendments to IAS 12, Income Taxes – Deferred Tax related to Assets and Liabilities arising from a Single Transaction	The amendment clarifies that companies should account for deferred tax assets and liabilities on transactions such as leases and decommissioning obligations. Cemex has always applied these criteria.

Amendments to IFRS 16, Leases – Lease Liability in a Sale and Leaseback

The amendments mentioned that on initial recognition, the seller-lessee would include variable payments when it measures a lease liability arising from a sale-and-leaseback transaction. In addition, the amendments established that the seller-lessee could not recognize gains or losses relating to the right of use it retains after initial recognition.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

3)	REVENUES

Cemex’s revenues are mainly originated from the sale and distribution of cement, ready-mix concrete, aggregates and other construction materials and services, including urbanization solutions, and are recognized at a point in time or over time in the amount of the price, before tax on sales, expected to be received for goods and services supplied due to ordinary activities, as contractual performance obligations are fulfilled, and control of goods and services passes to the customer. Cemex grants credit for terms ranging from 15 to 90 days depending on the type and risk of each customer. For the years ended December 31, 2023, 2022 and 2021, revenues were as follows:

	2023	2022	2021
From the sale of goods associated to Cemex’s main activities [1]	$16,904	15,137	14,009
From the sale of other goods and services [2]	484	440	370

	$17,388	15,577	14,379

1	During the reported periods, revenues recognized over time under construction contracts were not significant.
2	Refers mainly to revenues generated by subsidiaries not individually significant operating in different lines of business.

Information on revenues by reportable segment and line of business for the years 2023, 2022 and 2021 is presented in note 4.3.

As of December 31, 2023 and 2022, amounts receivable for progress billings and advances received from customers of construction contracts were not significant. Moreover, for the years 2023, 2022 and 2021, revenues and costs related to construction contracts in progress were not significant.

Certain promotions and/or discounts and rebates offered as part of the sale transaction, result in a portion of the transaction price should be allocated to such commercial incentives as separate performance obligations, recognized as contract liabilities with customers, and deferred to the statement of income during the period in which the incentive is exercised by the customer or until it expires. For the years ended December 31, 2023, 2022 and 2021 changes in the balance of contract liabilities with customers are as follows:

	2023	2022	2021
Opening balance of contract liabilities with customers	$293	257	201
Increase during the period for new transactions	1,603	1,493	1,626
Decrease during the period for exercise or expiration of incentives	(1,519)	(1,458)	(1,574)
Currency translation effects	7	1	4

Closing balance of contract liabilities with customers	$384	293	257

For the years 2023, 2022 and 2021, any costs capitalized as contract fulfillment assets and released over the contract life according to IFRS 15, Revenues from contracts with customers were not significant.

4)	BUSINESS COMBINATIONS, DIVESTITURES AND DISCONTINUED OPERATIONS AND SELECTED FINANCIAL INFORMATION BY REPORTABLE SEGMENT AND LINE OF BUSINESS

4.1)	BUSINESS COMBINATIONS

On November 1, 2023, through a subsidiary in Germany, Cemex completed the acquisition of Kiesel, a mortars and adhesives technological leader in the construction industry based in Germany that serves the German, French, Polish, and Czech markets, consisting of a production facility and five distribution locations for a total consideration of $13. As of December 31, 2023, based on the preliminary valuation of the fair values of the assets acquired and liabilities assumed, Cemex determined goodwill of $5.

On May 11, 2023, through a subsidiary, Cemex completed the purchase of Atlantic Minerals Limited in Newfoundland, Canada, consisting mainly of an aggregates quarry and maritime port operations for a price of $75. With this investment, Cemex secured a new long-term aggregates reserve for its operations in Florida and the east coast of the United States, as well as a source for chemical-grade stone serving a broader customers. As of December 31, 2023, based on the preliminary valuation of the fair values of the assets acquired and liabilities assumed, Cemex did not determine any goodwill.

On January 30, 2023, through a subsidiary, Cemex acquired a 51% stake in Israel-based SHTANG Recycle LTD (“SHTANG”), a construction demolition and excavation waste (CDEW) recycling company, for a price of $13. The acquisition aligns with Cemex’s strategy to strengthen its business in developed markets through bolt-on acquisitions in businesses with strong circular and sustainable attributes. SHTANG has been awarded a 13-year license to build and operate the CDEW recycling facility. The state-of-the-art facility will be capable of processing 600,000 tons of waste annually. The CDEW production will be used by Cemex as raw materials for aggregate production, reintegrating them into the construction value chain. As of December 31, 2023, based on the preliminary valuation of the fair values of the assets acquired and liabilities assumed, Cemex determined goodwill of $3.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Business combinations – continued

On July 11, 2022, through a subsidiary in Germany, Cemex completed the acquisition of a 53% stake in the German aggregates company ProStein for a total consideration of $21. The investment expands Cemex’s aggregates business in the region and Cemex estimates increased the life of aggregates reserves for Cemex’s operations in Central Europe for at least the next 25 years. The majority stake in ProStein’s assets adds a full range of fine and hardstone aggregates to Cemex’s aggregates portfolio. In addition to supplying the greater Berlin area, the additional capacity can supply several urban centers in Poland and the Czech Republic. ProStein’s assets include six active hardstone plants and six CDEW recovery sites. During 2023, based on the valuation of the fair values of the assets acquired and liabilities assumed, Cemex did not determine any goodwill.

On December 10, 2021, through a subsidiary in Mexico, Cemex acquired Broquers Ambiental, a sustainable waste management company for a total consideration of $13. Broquers Ambiental’s assets include a plant for solid waste treatment for its use as alternate fuel. During 2022, considering the valuation of the fair values of the assets acquired and liabilities assumed, Cemex determined goodwill of $4.

In January 2021, a subsidiary of Cemex in Israel acquired two ready-mix concrete plants from Kinneret and Beton-He’Emek for an amount in shekels equivalent to $6. During 2021, based on the valuation of the fair values of the assets acquired and liabilities assumed, Cemex determined goodwill of $5.

4.2)	DIVESTITURES AND DISCONTINUED OPERATIONS

On October 25, 2022, to accelerate the growth and development of Neoris N.V. (“Neoris”), its subsidiary in the digital solutions sector, Cemex closed a partnership with Advent International (“Advent”). As part of the partnership Cemex sold to Advent a 65% stake in Neoris for a total cash consideration of $119. While surrendering control to Advent, Cemex retained a 35% stake and remained a key strategic partner and customer of Neoris. Cemex’s retained stake in Neoris was remeasured at fair value at the date of loss of control and was subsequently accounted for under the equity method within the line item “Investments in associates and joint ventures.” Neoris’ results for the period from January 1 to October 25, 2022 and for the year ended December 31, 2021 are reported in the statements of income, net of income tax, in the single line item “Discontinued operations,” including in 2022 a gain on sale of $117, net of the reclassification of foreign currency translation effects accrued in equity until the date of loss of control.

On August 31, 2022, through subsidiaries in Colombia and Spain, Cemex concluded the sale with affiliates of Cementos Progreso Holdings, S.L. of its entire operations in Costa Rica and El Salvador for a total cash consideration of $325, related to Cemex’s aggregate controlling interest. The assets sold consisted of one cement plant, one grinding station, seven ready-mix plants, one aggregates quarry, one distribution center in Costa Rica and one distribution center in El Salvador. Cemex’s results of these operations for the period from January 1 to August 31, 2022 and for the year ended December 31, 2021 are reported in the statements of income, net of income tax, in the single line item “Discontinued operations,” including in 2022 a gain on sale of $240 which includes the reclassification of foreign currency translation effects accrued in equity until the disposal date.

On July 9, 2021, Cemex closed the sale to Çimsa Çimento Sanayi Ve Ticaret A.Ş., of its white cement business, except for Mexico and the United States, for a total cash consideration of $155, including its Buñol cement plant in Spain and its white cement customer list. Cemex’s operations of these assets in Spain for the period from January 1 to July 9, 2021 are reported in the statements of income, net of income tax, in the single line item “Discontinued operations,” including in 2021 a loss on sale of $67 net of the proportional allocation of goodwill of $41.

On March 31, 2021, Cemex closed the sale to LafargeHolcim of 24 concrete plants and one aggregates quarry located in the Rhone Alpes region in the Southeast of France for a total cash consideration of $44. Cemex’s operations of these assets in France for the three-month period ended on March 31, 2021 are reported in the statements of income, net of income tax, in the single line item “Discontinued operations.”

The following table presents condensed combined information of the statements of income of Cemex’s discontinued operations previously mentioned related to: a) Neoris operations for the period from January 1 to October 25, 2022 and for year ended December 31, 2021; b) Costa Rica and El Salvador for the period from January 1 to August 31, 2022 and for the year ended December 31, 2021; c) Spain related to the white cement business for the period from January 1 to July 9, 2021 and; d) France related to the Rhone Alpes region for the three-month period ended March 31, 2021.

	2022	2021
Revenues	$256	354
Cost of sales and operating expenses	(225)	(304)
Other expenses, net	(8)	(42)
Financial expenses, net and others	—	5

Earnings before income tax	23	13
Income tax	(3)	(48)

Result of discontinued operations	20	(35)
Net disposal result	304	(4)

Net result of discontinued operations	$324	(39)

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

4.3)	SELECTED FINANCIAL INFORMATION BY REPORTABLE SEGMENT AND LINE OF BUSINESS

Reportable segments

The Company’s main activities are oriented to the construction industry, mainly through the production, marketing, sale and distribution of cement, ready-mix concrete, aggregates, urbanization solutions and other construction materials and services. Under IFRS, the Company’s operating segments represent the components of Cemex that engage in business activities from which Cemex may earn revenues and incur expenses, whose operating results are reviewed by the entity’s top management to make decisions about resources to be allocated to the segments and assess their performance, and for which discrete financial information is available. A reportable segment represents an operating segment or an aggregation of operating segments considering certain thresholds, under which entities must report separately any operating segments which account for 10% or more of combined revenues, both internal and external, 10% or more of combined net profit or loss, depending on the individual result of the operating segment, and/or 10% or more of the combined assets of all operating segments. In addition, despite the described 10% threshold not being met individually, entities must report as many individual operating segments as needed to cover at least 75% of the entity’s revenue. Cemex operates by geography and line of business. Cemex discloses its segment information presenting 15 reportable segments. For the reported periods, Cemex’s operations were organized in four regions, each under the supervision of a regional president, as follows: 1) Mexico, comprised of one operating and reportable segment, 2) United States, comprised of one operating and reportable segment, 3) Europe, Middle East, Africa and Asia (“EMEAA”), comprised of 11 operating segments, of which four were aggregated into a single reportable operating segment as described below, and 4) South, Central America and the Caribbean (“SCA&C”), comprised of 12 operating segments, of which nine were aggregated into two reportable operating segments as described below. The Company’s regional presidents, who are part of Cemex’s Executive Committee, report to Cemex’s Chief Executive Officer or CEO. In addition, for those regions comprising several operating segments, such as EMEAA and SCA&C, each operating segment is supervised by a country manager whom in turn reports to the regional president.

The material accounting policies applied to determine the financial information by reportable segment are consistent with those described in note 28.

Aggregation criteria

Considering similar regional and/or economic characteristics and materiality, such as: (a) the nature of the products and services, all related to construction materials and the construction industry, (b) the nature of the production processes, which are the same for cement, ready-mix concrete, aggregates and urbanization solutions across geographies, (c) the type of customers for their products or services, in all cases construction materials distributors and wholesalers, governments and big construction firms, and (d) the methods used to distribute their products or provide their services, which are very similar among the Company’s geographies using both third-party transportation for cement and aggregates and our own mixers fleet for ready-mix, certain operating segments have been aggregated and presented as single reportable segments. These reportable segments are as follows: a) the “Rest of EMEAA” reportable segment refers to Cemex’s operating segments in the Czech Republic, Croatia, Egypt and the United Arab Emirates; b) the “Rest of SCA&C” reportable segment refers to Cemex’s operating segments in Puerto Rico, Nicaragua, Jamaica, the Caribbean and Guatemala, excluding the operations of Trinidad Cement Limited (“TCL”); and c) the “Caribbean TCL” reportable segment refers to the operating segments of TCL and subsidiaries in Trinidad and Tobago, Jamaica, Guyana and Barbados. The line item “Other activities,” included to reconcile the total of reportable segments with the consolidated amounts from continuing operations, refers to the following combined transactions: 1) cement trade maritime operations, 2) the Parent Company, other corporate entities and finance subsidiaries, and 3) other minor subsidiaries with different lines of business.

Selected information of the consolidated statements of income by reportable segment for the years 2023, 2022 and 2021, excluding the share of profits of equity accounted investees by reportable segment that is included in note 14.1, was as follows:

2023	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings (loss) before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico		$5,060	(205)	4,855	1,488	221	1,267	(59)	(39)	105
United States		5,338	—	5,338	1,040	483	557	(31)	(75)	(30)
EMEAA
United Kingdom		992	—	992	193	72	121	(6)	(14)	(17)
France		842	—	842	53	54	(1)	(39)	(15)	(1)
Germany		497	(50)	447	37	32	5	(3)	(2)	(5)
Poland		467	(1)	466	72	24	48	1	(2)	2
Spain		449	(38)	411	71	31	40	3	(2)	1
Philippines [1]		312	—	312	34	32	2	(2)	(3)	1
Israel		794	—	794	90	33	57	5	(6)	1
Rest of EMEAA		770	(4)	766	147	48	99	(7)	(6)	(6)
SCA&C
Colombia [2]		458	—	458	62	25	37	(19)	(6)	(1)
Panama [2]		158	(26)	132	35	17	18	(2)	—	—
Caribbean TCL [3]		329	(12)	317	78	20	58	(17)	(2)	(2)
Dominican Republic		378	(18)	360	139	9	130	(2)	(1)	13
Rest of SCA&C 2		414	—	414	90	13	77	(10)	(2)	1

Reportable segments				16,904	3,629	1,114	2,515	(188)	(175)	62
Other activities [4]				484	(282)	119	(401)	(77)	(356)	(29)

Consolidated	$			17,388	3,347	1,233	2,114	(265)	(531)	33

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Information of the consolidated statements of income by reportable segment – continued

2022	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings (loss) before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico		$3,842	(200)	3,642	1,133	172	961	(69)	(28)	32
United States		5,038	(4)	5,034	762	455	307	(205)	(55)	(21)
EMEAA
United Kingdom		982	—	982	195	60	135	(8)	(8)	(8)
France		781	—	781	63	50	13	1	(10)	2
Germany		485	(46)	439	40	28	12	2	(2)	(3)
Poland		419	(4)	415	64	22	42	1	(2)	4
Spain		382	(36)	346	6	28	(22)	(113)	(2)	2
Philippines [1]		379	—	379	84	37	47	(2)	18	(9)
Israel		840	—	840	112	46	66	5	(4)	—
Rest of EMEAA		707	(1)	706	116	55	61	(10)	(4)	2
SCA&C
Colombia [2]		429	—	429	61	24	37	12	(7)	22
Panama [2]		149	(34)	115	28	16	12	(2)	—	—
Caribbean TCL [3]		302	(8)	294	74	17	57	(19)	(4)	(1)
Dominican Republic		348	(6)	342	133	8	125	(1)	(1)	(3)
Rest of SCA&C 2		394	(1)	393	90	13	77	(2)	(2)	(3)

Reportable segments				15,137	2,961	1,031	1,930	(410)	(111)	16
Other activities [4]				440	(280)	89	(369)	(57)	(394)	135

Consolidated	$			15,577	2,681	1,120	1,561	(467)	(505)	151

2021	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings (loss) before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico		$3,466	(142)	3,324	1,164	161	1,003	(43)	(29)	2
United States		4,359	(4)	4,355	778	464	314	(127)	(47)	(19)
EMEAA
United Kingdom		940	—	940	141	69	72	(3)	(8)	(17)
France		863	—	863	93	50	43	(6)	(11)	—
Germany		472	(43)	429	69	28	41	—	(2)	(2)
Poland		405	(6)	399	73	25	48	(4)	(2)	1
Spain		359	(25)	334	(6)	33	(39)	(331)	(3)	51
Philippines [1]		424	—	424	114	40	74	(1)	17	(2)
Israel		785	—	785	114	45	69	(1)	(4)	2
Rest of EMEAA		618	(5)	613	87	56	31	(110)	(3)	1
SCA&C
Colombia [2]		437	—	437	87	26	61	(19)	(7)	(12)
Panama [2]		121	(23)	98	31	16	15	(2)	—	—
Caribbean TCL [3]		280	(7)	273	65	19	46	(1)	(6)	(6)
Dominican Republic		299	(8)	291	128	7	121	3	—	(1)
Rest of SCA&C 2		465	(21)	444	110	13	97	(5)	(2)	(3)

Reportable segments				14,009	3,048	1,052	1,996	(650)	(107)	(5)
Other activities [4]				370	(209)	68	(277)	568	(469)	(156)

Consolidated	$			14,379	2,839	1,120	1,719	(82)	(576)	(161)

1

Cemex’s operations in the Philippines are mainly conducted through Cemex Holdings Philippines, Inc. (“CHP”), a Philippine company whose shares trade on the Philippines Stock Exchange. As of December 31, 2023 and 2022, there is a non-controlling interest in CHP of 10.14% and 22.10%, respectively, of its ordinary shares (note 21.4).

2

Until June 2023, after the conclusion of a tender offer and delisting process, Cemex Latam Holdings, S.A. (“CLH”), a company incorporated in Spain, traded its ordinary shares on the Colombian Stock Exchange. CLH is the indirect holding company of Cemex’s operations in Colombia, Panama, Guatemala and Nicaragua, and until August 31, 2022, of the operations in Costa Rica and El Salvador. As of December 31, 2023 and 2022, there was a non-controlling interest in CLH of 0.50% and 4.70% of its ordinary shares, respectively, excluding shares held in CLH’s treasury (note 21.4).

3

The shares of TCL trade on the Trinidad and Tobago Stock Exchange. As of December 31, 2023 and 2022, there was a non-controlling interest in TCL of 30.17% of its ordinary shares in both years (note 21.4).

4

In the caption of external revenues, refers mainly to trade maritime transactions of cement and clinker carried by Cemex’s trading unit and, in the rest of the captions, refers to Cemex’s corporate activities.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Debt by reportable segment is disclosed in note 17.1. As of December 31, 2023 and 2022, the selected statement of financial position information by reportable segment was as follows:

2023	Associates and joint ventures	Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures [1]
Mexico	$—	5,381	5,381	2,052	3,329	264
United States	216	12,782	12,998	2,770	10,228	521
EMEAA
United Kingdom	6	1,484	1,490	960	530	107
France	41	922	963	467	496	44
Germany	3	506	509	289	220	47
Poland	—	415	415	153	262	44
Spain	—	666	666	212	454	38
Philippines	—	795	795	135	660	85
Israel	—	808	808	507	301	41
Rest of EMEAA	11	852	863	329	534	75
SCA&C
Colombia	—	1,007	1,007	308	699	76
Panama	—	292	292	78	214	13
Caribbean TCL	—	478	478	207	271	18
Dominican Republic	—	233	233	95	138	16
Rest of SCA&C	—	280	280	111	169	25

Reportable segments	277	26,901	27,178	8,673	18,505	1,414
Other activities	452	754	1,206	7,644	(6,438)	3
Assets held for sale	—	49	49	—	49	—

Total consolidated	$729	27,704	28,433	16,317	12,116	1,417

2022	Associates and joint ventures	Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures [1]
Mexico	$—	3,846	3,846	1,381	2,465	265
United States	198	12,425	12,623	2,642	9,981	551
EMEAA
United Kingdom	5	1,388	1,393	921	472	74
France	42	910	952	471	481	57
Germany	3	449	452	255	197	33
Poland	—	341	341	119	222	33
Spain	—	616	616	204	412	27
Philippines	—	792	792	155	637	72
Israel	—	771	771	495	276	37
Rest of EMEAA	10	773	783	303	480	55
SCA&C
Colombia	—	742	742	274	468	45
Panama	—	302	302	88	214	19
Caribbean TCL	—	499	499	218	281	16
Dominican Republic	—	232	232	81	151	18
Rest of SCA&C	—	268	268	104	164	20

Reportable segments	258	24,354	24,612	7,711	16,901	1,322
Other activities	382	1,385	1,767	7,827	(6,060)	40
Assets held for sale	—	68	68	—	68	—

Total consolidated	$640	25,807	26,447	15,538	10,909	1,362

1

Capital expenditures represent: a) the purchases of property, machinery and equipment, b) stripping costs, as well as c) assets for the right-of-use incurred during the respective period (notes 15.1 and 15.2) and exclude increases related to asset retirement obligations (note 18.2).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Revenues including intragroup transactions and external customers by line of business and reportable segment for the years ended December 31, 2023, 2022 and 2021, were as follows:

2023	Cement		Concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$3,378	1,397	399	1,163	13	(1,495)	4,855
United States		1,988	3,070	1,347	694	14	(1,775)	5,338
EMEAA
United Kingdom		315	344	376	201	22	(266)	992
France		—	656	356	17	—	(187)	842
Germany		227	171	91	38	62	(142)	447
Poland		331	169	44	6	—	(84)	466
Spain		326	119	41	25	—	(100)	411
Philippines		311	—	—	3	1	(3)	312
Israel		—	662	200	116	2	(186)	794
Rest of EMEAA		551	288	52	17	23	(165)	766
SCA&C
Colombia		316	163	48	54	22	(145)	458
Panama		128	30	9	12	4	(51)	132
Caribbean TCL		316	5	8	1	4	(17)	317
Dominican Republic		301	24	—	60	10	(35)	360
Rest of SCA&C		373	18	5	28	1	(11)	414

Reportable segments		8,861	7,116	2,976	2,435	178	(4,662)	16,904
Other activities		—	—	—	—	484	—	484

Consolidated	$							17,388

2022	Cement		Concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$2,663	925	261	843	14	(1,064)	3,642
United States		2,017	2,871	1,202	697	12	(1,765)	5,034
EMEAA
United Kingdom		312	329	371	206	27	(263)	982
France		—	622	332	15	—	(188)	781
Germany		220	186	81	32	71	(151)	439
Poland		282	160	41	4	1	(73)	415
Spain		281	99	34	25	—	(93)	346
Philippines		378	—	—	4	—	(3)	379
Israel		—	718	213	97	21	(209)	840
Rest of EMEAA		504	260	48	18	26	(150)	706
SCA&C
Colombia		296	137	40	62	19	(125)	429
Panama		119	27	7	13	2	(53)	115
Caribbean TCL		297	4	6	2	5	(20)	294
Dominican Republic		285	20	—	46	10	(19)	342
Rest of SCA&C		360	16	3	22	1	(9)	393

Reportable segments		8,014	6,374	2,639	2,086	209	(4,185)	15,137
Other activities		—	—	—	—	440	—	440

Consolidated	$							15,577

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Information related to revenue by line of business and reportable segment – continued

2021	Cement		Concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$2,412	733	208	810	14	(853)	3,324
United States		1,731	2,479	1,005	558	13	(1,431)	4,355
EMEAA
United Kingdom		270	311	377	200	53	(271)	940
France		—	682	397	6	—	(222)	863
Germany		210	204	65	30	69	(149)	429
Poland		272	154	38	6	1	(72)	399
Spain		256	93	31	23	—	(69)	334
Philippines		423	—	—	4	1	(4)	424
Israel		—	657	199	89	27	(187)	785
Rest of EMEAA		423	232	47	14	21	(124)	613
SCA&C
Colombia		309	130	36	58	21	(117)	437
Panama		103	16	5	7	1	(34)	98
Caribbean TCL		271	5	7	4	6	(20)	273
Dominican Republic		240	16	—	44	8	(17)	291
Rest of SCA&C		400	20	6	24	1	(7)	444

Reportable segments		7,320	5,732	2,421	1,877	236	(3,577)	14,009
Other activities		—	—	—	—	370	—	370

Consolidated	$							14,379

5)	COST OF SALES

Cost of sales represents the production cost of inventories at the moment of sale. Such cost of sales includes depreciation, amortization and depletion of assets involved in production, expenses related to storage in production plants and freight expenses of raw material in plants and delivery expenses of Cemex’s ready-mix concrete business.

The detail of the consolidated cost of sales by nature for the years 2023, 2022 and 2021 is as follows:

	2023	2022	2021
Raw materials and goods for resale	$5,353	4,916	4,875
Payroll	1,734	1,474	1,349
Electricity, fuels and other services	1,791	1,655	1,174
Depreciation and amortization	1,017	929	934
Maintenance, repairs and supplies	955	809	722
Transportation costs	466	671	573
Other production costs and change in inventory	211	301	116

	$11,527	10,755	9,743

6)	OPERATING EXPENSES

Administrative expenses represent the expenses associated with personnel, services and equipment, including depreciation and amortization, related to managerial activities and back office for the Company’s management. Sales expenses represent the expenses associated with personnel, services and equipment, including depreciation and amortization incurred in sales activities. Distribution and logistics expenses refer to expenses of storage at points of sales, including depreciation and amortization, as well as freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities.

Consolidated operating expenses by function during 2023, 2022 and 2021 are as follows:

	2023	2022	2021
Administrative expenses [1,2]	$1,385	1,074	958
Selling expenses [2]	411	363	322

Total administrative and selling expenses	1,796	1,437	1,280
Distribution and logistics expenses	1,951	1,824	1,637

Total operating expenses	$3,747	3,261	2,917

1

All significant research and development activities are executed by several internal areas of Cemex as part of their daily activities. In 2023, 2022 and 2021, the total combined expenses of these departments recognized within administrative expenses were $55, $42 and $44, respectively.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Operating expenses – continued

2

In 2023, 2022 and 2021, administrative expenses include depreciation and amortization of $162, $140 and $137, respectively, and selling expenses include depreciation and amortization of $54 in 2023, $51 in 2022 and $49 in 2021.

Consolidated operating expenses during 2023, 2022 and 2021 by nature are as follows:

	2023	2022	2021
Transportation costs	$1,793	1,676	1,502
Payroll	1,154	1,038	905
Depreciation and amortization	216	191	186
Professional legal, accounting and advisory services	236	145	144
Maintenance, repairs and supplies	99	84	76
Other operating expenses	249	127	104

	$3,747	3,261	2,917

7)	OTHER EXPENSES, NET

The detail of the caption “Other expenses, net” for the years 2023, 2022 and 2021 is as follows:

	2023	2022	2021
Results from the sale of assets and others [1]	$(219)	9	(126)
Impairment losses (notes 15.1, 16.1 and 16.2)	(43)	(442)	(513)
Restructuring costs [2]	(2)	(20)	(17)
Incremental expenses related to the COVID-19 Pandemic [3]	(1)	(14)	(26)
Sale of CO2 allowances (note 28.13) [4]	—	—	600

	$(265)	(467)	(82)

1

In 2023, 2022 and 2021, includes $13, $14 and $29, respectively, in connection with property damage related to natural disasters (note 25.1). In addition, in 2022 includes a gain of $48 as a result of the remeasurement at fair value of Cemex’s previous controlling interest in Neoris at the time of sale.

2	Restructuring costs mainly refer to severance payments and the definitive closing of operating sites.
3

Refers to certain incremental expenses that Cemex considers of non-recurring nature related to the maintenance of some hygiene measures related to the Coronavirus SARS-CoV-2 pandemic declared in March 2020 (the “COVID-19 Pandemic”). From the beginning of the COVID-19 Pandemic and to the present day, attending official dispositions of the authorities, Cemex has followed strict hygiene, sanitary and security protocols in all its operations and has modified its manufacturing, selling and distribution processes aiming to protect the health and safety of its employees and their families, customers and communities.

4

In connection with the EU’s Emissions Trading System (“EU ETS”), during March 2021, considering Cemex’s targets for the reduction of CO2 emissions (note 24.4), as well as the innovative technologies and considerable capital investments that have to be deployed to achieve such goals, Cemex sold 12.3 million CO2 emission allowances (“Allowances”) for an aggregate amount of $600.

8)	FINANCIAL ITEMS

8.1)	FINANCIAL EXPENSE

Consolidated financial expenses represent the interest on Cemex’s debt measured using the effective interest rate and, in 2023, 2022 and 2021, include $75, $67 and $67 of interest expense related to the Company’s lease contracts (notes 15.2 and 17.2). From the previously reported amounts for the years 2022 and 2021, Cemex reclassified from the caption of Financial expense to the line item of Financial income and other items, net, an income of $104 and an expense of $82, respectively, corresponding to results associated with the early redemption of debt during those years (note 17.1), considering it contributes to an improved analysis of the financial expense and to conform with the classification of these effects in 2023.

8.2)	FINANCIAL INCOME AND OTHER ITEMS, NET

The detail of financial income and other items, net in 2023, 2022 and 2021 was as follows:

	2023	2022	2021
Foreign exchange results	$144	73	(35)
Financial income	40	27	22
Results from financial instruments, net (notes 14.2 and 17.4) [1]	(65)	99	(88)
Net interest cost of defined benefit liabilities (note 19)	(44)	(29)	(31)
Effects of amortized cost on assets and liabilities	(42)	(32)	(28)
Others	—	13	(1)

	$33	151	(161)

1	For the years 2022 and 2021, includes the reclassification described in note 8.1.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

9)	CASH AND CASH EQUIVALENTS

The balance in this caption is comprised of available amounts of cash and cash equivalents, represented by low-risk, highly liquid short-term investments readily convertible into known amounts of cash, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest.

Accrued interest is included in the statement of income as part of “Financial income and other items, net.”

As of December 31, 2023 and 2022, consolidated cash and cash equivalents consisted of:

	2023	2022
Cash and bank accounts	$363	297
Fixed-income securities and other cash equivalents	261	198

	$624	495

10)	TRADE ACCOUNTS RECEIVABLE

As of December 31, 2023 and 2022, consolidated trade accounts receivable consisted of:

	2023	2022
Trade accounts receivable	$1,841	1,735
Allowances for expected credit losses	(90)	(91)

	$1,751	1,644

As of December 31, 2023 and 2022, trade accounts receivable include receivables of $848 and $828, respectively, sold in several countries under outstanding trade accounts receivable securitization programs and/or factoring programs with recourse, in which, generally Cemex effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets; nonetheless, in such programs, Cemex retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable. Therefore, the trade accounts receivable sold were not derecognized from the statement of financial position and the funded amounts to Cemex as of December 31, 2023 and 2022 of $678 in both years, were recognized within the line item of Other financial obligations (note 17.2).

The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to $52 in 2023, $24 in 2022 and $11 in 2021. Cemex’s securitization programs are usually negotiated for periods of one to two years and are usually renewed at their maturity.

As of December 31, 2023, the balances of trade accounts receivable and the allowance for Expected Credit Losses (“ECL”) were as follows:

	Accounts receivable	ECL allowance	ECL average rate
Mexico	$457	31	6.8%
United States	536	8	1.5%
EMEAA	745	41	5.5%
SCA&C	96	10	10.4%
Others	7	—	—

	$1,841	90

Changes in the allowance for ECL in 2023, 2022 and 2021, were as follows:

	2023	2022	2021
Allowances for expected credit losses at beginning of period	$91	101	121
Charged to selling expenses	11	9	1
Deductions	(15)	(21)	(16)
Reclassification to assets held for sale	—	—	(2)
Foreign currency translation effects	3	2	(3)

Allowances for expected credit losses at end of period	$90	91	101

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

11)	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2023 and 2022, consolidated other accounts receivable consisted of:

	2023	2022
Advances of income taxes and other refundable taxes	$472	335
Non-trade accounts receivable [1]	102	119
Interest and notes receivable	54	41
Loans to employees and others	16	15
Current portion of assets from valuation of derivative financial instruments	6	25

	$650	535

1	Non-trade accounts receivable are mainly attributable to the sale of assets.

12)	INVENTORIES

Inventories are valued using the lower of cost or net realizable value. The weighted average cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. Inventory balances are subject to impairment. When an impairment situation arises, the inventory balance is adjusted to its net realizable value against “Cost of sales.” Advances to suppliers of inventory are presented as part of other current assets.

As of December 31, 2023 and 2022, the consolidated balances of inventories were summarized as follows:

	2023	2022
Materials and spare parts	$537	563
Finished goods	461	406
Raw materials	370	329
Work-in-process	330	284
Inventory in transit	91	87

	$1,789	1,669

For the years ended December 31, 2023, 2022 and 2021, Cemex recognized within “Cost of sales” in the statements of income, inventory impairment losses of $7, $10 and $4, respectively.

13)	OTHER CURRENT ASSETS

As of December 31, 2023 and 2022, assets held for sale and other current assets were detailed as follows:

	2023	2022
Other current assets	$142	115
Assets held for sale	49	68

	$191	183

Assets held for sale are measured at the lower of their estimated realizable value, less costs to sell, and their carrying amounts.

Other current assets presented above are mainly comprised of advance payments to suppliers.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

14)	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES, OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

14.1)	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

As of December 31, 2023 and 2022, the investments in common shares of associates and joint ventures, which are accounted under the equity method, were as follows:

Associates	Activity	Country	%	2023	2022
Camcem, S.A. de C.V.	Cement	Mexico	40.1	$364	306
Concrete Supply Co. LLC	Concrete	United States	40.0	103	96
Lehigh White Cement Company	Cement	United States	36.8	83	76
Neoris N.V. [1]	Technology	The Netherlands	34.8	69	62
Joint ventures
Société d’Exploitation de Carrières	Aggregates	France	50.0	24	23
Société Méridionale de Carrières	Aggregates	France	33.3	13	12
Other companies	—	—	—	73	65

				$729	640

Out of which:
Acquisition cost				$330	302
Equity method recognition				399	338

1

In connection with the sale of Cemex’s 65% stake in Neoris to Advent described in note 4.2, Cemex’s remaining equity interest in Neoris was remeasured at fair value at the date of loss of control, measured prospectively under the equity method and is presented in the line item of investments in associates and joint ventures.

Combined condensed statement of financial position information of associates and joint ventures as of December 31, 2023 and 2022 is set forth below:

	2023	2022
Current assets	$1,761	1,603
Non-current assets	1,877	1,699

Total assets	3,638	3,302

Current liabilities	468	468
Non-current liabilities	850	774

Total liabilities	1,318	1,242

Total net assets	$2,320	2,060

Out of the total assets amounts in 2023 and 2022 presented in the table above, Camcem, S.A. de C.V. (“Camcem”), which is the holding company of Grupo Cementos de Chihuahua, S.A.B. de C.V. (“GCC”), represented 76% and 74%, respectively. In addition, out of total liabilities, Camcem represented 77% in 2023 and 78% in 2022.

Combined selected information of the statements of income of associates and joint ventures in 2023, 2022 and 2021 is set forth below:

	2023	2022	2021
Revenues	$2,410	2,319	1,801
Operating earnings	535	398	312
Income before income tax	394	268	219
Net income	268	186	153

Out of net income in 2023, 2022 and 2021 from the table above, amounts that Cemex participates and which reflect the share in associates and joint ventures in the Company’s statement of income, Camcem represented 59%, 53% and 49%, respectively.

The share of associates and joint ventures by reportable segment in the statements of income for 2023, 2022 and 2021 are detailed as follows:

	2023	2022	2021
Mexico	$65	39	28
United States	21	17	18
EMEAA	10	8	8
Corporate and others	2	(34)	—

	$98	30	54

As of December 31, 2023 and 2022, Cemex did not have written put options for the acquisition of non-controlling interests.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

14.2)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2023 and 2022, consolidated other investments and non-current accounts receivable were summarized as follows:

	2023	2022
Non-current accounts receivable [1]	$272	228
Non-current portion of assets from valuation of derivative financial instruments (note 17.4)	64	57
Investments in strategic equity securities	3	5
Investments at fair value through the statements of income	1	3

	$340	293

1

Includes, among other items: a) accounts receivable from investees and joint ventures of $78 in 2023 and $33 in 2022, b) advances to suppliers of fixed assets of $41 in 2023 and $58 in 2022, c) employee prepaid compensation of $8 in 2023 and $12 in 2022, and d) warranty deposits of $24 in 2023 and $21 in 2022.

15)	PROPERTY, MACHINERY AND EQUIPMENT, NET AND ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2023 and 2022, property, machinery and equipment, net and assets for the right-of-use, net were summarized as follows:

	2023	2022
Property, machinery and equipment, net	$11,272	10,156
Assets for the right-of-use, net	1,194	1,128

	$12,466	11,284

15.1)	PROPERTY, MACHINERY AND EQUIPMENT, NET

As of December 31, 2023, the average useful lives by category of fixed assets, which are reviewed at each reporting date, were as follows:

Years
Administrative buildings	30
Industrial buildings	25
Machinery and equipment in plant	16
Ready-mix trucks and motor vehicles	11
Office equipment and other assets	7

As of December 31, 2023, to the best of its knowledge, management considers that its commitments and actions in relation to climate change currently do not affect the estimated average useful lives of its property, machinery and equipment described above (note 24.4).

As of December 31, 2023 and 2022, consolidated property, machinery and equipment, net and the changes in this line item during 2023 and 2022, were as follows:

	2023
	Land and mineral reserves	Building	Machinery and equipment	Construction in progress [2]	Total
Cost at beginning of period	$4,843	2,342	11,663	1,668	20,516
Accumulated depreciation and depletion	(1,337)	(1,513)	(7,510)	—	(10,360)

Net book value at beginning of period	3,506	829	4,153	1,668	10,156
Capital expenditures	33	86	720	200	1,039
Stripping costs [1]	37	—	—	—	37

Total capital expenditures	70	86	720	200	1,076
Disposals [3]	(31)	(2)	(75)	—	(108)
Business combinations (note 4.1)	13	4	22	—	39
Depreciation and depletion for the period	(141)	(80)	(653)	—	(874)
Impairment losses (note 7)	(16)	(2)	(18)	—	(36)
Asset retirement obligations (note 18.2)	—	20	44	—	64
Foreign currency translation effects	399	124	369	63	955

Cost at end of period	5,295	2,636	12,702	1,931	22,564
Accumulated depreciation and depletion	(1,495)	(1,657)	(8,140)	—	(11,292)

Net book value at end of period	$3,800	979	4,562	1,931	11,272

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Property, machinery and equipment, net – continued

	2022
	Land and mineral reserves	Building	Machinery and equipment	Construction in progress [2]	Total
Cost at beginning of period	$4,801	2,532	11,727	1,262	20,322
Accumulated depreciation and depletion	(1,226)	(1,494)	(7,400)	—	(10,120)

Net book value at beginning of period	3,575	1,038	4,327	1,262	10,202
Capital expenditures	126	52	406	457	1,041
Stripping costs [1]	25	—	—	—	25

Total capital expenditures	151	52	406	457	1,066
Disposals [3]	(4)	(4)	(22)	—	(30)
Business combinations (note 4.1)	32	1	9	1	43
Depreciation and depletion for the period	(153)	(78)	(493)	—	(724)
Impairment losses (note 7)	(12)	(8)	(55)	(2)	(77)
Asset retirement obligations (note 18.2)	—	5	17	—	22
Foreign currency translation effects	(83)	(177)	(36)	(50)	(346)

Cost at end of period	4,843	2,342	11,663	1,668	20,516
Accumulated depreciation and depletion	(1,337)	(1,513)	(7,510)	—	(10,360)

Net book value at end of period	$3,506	829	4,153	1,668	10,156

1

All waste removal costs or stripping costs incurred in the operative phase of a surface mine to access the mineral reserves are recognized as part of its carrying amount. The capitalized amounts are further amortized over the expected useful life of exposed ore body based on the units-of-production method.

2

As of December 31, 2023, the Maceo plant in Colombia with an annual capacity of 1.3 million tons of cement, has not initiated commercial operations mainly as the access road has not been finalized. As of the reporting date, the works related to the access road to the plant reflect significant progress; nonetheless, the beginning of commercial operations is subject also to the successful conclusion of several ongoing processes for the proper operation of the assets and other legal proceedings (note 25.3). As of December 31, 2023, the carrying amount of the plant is for an amount in Colombian Pesos equivalent to $308.

3

In 2023 includes sales of non-strategic fixed assets in the United States and France for $23 and $16, respectively, among others. In 2022 includes sales of non-strategic fixed assets in the United States and the United Kingdom for $5 in each country, among others.

During the years ended December 31, 2023, 2022 and 2021 impairment losses of fixed assets by country are as follows:

	2023	2022	2021
Colombia	$8	—	10
Caribbean TCL	7	14	—
France	6	—	—
United Kingdom	5	10	5
United States	3	26	18
Spain	2	23	—
Others	5	4	10

	$36	77	43

In connection with the impairment losses presented in the table above, recognized within the line item of Other expenses, net (notes 2.9 and 7), Cemex adjusted the related fixed assets to their estimated value in use in those circumstances in which the assets remained in operation based on estimated cash flows during the remaining useful life, or to their realizable value, in the case of idle assets.

Cemex’s recognized impairment losses of fixed assets in 2023 relate mainly to: a) closing and/or reduction of operations resulting from adjusting the supply to current demand conditions; b) a change of operating model of certain assets; and c) some equipment that remained idle for several periods. In 2022 and 2021, those impairment losses were associated mainly with certain negative effects of the COVID-19 Pandemic in 2020, as a result of which, Cemex closed certain assets that will remain closed for the foreseeable future in relation to the estimated sales volumes and the Company’s ability to supply demand by achieving efficiencies in other operating assets. In addition, during 2023, 2022 and 2021 there were no reversal of impairment charges.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

15.2)	ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2023 and 2022, consolidated assets for the right-of-use, net and the changes in this caption during 2023 and 2022, were as follows:

	2023
	Land	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$439	335	1,570	55	2,399
Accumulated depreciation	(142)	(203)	(894)	(32)	(1,271)

Net book value at beginning of period	297	132	676	23	1,128
Additions of new leases	36	9	284	12	341
Cancellations and remeasurements, net	(10)	(4)	(14)	(1)	(29)
Depreciation	(15)	(36)	(141)	(12)	(204)
Foreign currency translation effects	13	21	(68)	(8)	(42)

Assets for the right-of-use at end of period	476	356	1,722	58	2,612
Accumulated depreciation	(155)	(234)	(985)	(44)	(1,418)

Net book value at end of period	$321	122	737	14	1,194

	2022
	Land	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$395	401	1,513	21	2,330
Accumulated depreciation	(147)	(205)	(845)	(13)	(1,210)

Net book value at beginning of period	248	196	668	8	1,120
Additions of new leases	45	21	207	23	296
Cancellations and remeasurements, net	(15)	(27)	(82)	(1)	(125)
Depreciation	(1)	(77)	(165)	(15)	(258)
Foreign currency translation effects	20	19	48	8	95

Assets for the right-of-use at end of period	439	335	1,570	55	2,399
Accumulated depreciation	(142)	(203)	(894)	(32)	(1,271)

Net book value at end of period	$297	132	676	23	1,128

For the years ended December 31, 2023, 2022 and 2021, the combined rental expense related with short-term leases, leases of low-value assets and variable lease payments were $137, $108 and $94, respectively, and were recognized in cost of sales and operating expenses, as applicable. During the reported periods, Cemex did not have any material revenue from sub-leasing activities.

16)	GOODWILL AND INTANGIBLE ASSETS, NET

16.1)	BALANCES AND CHANGES DURING THE PERIOD

As of December 31, 2023 and 2022, consolidated goodwill, intangible assets and deferred charges were summarized as follows:

	2023			2022
Intangible assets of indefinite useful life:	Cost	Accumulated amortization	Carrying amount	Cost	Accumulated amortization	Carrying amount
Goodwill	$7,674	—	7,674	$7,538	—	7,538
Intangible assets of definite useful life:
Extraction rights	1,768	(479)	1,289	1,729	(452)	1,277
Internally developed software	973	(639)	334	820	(534)	286
Customer relationships	196	(196)	—	196	(196)	—
Mining projects	47	(7)	40	39	(6)	33
Industrial property and trademarks	32	(16)	16	32	(15)	17
Other intangible assets	357	(180)	177	305	(163)	142

	$11,047	(1,517)	9,530	$10,659	(1,366)	9,293

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Changes in consolidated goodwill for the years ended December 31, 2023 and 2022, were as follows:

	2023	2022
Balance at beginning of period	$7,538	7,984
Impairment losses (notes 7 and 16.2)	—	(365)
Business combinations (note 4.1)	8	4
Foreign currency translation effects	128	(85)

Balance at end of period	$7,674	7,538

Changes in intangible assets of definite life in 2023 and 2022, were as follows:

	2023
	Extraction rights	Internally developed software [1]	Mining projects	Industrial property and trademarks	Others	Total
Balance at beginning of period	$1,277	286	33	17	142	1,755
Amortization for the period	(42)	(91)	(1)	(1)	(20)	(155)
Impairment losses (note 7)	(7)	—	—	—	—	(7)
Additions (decreases), net [1]	2	148	7	2	48	207
Business combinations	26	—	—	—	—	26
Foreign currency translation effects	33	(9)	1	(2)	7	30

Balance at the end of period	$1,289	334	40	16	177	1,856

	2022
	Extraction rights	Internally developed software [1]	Mining projects	Industrial property and trademarks	Others	Total
Balance at beginning of period	$1,350	228	45	23	133	1,779
Amortization for the period	(44)	(73)	(1)	(7)	(13)	(138)
Additions (decreases), net [1]	(10)	136	(10)	—	35	151
Foreign currency translation effects	(19)	(5)	(1)	1	(13)	(37)

Balance at the end of period	$1,277	286	33	17	142	1,755

1

Includes the capitalized direct costs incurred in the development stage of internal-use software, such as professional fees, direct labor and related travel expenses. The capitalized amounts are amortized to the statement of income over a period ranging from 3 to 5 years.

In 2021, out of the impairment losses recognized in the caption of Other expenses, net (note 7), $53 related to intangible assets, of which, $49 referred to internally developed software capitalized in prior periods, considering certain obsolescence generated by the significant replacement of the applications platform during that year.

16.2)	ANALYSIS OF GOODWILL IMPAIRMENT

Based on IFRS, Cemex analyses the possible impairment of goodwill mandatorily at least once a year. This analysis is made during the last quarter, or additionally on any interim date when impairment indicators exist, by means of determining the value in use of its groups of Cash Generating Units (“CGUs”) to which goodwill balances have been allocated. The value in use represents the discounted cash flow projections of each CGU for the next five years plus a terminal value using risk adjusted discount rates.

In 2023, Cemex did not determine goodwill impairment losses considering the increase in the Company’s projected cash flows linked to the improved generation of Operating EBITDA in the majority of the countries in which Cemex operates to which goodwill balances have been allocated and the positive outlook for the following years, partly offset by the general increase in the applicable discount rates as compared to 2022, which on average increased 120 basis points or 1.2%.

In 2022, as part of the mandatory impairment tests during the fourth quarter, Cemex recognized within Other expenses, net (note 7), non-cash goodwill impairment losses for an aggregate amount of $365, of which, $273 correspond to the operating segment in the United States and $92 correspond to the operating segment in Spain. In both cases, the related book value of the operating segment exceeded the corresponding value in use. The impairment losses in 2022 are mainly related to the significant increase in the discount rates as compared to 2021 and the resulting significant decrease in the Company’s projected cash flows in these segments considering the global high inflationary environment, which increased the risk-free rates, and the material increase in the funding cost observed in the industry during the period. These negative effects more than offset the expected improvements in the estimated Operating EBITDA generation in both the United States and Spain.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Analysis of goodwill impairment – continued

In 2021, the Company recognized within Other expenses, net (note 7) in the statement of income, non-cash goodwill impairment losses for an aggregate amount of $440, related to the operating segments in Spain of $317, United Arab Emirates (“UAE”) of $96 as well as $27 related to Neoris due to reorganization. The impairment losses in Spain and UAE referred closely to disruptions in the supply chains that have generated increases in the estimated production and transportation costs that were considered to be sustained in the mid-term, which significantly reduced the projected Operating EBITDA as compared to the valuations determined as of December 31, 2020.

As of December 31, 2023 and 2022, goodwill balances allocated by Operating Segment after impairment adjustments were as follows:

	2023	2022
Mexico	$441	384
United States	6,176	6,176
EMEAA
United Kingdom	264	250
France	207	201
Spain	59	57
Philippines	82	82
Rest of EMEAA [1]	50	38
SCA&C
Colombia	254	202
Caribbean TCL	83	83
Rest of SCA&C [2]	58	65

	$7,674	7,538

1	This caption refers to the operating segments in Israel, the Czech Republic, Egypt and Germany.
2	This caption refers to the operating segments in the Dominican Republic, the Caribbean and Panama.

As of December 31, 2023, 2022 and 2021, Cemex’s pre-tax discount rates and long-term growth rates used to determine the discounted cash flows in the group of CGUs with the main goodwill balances were as follows:

	Discount rates			Long-term growth rates [1]
Groups of CGUs	2023	2022	2021	2023	2022	2021
United States	10.1%	9.1%	7.2%	2.0%	2.0%	2.0%
United Kingdom	10.4%	9.1%	7.3%	1.5%	1.5%	1.5%
France	10.4%	9.2%	7.3%	1.5%	1.4%	1.4%
Spain	10.7%	9.4%	7.6%	1.6%	1.7%	1.5%
Mexico	11.6%	10.3%	8.4%	1.0%	1.1%	1.0%
Colombia	12.7%	10.9%	8.5%	3.3%	3.3%	3.5%
Range of rates in other countries	10.3% — 17.0%	9.3% — 13.9%	7.4% — 11.7%	1.5% — 6.4%	1.5% — 6.0%	1.7% — 6.0%

1	The long-term growth rates are generally based on projections issued by the International Monetary Fund (“IMF”).

As of December 31, 2023, the discount rates used by the Company in its cash flows projections to determine the value in use of its operating segments or CGUs in which goodwill has been allocated, increased by a weighted average of 1.2% with respect to the discount rates determined at December 31, 2022, mainly considering the increase in the risk-free rate associated to Cemex segments which changed from 3.58% in 2022 to 4.79% in 2023, as well as the reduction in the weight of debt which changed from 27% in 2022 to 22.5% in 2023. This was partially offset by the reduction in the public comparable companies’ stock volatility (beta) which changed from 1.08 in 2022 to 1.07 in 2023. In 2023, the funding cost observed in the industry remained unchanged at 6.7% as compared to 2022, as well as other assumptions that remained relatively flat in 2023 as compared to 2022. As new economic data is available, these financial assumptions will be revised upwards or downwards again in the future. Cemex maintained certain reductions to the long-term growth rates used as of December 31, 2023, as compared to the IMF projections, mainly in Israel in 2.1%, Mexico 1.0% and Egypt in 3.0%.

As of December 31, 2022, the discount rates used by Cemex in its cash flows projections to determine the value in use of its operating segments or CGUs in which goodwill has been allocated, increased by a weighted average of 2.0% with respect to the discount rates determined at December 31, 2021, mainly considering the increase in the risk-free rate associated to Cemex which changed from 1.82% in 2021 to 3.58% in 2022, the significant increase in the funding cost observed in the industry which changed from 4.1% in 2021 to 6.7% in 2022, as well as the average increase of 1.7% in the cost of equity in 2022. The other variables remained relatively flat. As new economic data is available, these financial assumptions will be revised upwards or downwards again in the future. Cemex maintained certain reductions to the long-term growth rates used as of December 31, 2022, as compared to the IMF projections, mainly in Mexico in 1.0% and Egypt in 2.85%.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Analysis of goodwill impairment – continued

Moreover, the discount rates used by Cemex as of December 31, 2021, changed slightly as compared to 2020 in a range of -0.1% up to 0.5%. The discount rates increased considering the weighing of debt in the calculation which decreased from 34.6% in 2020 to 26.9% in 2021 and the market risk premium which increased from 5.7% in 2020 to 5.8% in 2021. These increasing effects were offset by the decrease in the risk-free rate associated with Cemex which changed from 2.2% in 2020 to 1.8% in 2021 and the reduction in the public comparable companies’ stock volatility (beta) that changed from 1.19 in 2020 to 1.12 in 2021. As of December 31, 2021, the funding cost observed in the industry of 4.1% remained unchanged against 2020, while the specific risk rates of each country experienced mixed non-significant changes in 2021 compared to 2020 in most of the countries. In addition, as a preventive measure to continue considering the COVID-19 Pandemic’s negative effects, Cemex reduced in certain countries its long-term growth rates used in their cash flows projections as of December 31, 2021, as compared to the IMF projections such as in Mexico in 1.0% and Egypt in 2.8%.

In connection with the discount rates and long-term growth rates included in the table above, Cemex verified the reasonableness of its conclusions using sensitivity analyses to changes in assumptions, affecting the value in use of all groups of CGUs with an independent reasonably possible increase of 1% in the pre-tax discount rate, an independent possible decrease of 1% in the long-term growth rate, as well as using multiples of Operating EBITDA, by means of which, Cemex determined a weighted-average multiple of Operating EBITDA to enterprise value observed in recent mergers and acquisitions in the industry. The average multiple was then applied to a stabilized amount of Operating EBITDA and the result was compared to the corresponding carrying amount for each group of CGUs to which goodwill had been allocated. Cemex considered an industry average Operating EBITDA multiple of 10.9 times in 2023 and 11.3 times in 2022 and 11.5 times 2021.

In relation to the economic assumptions used by the Company described above, the additional impairment losses that would have resulted from the sensitivity analyses derived from independent changes in each of the relevant assumptions, as well as the average multiple of Operating EBITDA, in those operating segments that presented relative impairment risk as of December 31, 2023, are as follows:

		Impairment effects from the sensitivity analyses to changes in assumptions as of December 31, 2023
Operating segment	Impairment losses recognized	Discount rate +1%	Long-term growth rate –1%	Multiples Operating EBITDA 10.9x
United States	$—	357	64	—

As of December 31, 2023, except for the operating segment in the United States, which goodwill accounts for 80% of Cemex’s goodwill consolidated balance, none of the other sensitivity analyses indicated a potential impairment risk in Cemex’s operating segments. The factors considered by the Company’s management that could cause the hypothetical scenario of the previous sensitivity analysis in the United States are, in relation to the discount rate, an independent increase of 306 bps in the Company’s funding cost observed as of December 31, 2023 of 6.67% or, an independent increase in the risk-free rate of 89 bps over the rate of 4.79% in the United States. Nonetheless, such assumptions did not seem reasonable as of December 31, 2023. Cemex continually monitors the evolution of the group of CGUs to which goodwill has been allocated that have presented relative goodwill impairment risk in any of the reported periods and if the relevant economic variables and the related value in use would be negatively affected, it may result in a goodwill impairment loss in the future.

Impairment tests are significantly sensitive to the estimation of future prices of Cemex’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. For purposes of estimating future prices, Cemex uses, to the extent available, historical data; plus the expected increase or decrease according to information issued by trusted external sources, such as national construction or cement producer chambers and/or in governmental economic expectations. Operating expenses are normally measured as a constant proportion of revenues, following experience. However, such operating expenses are also reviewed considering external information sources in respect of inputs that behave according to international prices, such as oil and gas. Cemex uses specific pre-tax discount rates for each group of CGUs to which goodwill is allocated, which are applied to discount pre-tax cash flows. The amounts of estimated undiscounted cash flows are significantly sensitive to the growth rate in perpetuity applied. The higher the growth rate in perpetuity applied, the higher the amount of undiscounted future cash flows by group of CGUs obtained. Moreover, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the discount rate applied, the lower the amount of discounted estimated future cash flows by group of CGUs obtained.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

17)	FINANCIAL INSTRUMENTS

17.1)	CURRENT AND NON-CURRENT DEBT

As of December 31, 2023 and 2022, Cemex’s consolidated debt summarized by interest rates and currencies, was as follows:

	2023			2022
	Current	Non-current	Total [1,2]	Current	Non-current	Total [1,2]
Floating rate debt	$13	1,968	1,981	$—	1,750	1,750
Fixed rate debt	12	4,235	4,247	51	5,170	5,221

	$25	6,203	6,228	$51	6,920	6,971

Effective rate [3]
Floating rate	6.4%	7.1%		3.2%	4.6%
Fixed rate	4.4%	5.0%		5.1%	5.3%

	2023				2022
Currency	Current	Non-current	Total	Effective rate [3]	Current	Non-current	Total	Effective rate [3]
Dollars	$1	4,348	4,349	5.5%	$5	5,511	5,516	5.7%
Euros	9	990	999	4.2%	2	962	964	3.3%
Pesos	—	704	704	12.0%	—	267	267	12.2%
Philippine Pesos	11	112	123	7.1%	8	139	147	5.4%
Other currencies	4	49	53	4.5%	36	41	77	4.3%

	$25	6,203	6,228		$51	6,920	6,971

1	As of December 31, 2023 and 2022, from the total debt of $6,228 and $6,971, respectively, 94% was held in the Parent Company and 6% in subsidiaries of the Parent Company, in both periods.
2

As of December 31, 2023 and 2022, cumulative discounts, fees and other direct costs incurred in Cemex’s outstanding debt borrowings and the issuance of notes payable (jointly “Issuance Costs”) for $47 and $45, respectively, are presented reducing debt balances and are amortized to financial expense over the maturity of the related debt instruments under the effective interest rate method.

3	In 2023 and 2022, represents the weighted-average effective interest rate of the related debt agreements determined at the end of each period.

As of December 31, 2023 and 2022, Cemex’s consolidated debt summarized by type of instrument, was as follows:

2023	Current	Non-current
Bank loans
Loans in foreign countries, 2024 to 2025	$10	202
Syndicated loans, 2025 to 2028	—	2,476

	10	2,678

Notes payable
Medium-term notes, 2026 to 2031	—	3,508
Other notes payable, 2024 to 2027	5	27

	5	3,535

Total bank loans and notes payable	15	6,213
Current maturities	10	(10)

	$25	6,203

2022	Current	Non-current
Bank loans
Loans in foreign countries, 2023 to 2025	$43	184
Syndicated loans, 2024 to 2026	—	2,578

	43	2,762

Notes payable
Medium-term notes, 2024 to 2031	—	4,140
Other notes payable, 2023 to 2027	6	20

	6	4,160

Total bank loans and notes payable	49	6,922
Current maturities	2	(2)

	$51	6,920

Changes in consolidated debt for the years ended December 31, 2023, 2022 and 2021 were as follows:

	2023	2022	2021
Debt at beginning of year	$6,971	7,379	9,339
Proceeds from new debt instruments	2,938	2,006	3,960
Debt repayments	(3,840)	(2,420)	(5,897)
Foreign currency translation and accretion effects	159	6	(23)

Debt at end of year	$6,228	6,971	7,379

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Consolidated debt – continued

As a result of debt transactions incurred during the reported periods to issue, refinance, replace and/or repurchase existing debt instruments, as applicable, Cemex paid transactional costs, including premiums and/or redemption costs (the “Transactional Costs”) for aggregate amounts of $72 in 2023, $51 in 2022 and $142 in 2021. Of these Transactional Costs, $16 in 2023, $4 in 2022 and $37 in 2021, corresponding to new debt instruments or the refinancing of existing debt, adjusted the carrying amount of the related debt instruments and are amortized over the remaining term of each instrument, while $56 in 2023, $47 in 2022 and $99 in 2021 of such Transactional Costs, associated with the extinguished portion of the related debt, were recognized each period in the caption “Financial income and other items, net.” In addition, Transactional Costs pending for amortization related to extinguished debt instruments of $12 in 2023, $6 in 2022 and $27 in 2021 were also recognized within “Financial income and other items, net.”

As of December 31, 2023 and 2022, non-current notes payable for $3,535 and $4,160, respectively, were detailed as follows:

Description	Date of issuance	Issuer [1]	Currency	Principal amount	Rate	Maturity date	Redeemed amount [2] $	Outstanding amount [2] $	2023	2022
2023 CEBURES variable rate [3]	05/Oct/23	Cemex, S.A.B. de C.V.	Peso	1,000	TIIE+.45%	01/Oct/26	—	59	$59	—
2023 CEBURES fixed rate [3]	05/Oct/23	Cemex, S.A.B. de C.V.	Peso	5,000	11.48%	26/Sep/30	—	295	292	—
July 2031 Notes [4]	12/Jan/21	Cemex, S.A.B. de C.V.	Dollar	1,750	3.875%	11/Jul/31	(642)	1,108	1,102	1,102
September 2030 Notes [4]	17/Sep/20	Cemex, S.A.B. de C.V.	Dollar	1,000	5.2%	17/Sep/30	(283)	717	714	714
November 2029 Notes[4]	19/Nov/19	Cemex, S.A.B. de C.V.	Dollar	1,000	5.45%	19/Nov/29	(247)	753	749	749
June 2027 Notes [5]	05/Jun/20	Cemex, S.A.B. de C.V.	Dollar	1,000	7.375%	05/Jun/27	(1,000)	—	—	996
March 2026 Notes	19/Mar/19	Cemex, S.A.B. de C.V.	Euro	400	3.125%	19/Mar/26	—	442	441	427
July 2025 Notes	01/Apr/03	Cemex Materials LLC	Dollar	150	7.70%	21/Jul/25	—	150	151	152
Other notes payable									27	20

									$3,535	4,160

1

As of December 31, 2023, these issuances are fully and unconditionally guaranteed by Cemex Concretos, S.A. de C.V., Cemex Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and Cemex Corp.

2	Presented net of all notes repurchased by Cemex. As of December 31, 2023, all repurchased notes have been canceled.
3

On October 5, 2023, Cemex issued sustainability-linked long-term notes (certificados bursátiles de largo plazo) in the Mexican market (the “2023 CEBURES”) for an aggregate principal amount of Ps6,000. The 2023 CEBURES consist of two tranches: the first, for an amount of Ps1,000 with a 3-year tenor at a floating annual interest rate of TIIE 28 plus 0.45%, and the second, for Ps5,000 with a 7-year tenor at a fixed annual interest rate of 11.48%. In connection with these issuances, Cemex negotiated interest rate and currency derivative instruments to synthetically change the financial risks profile of these issuances from the Peso to the Dollar (note 17.4).

4

During 2022, pursuant to tender offers and other market transactions, Cemex partially repurchased several series of its notes for an aggregate notional amount of $1,172. The difference between the amount paid for such notes and the notional amount redeemed, net of transactional costs, generated a repurchase gain of $104, recognized in the line item “Financial income and other items, net.”

5

On June 5, 2023, Cemex fully redeemed the June 2027 Notes. The difference between the amount paid for such notes and the notional amount redeemed, net of transactional cost, generated a repurchase loss of $38, recognized in the line item “Financial income and other items, net.”

The maturities of consolidated long-term debt as of December 31, 2023, were as follows:

	Bank loans	Notes payable	Total
2025	$608	167	775
2026	324	506	830
2027	577	4	581
2028	1,131	—	1,131
2029 and thereafter	28	2,858	2,886

	$2,668	3,535	6,203

As of December 31, 2023, Cemex had the following lines of credit, of which, the only committed portion refers to the revolving credit facility under the 2023 Credit Agreement, at annual interest rates ranging between 5.36% and 6.56%, depending on the negotiated currency:

	Lines of credit	Available
Other lines of credit in foreign subsidiaries [1]	$401	274
Other lines of credit from banks [1]	774	774
Revolving credit facility 2023 Credit Agreement	2,000	1,400

	$3,175	2,448

1	Uncommitted amounts subject to the banks’ availability.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Consolidated debt – continued

Sustainability-linked and green financing

As of December 31, 2023 and 2022, Cemex’s consolidated debt of $6,228 and $6,971, respectively, included balances outstanding denominated in Dollars, Euros and Pesos under either its 2021 Sustainability-linked Financing Framework (the “2021 SLFF”) or its 2023 Sustainability-linked Financing Framework (the “2023 SLFF, and together with the 2021 SLFF, the “SLFFs”) of $4,227 in 2023 and $4,028 in 2022, representing the Company’s debt that is linked and aligned to Cemex’s strategy of CO2 emissions reduction and its ultimate vision of a carbon-neutral economy (note 24.4).

As of December 31, 2023, the balance of debt under the SLFFs includes $3,876 of debt arising from bank loans, including the 2023 Credit Agreement described below. Under the 2023 Credit Agreement, the annual performance in respect to the metrics referenced in the 2023 SLFF may result in a total adjustment of the interest rate margin of plus or minus 5 bps1, in line with other sustainability-linked facilities from investment-grade rated borrowers.

The remainder of the debt balance under the SLFFs relates to the 2023 CEBURES. Of these, $59 or the variable rate leg is linked exclusively to one metric of the 2023 SLFF and may result in an increase of 20 bps in the nominal value at redemption. The remaining $292, or the fixed rate leg is also linked to only one metric of the 2023 SLFF and may result in a per annum increase of 25 bps to the interest rate applicable to the last four semi-annual coupon payments.

Additionally, Cemex’s securitization programs (notes 10 and 17.2) are linked to the 2021 SLFFs, utilizing one or more metrics and may result in an annual fee payment equivalent to up to 5 bps of the total facilities amount.

2023 Credit Agreement and 2021 Credit Agreement

On October 30, 2023, Cemex refinanced its 2021 Credit Agreement (as described below), extending the maturity to 2028. The refinanced 2021 Credit Agreement (the “2023 Credit Agreement”) comprises a $1,000, 5-year amortizing term loan and a $2,000, 5-year committed revolving credit facility (“RCF”). The 2023 Credit Agreement represents a reduction of $500 in the term loan and an increase of $250 in the revolver of the 2021 Credit Agreement. The 2023 Credit Agreement, denominated exclusively in Dollars, maintains its previous interest rate margin and financial covenants, consistent with an investment-grade capital structure, which provide for a maximum ratio of Consolidated Net Debt (as defined below) to Consolidated EBITDA (as defined below) (“Consolidated Leverage Ratio”) of 3.75 times throughout the life of the loan and a minimum ratio of Consolidated EBITDA to interest expense (“Consolidated Coverage Ratio”) of 2.75 times. As of December 31, 2023, the debt outstanding under the 2023 Credit Agreement amounted to $1,600, which includes amounts owed under the RCF of $600.

All tranches under the 2023 Credit Agreement include a margin over SOFR1 from 100 bps1 to 175 bps, depending on the Consolidated Leverage Ratio ranging from less than or equal to 2.25 times in the lower end to greater than 3.25 times in the higher end.

On November 8, 2021, Cemex, S.A.B. de C.V. closed a Dollar-denominated $3,250 syndicated sustainability-linked credit agreement (the “2021 Credit Agreement”), which proceeds were mainly used to fully repay its previous syndicated facilities agreement entered in 2017. The 2021 Credit Agreement, which was the first debt instrument issued by Cemex under the 2021 SLFF, resulted in a stronger liquidity position for Cemex from a risk and credit rating perspective.

The balance of debt under the 2023 Credit Agreement, in which debtor is Cemex, S.A.B. de C.V., is guaranteed by Cemex Concretos, S.A. de C.V., Cemex Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and Cemex Corp., same guarantor structure applicable in all senior notes of the Parent Company and the previous 2021 Credit Agreement.

The 2023 Credit Agreement contains ongoing representations, warranties, affirmative and negative covenants, including financial covenants. As of December 31, 2023 and 2022, Cemex was in compliance with all covenants contained in the 2023 Credit Agreement and the 2021 Credit Agreement, as applicable. Cemex cannot assure that in the future it will be able to comply with all such covenants, including any financial covenants, which non-compliance, if not remedied, could result in an event of default, which could materially and adversely affect Cemex’s business and financial condition.

1

The Secured Overnight Financing Rate (“SOFR”) is a measure of the cost of borrowing cash overnight collateralized by Treasury securities. As of December 31, 2023, SOFR rate was 5.38%. The contraction “bps” means basis points. One hundred basis points equal 1%. See note 17.5 for recent developments on the interest rate benchmark reform.

2

The Tasa de Interés Interbancaria de Equilibrio (“TIIE”) is the variable rate used for debt denominated in Pesos. As of December 31, 2023 and 2022, the 28-day TIIE rate was 11.50% and 10.77%, respectively.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Financial Covenants

Under the 2023 Credit Agreement and the 2021 Credit Agreement, at the end of each quarter for each period of four consecutive quarters, Cemex must comply with a maximum Consolidated Leverage Ratio of 3.75 times and a minimum Consolidated Coverage Ratio of 2.75 times throughout the life of the corresponding credit agreement. These financial ratios are calculated using the consolidated amounts under IFRS.

Consolidated Leverage Ratio

•

Under the 2023 Credit Agreement and the 2021 Credit Agreement, the ratio is calculated by dividing “Consolidated Net Debt” by “Consolidated EBITDA” for the last twelve months as of the calculation date. Consolidated Net Debt equals debt, as reported in the statement of financial position, net of cash and cash equivalents, excluding any existing or future obligations under any securitization program, and any subordinated debt of Cemex, adjusted for net mark-to-market of all derivative instruments, as applicable, among other adjustments including in relation for business acquisitions or disposals.

Consolidated EBITDA: Under the 2023 Credit Agreement and the 2021 Credit Agreement, represents Operating EBITDA for the last twelve months as of the calculation date, as adjusted for any discontinued EBITDA, and solely for the purpose of calculating the Consolidated Leverage Ratio on a pro forma basis for any material disposition and/or material acquisition.

Consolidated Coverage Ratio

•	Under the 2023 Credit Agreement and the 2021 Credit Agreement, the ratio is calculated by dividing Consolidated EBITDA by the financial expense for the last twelve months as of the calculation date.

As of December 31, 2023, 2022 and 2021, under the 2023 Credit Agreement and the 2021 Credit Agreement, as applicable, the main consolidated financial ratios were as follows:

Consolidated financial ratios		Refers to the compliance limits and calculations that were effective on each date
		2023	2022	2021
Leverage ratio	Limit	<=3.75	<=3.75	<=3.75
	Calculation	2.06	2.84	2.73

Coverage ratio	Limit	>=2.75	>=2.75	>=2.75
	Calculation	7.91	6.27	5.99

Cemex’s ability to comply with these ratios may be affected by economic conditions, volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets or other factors.

Cemex will classify all of its non-current debt as current debt if: 1) as of any measurement date Cemex fails to comply with any covenants that would cause a default, including the aforementioned financial ratios; or 2) the cross default clause that is part of the 2023 Credit Agreement is triggered by the provisions contained therein; and/or 3) as of any date prior to a subsequent measurement date Cemex expects not to be in compliance with such financial ratios in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) an agreement to refinance the relevant debt on a long-term basis. As a result of noncompliance with the agreed upon financial ratios or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures followed upon Cemex’s lenders’ request, they may call for the acceleration of payments due under the 2023 Credit Agreement. That scenario would have a material adverse effect on Cemex’s operating results, liquidity or financial position.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

17.2) OTHER FINANCIAL OBLIGATIONS

As of December 31, 2023 and 2022, other financial obligations in the consolidated statement of financial position were detailed as follows:

	2023			2022
	Current	Non-current	Total	Current	Non-current	Total
I. Leases	$272	986	1,258	$258	918	1,176
II. Liabilities secured with accounts receivable	678	—	678	678	—	678

	$950	986	1,936	$936	918	1,854

I.	Leases (notes 8.1, 15.2, 24.1 and 28.4)

Cemex has several operating and administrative assets under lease contracts (note 15.2). As mentioned in note 28.4, Cemex applies the recognition exemption for short-term leases and leases of low-value assets. Changes in the balance of lease financial liabilities during 2023, 2022 and 2021 were as follows:

	2023	2022	2021
Lease financial liability at beginning of year	$1,176	1,176	1,260
Additions from new leases	341	296	227
Reductions from payments	(256)	(276)	(313)
Cancellations and liability remeasurements	(24)	7	27
Foreign currency translation and accretion effects	21	(27)	(25)

Lease financial liability at end of year	$1,258	1,176	1,176

As of December 31, 2023, the maturities of non-current lease financial liabilities are as follows:

Total
2025	$181
2026	144
2027	108
2028	77
2029 and thereafter	476

$986

Total cash outflows for leases in 2023, 2022 and 2021, including the interest expense portion as disclosed at note 8.1, were $331, $342 and $381, respectively. Future payments associated with these contracts are presented in note 24.1.

II.	Liabilities secured with accounts receivable

As mentioned in note 10, as of December 31, 2023 and 2022, the funded amounts of sale of trade accounts receivable under securitization programs and/or factoring programs with recourse of $678 in both years, were recognized within the line item “Other financial obligations” in the statement of financial position. For the years ended December 31, 2023, 2022 and 2021, the net cash flows generated by (used in) these securitization programs were $(18), $79 and $25, respectively.

The balances of the Company’s other financial obligations associated with the programs for the sale of accounts receivable mentioned above are part of Cemex’s total obligations under the 2021 SLFF, which are linked and aligned to Cemex’s strategy of CO2 emissions reduction and its ultimate vision of a carbon-neutral economy (note 24.4).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

17.3) FAIR VALUE OF FINANCIAL INSTRUMENTS

Under IFRS, fair value represents an “Exit Value” which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation. Exit Value is premised on the existence of a market and market participants for the specific asset or liability. When there are no market and/or market participants, IFRS establishes a fair value hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly, used mainly to determine the fair value of securities, investments or loans that are not actively traded (Level 2 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

Financial assets and liabilities

The book values of cash, trade accounts receivable, other accounts receivable, trade payables, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the revolving nature of these financial assets and liabilities in the short-term.

The estimated fair value of Cemex’s non-current debt is level 1 and level 2 and is either based on estimated market prices for such or similar instruments, considering interest rates currently available for Cemex to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to Cemex.

The fair values determined by Cemex for its derivative financial instruments are level 2. There is no direct measure for the risk of Cemex or its counterparties in connection with such instruments. Therefore, the risk factors applied for Cemex’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of Cemex or its counterparties.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of Cemex’s overall exposure to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts of cash exchanged by the parties, and consequently, there is no direct measure of Cemex’s exposure to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments.

As of December 31, 2023 and 2022, the carrying amounts of financial assets and liabilities and their respective fair values were as follows:

	2023		2022
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Derivative financial instruments (notes 14.2 and 17.4)	$64	64	$57	57
Other investments and non-current accounts receivable (note 14.2)	276	266	236	229

	$340	330	$293	286

Financial liabilities
Long-term debt (note 17.1)	$6,203	6,030	$6,920	6,517
Other financial obligations (note 17.2)	986	919	918	788
Derivative financial instruments (notes 17.4 and 18.2)	15	15	2	2

	$7,204	6,964	$7,840	7,307

As of December 31, 2023 and 2022, assets and liabilities carried at fair value in the consolidated statements of financial position are included in the following fair value hierarchy categories (note 28.4):

2023	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivative financial instruments (notes 14.2 and 17.4)	$—	64	—	64
Investments in strategic equity securities (note 14.2)	3	—	—	3
Other investments at fair value through earnings (note 14.2)	—	1	—	1

	$3	65	—	68

Liabilities measured at fair value
Derivative financial instruments (notes 17.4 and 18.2)	$—	15	—	15

2022	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivative financial instruments (notes 14.2 and 17.4)	$—	57	—	57
Investments in strategic equity securities (note 14.2)	5	—	—	5
Other investments at fair value through earnings (note 14.2)	—	3	—	3

	$5	60	—	65

Liabilities measured at fair value
Derivative financial instruments (notes 17.4 and 18.2)	$—	2	—	2

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

17.4) DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, in compliance with the guidelines established by its Risk Management Committee, the restrictions set forth by its debt agreements and its hedging strategy (note 17.5), Cemex held derivative instruments with the objectives explained in the following paragraphs.

As of December 31, 2023 and 2022, the notional amounts and fair values of Cemex’s derivative instruments were as follows:

	2023		2022
	Notional amount	Fair value	Notional amount	Fair value
I. Net investment hedges	$976	(94)	837	(48)
II. Cross currency swaps	335	23	—	—
III. Interest rate swaps	750	30	1,018	54
IV. Fuel price hedging	232	5	136	8
V. Foreign exchange options	300	10	500	18

	$2,593	(26)	2,491	32

The caption “Financial income and other items, net” in the statements of income includes certain gains and losses related to the recognition of changes in fair values of the derivative financial instruments during the applicable period, which represented net losses of $19 in 2023, $5 in 2022 and $6 in 2021. During the reported periods, Cemex did not have derivatives designated as fair value hedges.

I.	Net investment hedges

As of December 31, 2023 and 2022, there are Dollar/Peso foreign exchange forward contracts with target tenor ranging from 1 to 15 months for notional amounts of $518 and $738, respectively. Cemex has designated this program as a hedge of Cemex’s net investment in Pesos, pursuant to which changes in the fair market value of these instruments are recognized as part of other comprehensive income in equity. For the years 2023, 2022 and 2021, these contracts generated losses of $172, $96 and $4, respectively, which partially offset currency translation gains in each year recognized in equity generated from Cemex’s net assets denominated in Pesos. The losses generated from these derivatives relate to the appreciation of the Peso, mainly in 2023 and 2022.

In addition, as of December 31, 2023 and 2022, as part of Cemex’s Peso net investment hedge strategy, there are additional Dollar/Peso capped forwards, structured with option contracts, for a notional amount of $458 and $99, respectively. These capped forwards contain limits on the upside that the instrument may generate. Changes in the fair market value of such capped forward contracts are also recognized as part of other comprehensive income in equity. For the years 2023 and 2022, these contracts generated losses of $54 and $2, respectively, which partially offset currency translation gains recognized in equity generated from Cemex’s net assets denominated in Pesos due to the appreciation of the Peso in 2023 and 2022.

Moreover, during the year 2022, Cemex unwound Dollar/Euro cross-currency swap contracts for a notional amount of $750, which resulted in a settlement gain of $80 in equity. Cemex designated the foreign exchange forward component of these instruments as a hedge of Cemex’s net investment in Euros and changes in fair market were recognized as part of other comprehensive income in equity, while changes in fair value of the interest rate swap component until settlement were recognized within the line item of “Financial income and other items, net,” representing gains of $8 in 2022 and losses of $1 in 2021. For the years 2022 and 2021, the foreign exchange forward component generated gains of $70 and $10 recognized in equity, which partially offset currency translation losses recognized in equity generated from Cemex’s net assets denominated in Euros due to the depreciation of the Euro against the Dollar in 2022 and 2021, related to the exchange of interest rates in the statement of income.

II.	Cross currency swaps

During October 2023, Cemex entered into cross-currency swap contracts for a notional amount of $335 in connection with the issuances of the 2023 CEBURES as described in note 17.1, aiming to change the rate and currency risk profile of such 2023 CEBURES from the Peso to the Dollar. Cemex designated these contracts as cash flow hedges of interest rate payments in relation to an equivalent amount of variable and fixed interest rate debt. Changes in fair value of these contracts for the interest rate swap leg are initially recognized as part of other comprehensive income in equity and are subsequently allocated through financial expense as interest expense on the related loans is accrued in the statement of income, while changes in fair value of the currency forward leg are recognized directly in the statement of income partially offsetting the related Peso denominated debt’s foreign exchange fluctuation. For the year 2023, changes in the fair value of these contracts generated gains of $23 recognized in other comprehensive income and gains of $5 recognized in the statement of income.

III.	Interest rate swap contracts

For accounting purposes under IFRS, Cemex designates interest rate swaps as cash flow hedges, to fix interest rate payments in relation to an equivalent amount of floating interest rate debt. As a result, changes in the fair value of these contracts are initially recognized as part of other comprehensive income in equity and are subsequently reclassified to financial expense as the interest expense of the related floating interest rate debt is accrued in the statement of income.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Derivative financial instruments – continued

As of December 31, 2023 and 2022, Cemex held interest rate swaps for a notional amount of $750, in both periods, with a fair market value representing assets of $30 in 2023 and $39 in 2022, negotiated in June 2018 to fix interest payments of existing bank loans bearing Dollar floating rates. During November 2021, Cemex unwound a portion of its then outstanding interest rate swaps, resulting in a settlement loss of $5, recognized within “Financial income and other items, net” in the statement of income, and extended the remaining contracts until November 2026. For the years 2023, 2022 and 2021, changes in the fair value of these contracts generated losses of $9 and gains of $69 and $23, respectively, recognized in other comprehensive income. Moreover, during the same periods, Cemex reclassified results from equity to the line item “Financial expenses” representing income of $22 in 2023 and expenses of $2 in 2022 and $22 in 2021.

In addition, as of December 31, 2022, Cemex held interest rate swaps for a notional of $268 negotiated to fix interest payments of existing bank loans referenced to Peso floating rates that matured in November 2023, which fair value represented an asset of $15 in 2022. During December 2021, Cemex partially unwound its interest rate swap receiving, $3 recognized within “Financial income and other items, net” in the statement of income. For the years 2023, 2022 and 2021 until their settlement, changes in the fair value of these contracts generated losses of $15 and gains of $3 and $15, respectively, recognized in other comprehensive income. Moreover, during the same periods, Cemex recycled results from equity to the “Financial expenses” line item representing gains of $18 in 2023, $7 in 2022 and expenses of $0.3 in 2021.

IV.	Fuel price hedging

As of December 31, 2023 and 2022, Cemex maintained swap and option contracts negotiated to hedge the price of certain fuels in several operations, primarily diesel and gas, for aggregate notional amounts of $110 and $136, respectively, with an estimated aggregate fair value representing assets of $1 in 2023 and of $8 in 2022. By means of these contracts, for its own consumption only, Cemex either fixed the price of these fuels, or entered into option contracts to limit the prices to be paid for these fuels, over certain volumes representing a portion of the estimated consumption of such fuels in several operations. These contracts have been designated as cash flow hedges of diesel or gas consumption, and as such, changes in fair value are recognized temporarily through other comprehensive income and are recycled to operating expenses as the related fuel volumes are consumed. For the years 2023, 2022 and 2021, changes in fair value of these contracts recognized in other comprehensive income represented losses of $6, losses of $25 and gains of $22, respectively. Moreover, during the same periods, Cemex recycled results from equity to the line items of “Cost of sales” and “Operating expenses,” as applicable, representing losses of $7 in 2023, gains of $88 in 2022 and $36 in 2021.

In addition, as of December 31, 2023, Cemex held Brent Oil call spreads with a notional of $122, intended economically to mitigate the exposure over a portion of the diesel cost implicit in Cemex’s distribution expense. Changes in the fair value of these contracts are recognized directly in the statement of income as part of “Financial income and other items, net” which resulted in losses of $1 in 2023.

V.	Foreign exchange options

As of December 31, 2023 and 2022, Cemex held Dollar/Peso call spread option contracts for a notional amount of $300 and $500, respectively. Such contracts mature between June 2025 and December 2025 and were negotiated to maintain the value in Dollars over an equivalent amount of revenue generated in Pesos. Changes in the fair value of these instruments generated losses of $18 in 2023, $13 in 2022 and $5 in 2021, recognized within “Financial income and other items, net” in the statement of income.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

17.5) RISK MANAGEMENT

Enterprise risks may arise from any of the following situations: i) the potential change in the value of assets owned or reasonably anticipated to be owned, ii) the potential change in value of liabilities incurred or reasonably anticipated to be incurred, iii) the potential change in value of services provided, purchase or reasonably anticipated to be provided or purchased in the ordinary course of business, iv) the potential change in the value of assets, services, inputs, products or commodities owned, produced, manufactured, processed, merchandised, leased or sold or reasonably anticipated to be owned, produced, manufactured, processed, merchandised, leased or sold in the ordinary course of business, or v) any potential change in the value arising from interest rate or foreign exchange rate exposures arising from current or anticipated assets or liabilities.

In the ordinary course of business, Cemex is exposed to commodities risk, including the exposure from inputs such as fuel, coal, petroleum coke, carbon slags, gypsum and other industrial materials which are commonly used by Cemex in the production process, and expose Cemex to variations in prices of the underlying commodities. To manage this and other risks, such as credit risk, interest rate risk, foreign exchange risk, equity risk and liquidity risk, considering the guidelines set forth by the Parent Company’s Board of Directors, which represent Cemex’s risk management framework and that are supervised by several Committees, Cemex’s management establishes specific policies that determine strategies oriented to obtain natural hedges to the extent possible, such as avoiding customer concentration on a determined market or aligning the currencies portfolio in which Cemex incurred its debt, with those in which Cemex generates its cash flows.

As of December 31, 2023 and 2022, these strategies are sometimes complemented with the use of derivative financial instruments as mentioned in note 17.4, such as the commodity forward contracts on fuels negotiated to fix the price of these underlying commodities.

The main risk categories are mentioned below:

Credit risk

Credit risk is the risk of financial loss faced by Cemex if a customer or counterparty to a financial instrument does not meet its contractual obligations and originates mainly from trade accounts receivable. As of December 31, 2023 and 2022, the maximum exposure to credit risk is represented by the balance of financial assets. Management has developed policies for the authorization of credit to customers. Exposure to credit risk is monitored constantly according to the payment behavior of debtors. Credit is assigned on a customer-by-customer basis and is subject to assessments which consider the customers’ payment capacity, as well as past behavior regarding due dates, balances past due and delinquent accounts. In cases deemed necessary, Cemex’s management requires guarantees from its customers and financial counterparties regarding financial assets.

The Company’s management has established a policy of low risk tolerance that analyzes the creditworthiness of each new client individually before offering the general conditions of payment terms and delivery. The review includes external ratings, when references are available, and in, some cases, bank references. Thresholds of purchase limits are established for each client, which represent the maximum purchase amounts that require different levels of approval. Customers who do not meet the levels of solvency requirements imposed by Cemex can only carry out transactions by paying cash in advance. As of December 31, 2023, considering Cemex’s best estimate of potential expected losses based on the ECL model developed by Cemex (note 10), the allowance for expected credit losses was $90.

Interest rate risk

Interest rate risk is the risk that a financial instrument’s fair value or future cash flows will fluctuate because of changes in market interest rates, which only affects Cemex’s results if the fixed-rate long-term debt is measured at fair value. Cemex’s fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. Cemex’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and the results for the period.

Additionally, there is an opportunity cost for continuing to pay a determined fixed interest rate when the market rates have decreased, and the entity may obtain improved interest rate conditions in a new loan or debt issuance. Cemex manages its interest rate risk by balancing its exposure to fixed and floating rates while attempting to reduce its interest costs. Cemex could renegotiate the conditions or repurchase the debt, particularly when the net present value (“NPV”) of the estimated future benefits from the interest rate reduction is expected to exceed the cost and commissions that would have to be paid in such renegotiation or repurchase of debt.

As of December 31, 2023 and 2022, 26% and 21%, respectively, of Cemex’s long-term debt was denominated in floating rates at a weighted-average interest rate of SOFR plus 95 basis points in 2023 and LIBOR plus 148 basis points in 2022. These figures reflect the effect of interest rate swaps held by Cemex during 2023 and 2022. As of December 31, 2023 and 2022, if interest rates at that date had been 0.5% higher, with all other variables held constant, Cemex’s net income for 2023 and 2022 would have reduced by $14 and $13, respectively, because of higher interest expense on variable rate denominated debt. This analysis does not include the effect of interest rate swaps held by Cemex during 2023 and 2022.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Risk management – continued

Management of interest rate benchmark reform

In connection with the global reform of major interest rate benchmarks, which included the replacement of interbank offered rates (IBORs) with alternative secured rates (referred to as the “IBOR reform”), during the first half of 2023 Cemex completed the migration of applicable financial instruments, derivatives and loans previously linked to Dollar LIBOR rates.

Cemex’s financial risk management committee monitored and managed the Company’s transition to alternative secured rates.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Cemex’s exposure to the risk of changes in foreign exchange rates relates primarily to its operating activities. Due to its geographic diversification, Cemex’s revenues and costs are generated and settled in various countries and different currencies. For the year ended December 31, 2023, 29% of Cemex’s revenues, before eliminations resulting from consolidation, were generated in Mexico, 31% in the United States, 6% in the United Kingdom, 5% in France, 3% in Germany, 3% in Poland, 3% in Spain, 2% in the Philippines, 5% in Israel and 4% in the Rest of EMEAA region, 3% in Colombia, 1% in Panama, 2% in Dominican Republic, 2% in Caribbean TCL and 1% in the Rest of SCA&C.

Foreign exchange results incurred through monetary assets or liabilities in a currency different from its functional currency are recorded in the consolidated statements of income. Exchange fluctuations associated with foreign currency indebtedness directly related to the acquisition of foreign entities and exchange fluctuations in related parties’ long-term balances denominated in foreign currency that are not expected to be settled in the foreseeable future, are recognized in the statement of other comprehensive income. As of December 31, 2023, excluding from the sensitivity analysis the impact of translating the net assets denominated in currencies different from Cemex’s presentation currency, considering a hypothetic 10% strengthening of the Dollar against the Peso, with all other variables held constant, Cemex’s net income for 2023 would have decreased by $160, as a result of higher foreign exchange losses on Cemex’s Dollar-denominated net monetary liabilities held in consolidated entities with other functional currencies. Conversely, a hypothetical 10% weakening of the Dollar against the Peso would have the opposite effect.

As of December 31, 2023, 70% of Cemex’s financial debt was Dollar-denominated, 16% was Euro-denominated, 11% was Peso-denominated, 2% was Philippine Peso-denominated and 1% was in other currencies. Therefore, Cemex had a foreign currency exposure arising mainly from the Dollar-denominated debt versus the several currencies in which Cemex’s revenues are settled in most countries in which it operates. Cemex cannot guarantee that it will generate sufficient revenues in Dollars from its operations to service these obligations. As of December 31, 2023, Cemex had implemented a derivative financing hedging strategy using foreign exchange options for a notional amount of $300 to hedge the value in Dollar terms of revenues generated in Pesos to partially address this foreign currency risk (note 17.4). Complementarily, Cemex may negotiate other derivative financing hedging strategies in the future if either of its debt portfolio currency mix, interest rate mix, market conditions and/or expectations changes.

As of December 31, 2023 and 2022, Cemex’s consolidated net monetary assets (liabilities) by currency are as follows:

	2023
	Mexico	United States	EMEAA	SCA&C	Others [1]	Total
Monetary assets	$1,627	651	1,491	274	(241)	3,802
Monetary liabilities	2,184	2,679	3,087	730	7,179	15,859

Net monetary assets (liabilities)	$(557)	(2,028)	(1,596)	(456)	(7,420)	(12,057)

Out of which:
Dollars	$(157)	(2,030)	(5)	(61)	(4,780)	(7,033)
Pesos	(400)	—	—	—	(524)	(924)
Euros	—	—	(660)	—	(1,563)	(2,223)
Pounds	—	—	(710)	—	97	(613)
Other currencies	—	2	(221)	(395)	(650)	(1,264)

	$(557)	(2,028)	(1,596)	(456)	(7,420)	(12,057)

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Risk management – Foreign currency risk – continued

	2022
	Mexico	United States	EMEAA	SCA&C	Others [1]	Total
Monetary assets	$960	650	1,315	204	—	3,129
Monetary liabilities	1,951	2,559	2,887	519	7,174	15,090

Net monetary assets (liabilities)	$(991)	(1,909)	(1,572)	(315)	(7,174)	(11,961)

Out of which:
Dollars	$8	(1,909)	12	(42)	(5,633)	(7,564)
Pesos	(999)	—	—	—	(72)	(1,071)
Euros	—	—	(632)	—	(1,183)	(1,815)
Pounds	—	—	(931)	—	171	(760)
Other currencies	—	—	(21)	(273)	(457)	(751)

	$(991)	(1,909)	(1,572)	(315)	(7,174)	(11,961)

1	Includes the Parent Company, Cemex’s financing subsidiaries, among other entities.

Considering that the Parent Company’s functional currency for all assets, liabilities and transactions associated with its financial and holding company activities is the Dollar (note 28.3), foreign currency risk is associated with the translation into Dollars of subsidiaries’ net assets denominated in different currencies. When the Dollar appreciates, the value of these net assets denominated in other currencies decreases in terms of Dollars, generating negative foreign currency translation and reducing stockholders’ equity. Conversely, when the Dollar depreciates, the value of such net assets denominated in other currencies would increase in terms of Dollars generating the opposite effect. Cemex has implemented a Dollar/Peso foreign exchange forward contracts program to hedge foreign currency translation in connection with its net assets denominated in Pesos (note 17.4).

Equity risk

Equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market price of Cemex, S.A.B. de C.V.’s and/or third party’s shares. Cemex has negotiated equity forward contracts on third-party shares. Under these equity derivative instruments, there is a direct relationship between the change in the fair value of the derivative and the change in price of the underlying share. All changes in the fair value of such derivative instruments are recognized in the statement of income as part of “Financial income and other items, net.” During the reported periods effects were not significant. As of December 31, 2023, Cemex does not have derivative financial instruments based on the price of the Parent Company’s shares or any third-party’s shares.

Liquidity risk

Liquidity risk is the risk that Cemex will not have sufficient funds available to meet its obligations. In addition to cash flows provided by its operating activities, to meet Cemex’s overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, Cemex relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. Cemex is exposed to risks from changes in foreign currency exchange rates, prices and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which it operates, any one of which may materially affect Cemex’s results and reduce cash from operations. The maturities of Cemex’s contractual obligations are included in note 24.1.

As of December 31, 2023, current liabilities, which included $975 of current debt and other financial obligations, exceed current assets by $1,781. It is noted that as part of its operating strategy implemented by management, the Company operates with a negative working capital balance. For the year ended December 31, 2023, Cemex generated net cash flows from operating activities of $2,159. The Company’s management considers that Cemex will generate sufficient cash flows from operations in the following twelve months to meet its current obligations. In addition, as of December 31, 2023, Cemex has a committed line of credit under the RCF for $2,000. As of December 31, 2023, the withdrawn amount is $600.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

18)	OTHER CURRENT AND NON-CURRENT LIABILITIES

18.1)	OTHER CURRENT LIABILITIES

As of December 31, 2023 and 2022, consolidated other current liabilities were as follows:

	2023	2022
Other accounts payable and accrued expenses [1]	$656	560
Provisions [2]	492	276
Contract liabilities with customers (note 3) [3]	384	293
Interest payable	88	96

	$1,620	1,225

1

Other accounts payable and accrued expenses mainly refer to accrued fixed and variable employee benefits, insurance payments and accruals for public services. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

2	Current provisions are detailed by concept in note 18.2 below.
3

As of December 31, 2023 and 2022, contract liabilities with customers included $339 and $253, respectively, of advances received from customers, as well as in 2023 and 2022 the current portion of deferred revenues in connection with advances under long-term clinker supply agreements of $5 in both years. Note 3 includes the changes during the period of this caption.

18.2)	OTHER NON-CURRENT LIABILITIES

As of December 31, 2023 and 2022, consolidated other non-current liabilities were as follows:

	2023	2022
Asset retirement obligations [1]	$470	465
Environmental liabilities [2]	250	233
Accruals for legal assessments and other responsibilities [3]	100	83
Non-current liabilities for valuation of derivative instruments	15	2
Other non-current liabilities and provisions [4]	329	282

	$1,164	1,065

1

Provisions for asset retirement include future estimated costs for demolition, cleaning and reforestation of production sites at the end of their operation, which are initially recognized against the related assets and are depreciated over their estimated useful life.

2

Environmental liabilities include future estimated costs arising from legal or constructive obligations, related to cleaning, reforestation and other remedial actions to remediate damage caused to the environment. The expected average period to settle these obligations is greater than 15 years.

3	Provisions for legal claims and other responsibilities include items related to tax contingencies.
4

As of December 31, 2023 and 2022, the balance includes deferred revenues of $22 and $27, respectively, that are amortized to the statement of income as deliverables are fulfilled over the maturity of long-term clinker supply agreements.

Changes in consolidated non-current other liabilities plus current provisions for the years 2023 and 2022, were as follows:

	2023
	Asset retirement obligations	Environmental liabilities	Accruals for legal proceedings	Valuation of derivative instruments	Other liabilities and provisions	Total	2022
Balance at beginning of period	$509	276	85	50	421	1,341	1,539
Additions or increase in estimates	64	11	49	169	239	532	270
Releases or decrease in estimates	(58)	(15)	(34)	(123)	(84)	(314)	(486)
Business combinations	—	—	—	—	—	—	6
Accretion expense	30	–	1	–	11	42	32
Foreign currency translation	28	7	4	(1)	17	55	(20)

Balance at end of period	$573	279	105	95	604	1,656	1,341

Out of which:
Current provisions	$103	29	5	80	275	492	276
Other non-current liabilities	470	250	100	15	329	1,164	1,065

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

19)	PENSIONS AND POST-EMPLOYMENT BENEFITS

Defined contribution pension plans

The consolidated costs of defined contribution plans for the years ended December 31, 2023, 2022 and 2021 were $64, $59 and $54, respectively. Cemex contributes periodically the amounts offered by the pension plan to the employee’s individual accounts, not retaining any remaining liability as of the financial statements’ date.

Defined benefit pension plans

Most of Cemex’s defined benefit plans have been closed to new participants for several years. Actuarial results related to pension and other post-employment benefits are recognized in earnings and/or in “Other comprehensive income” for the period in which they are generated, as appropriate. For the years ended December 31, 2023, 2022 and 2021, the effects of pension plans and other post-employment benefits are summarized as follows:

	Pensions			Other benefits			Total
Net period cost (income):	2023	2022	2021	2023	2022	2021	2023	2022	2021
Recorded in operating costs and expenses
Service cost	$7	8	9	4	4	3	11	12	12
Past service cost	—	1	—	—	—	—	—	1	—
Settlements, curtailments and other changes	(10)	—	(1)	(1)	—	(1)	(11)	—	(2)

	(3)	9	8	3	4	2	—	13	10

Recorded in other financial expenses
Net interest cost	36	23	26	8	6	5	44	29	31

Recorded in other comprehensive income
Actuarial losses (gains) for the period	46	(166)	(257)	(1)	(10)	(6)	45	(176)	(263)

	$79	(134)	(223)	10	—	1	89	(134)	(222)

As of December 31, 2023 and 2022, the reconciliation of the actuarial benefits’ obligations and pension plan assets, are presented as follows:

	Pensions		Other benefits		Total
	2023	2022	2023	2022	2023	2022
Change in benefits obligation:
Projected benefit obligation at beginning of the period	$1,811	2,685	92	98	1,903	2,783
Service cost	7	8	4	4	11	12
Interest cost	101	66	8	6	109	72
Actuarial losses (gains)	30	(632)	(1)	(10)	29	(642)
Initial valuation from new plan	—	13	—	—	—	13
Reduction from disposal of assets	—	(6)	—	—	—	(6)
Settlements and curtailments	(2)	—	—	—	(2)	—
Plan amendments	(10)	1	(1)	—	(11)	1
Benefits paid	(122)	(130)	(8)	(7)	(130)	(137)
Foreign currency translation	94	(194)	7	1	101	(193)

Projected benefit obligation at end of the period	1,909	1,811	101	92	2,010	1,903

Change in plan assets:
Fair value of plan assets at beginning of the period	1,207	1,783	1	1	1,208	1,784
Return on plan assets	65	43	—	—	65	43
Actuarial losses	(16)	(466)	—	—	(16)	(466)
Employer contributions	97	96	8	7	105	103
Initial valuation from new plan	—	13	—	—	—	13
Settlements	(2)	—	—	—	(2)	—
Benefits paid	(122)	(130)	(8)	(7)	(130)	(137)
Foreign currency translation	44	(132)	1	—	45	(132)

Fair value of plan assets at end of the period	1,273	1,207	2	1	1,275	1,208

Net projected liability in the statement of financial position	$636	604	99	91	735	695

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Pensions and post-employment benefits – continued

For the years 2023, 2022 and 2021, actuarial (gains) losses for the period were generated by the following main factors as follows:

	2023	2022	2021
Actuarial (gains) losses due to experience	$13	96	(87)
Actuarial (gains) losses due to demographic assumptions	(5)	(2)	20
Actuarial (gains) losses due to financial assumptions	37	(270)	(196)

	$45	(176)	(263)

In 2023, net actuarial losses due to financial assumptions were mainly driven by a decrease in the discount rates applicable to the calculation of the benefits’ obligations in the United Kingdom, the United States, Germany, Colombia and Poland. Moreover, the overall net actual asset performances in most countries were less than the expected returns for a total of $16, of which $31 refers to the United Kingdom, partially offset by a higher performance than expected in Mexico of $12 and the United States of $8. In addition, there was an increase effect in the net projected liability related to adjustments due to experience for $13, mainly in the United Kingdom and Germany.

In 2022, net actuarial gains due to financial assumptions were driven by a general increase in the discount rates applicable to the calculation of the benefits’ obligations in the United Kingdom, the United States, Germany, and Mexico, partially offset by actual returns in plan assets lower than estimated for a total of $466, of which $373 refers to the United Kingdom, $52 to the United States and $19 to Mexico. In addition, there were significant increase effects in the net projected liability related to adjustments due to experience for $96, mainly in the United Kingdom for $77 and Germany for $13. In addition, the net actuarial gains were also driven by a gain in demographic assumptions of $2.

In 2021, net actuarial gains due to financial assumptions were mainly driven by increases in the discount rates in the United Kingdom, the United States, Germany and Mexico. In addition, there were significant reduction effects in the net projected liability related to adjustments due to experience in the United Kingdom, the United States and Germany for a combined amount of $81. Moreover, the net projected liability significantly decreased by actual returns in plan assets higher than estimated returns for a total of $122, of which $86 refers to the United Kingdom, $13 to the United States and $23 to other countries, partially offset by actuarial losses due to demographic assumption of $20, of which $12 refers to the United Kingdom.

As of December 31, 2023 and 2022, based on the hierarchy of fair values, plan assets are detailed as follows:

	2023				2022
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash	$24	—	—	24	$38	—	—	38
Investments in corporate bonds	11	391	—	402	7	289	—	296
Investments in government bonds	114	209	—	323	90	266	—	356

Total fixed-income securities	149	600	—	749	135	555	—	690

Investment in marketable securities	179	43	—	222	226	42	—	268
Other investments and private funds	70	33	201	304	91	42	117	250

Total variable-income securities	249	76	201	526	317	84	117	518

Total plan assets	$398	676	201	1,275	$452	639	117	1,208

The most significant assumptions used in the determination of the benefit obligation were as follows:

	2023				2022
		United	United	Range of rates in		United	United	Range of rates in
	Mexico	States	Kingdom	other countries	Mexico	States	Kingdom	other countries
Discount rates	10.50%	5.20%	4.70%	3.1% – 11.0%	10.50%	5.50%	5.00%	3.6% – 13.0%
Rate of return on plan assets	10.50%	5.20%	4.70%	3.1% – 11.0%	10.50%	5.50%	5.00%	3.6% – 13.0%
Rate of salary increases	4.50%	—	3.10%	2.5% – 7.3%	4.50%	—	3.25%	2.5% – 7.3%

As of December 31, 2023, estimated payments for pensions and other post-employment benefits over the next 10 years were as follows:

Estimated payments
2024	$173
2025	149
2026	151
2027	148
2028 – 2033	882

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Pensions and post-employment benefits – continued

As of December 31, 2023 and 2022, the aggregate projected benefit obligation (“PBO”) for pension plans and other post-employment benefits and the plan assets by country were as follows:

	2023			2022
	PBO	Assets	Deficit	PBO	Assets	Deficit
Mexico	$253	44	209	$220	25	195
United States	184	188	(4)	194	166	28
United Kingdom	1,129	821	308	1,062	791	271
Germany	141	6	135	134	6	128
Other countries	303	216	87	293	220	73

	$2,010	1,275	735	$1,903	1,208	695

In some countries, Cemex has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2023 and 2022, the projected benefits obligation related to these benefits was $57 and $60, respectively, included within other benefits liability. The medical inflation rates used to determine the projected benefits obligation of these benefits in 2023 and 2022 for Mexico were 8% in both years, for Puerto Rico 6.6% and 5.4%, respectively, for the United Kingdom were 6.6% and 6.8%, respectively, and for TCL was a rate range between 5.0% and 9.0% and 5.0% and 13.0%, respectively.

Significant events of settlements or curtailments related to employees’ pension benefits and other post-employment benefits during the reported periods

In 2023, as a result of an extension in the retirement age for the Company’s operations in Mexico, there was a reduction of $11 in the retirement obligations recognized against the statement of income for the period. Additionally, in France, there was a pension reform that increased the legal minimum retirement age, resulting in a total past service amendment of $1 in its pension plan recognized in the statement of income for the period.

During 2022, there were no significant settlements or curtailments related to employees’ pension benefits and other post-employment benefits.

In 2021, as an effect of a sale of assets in France (note 4.2), there was a curtailment gain of $1 in its pension plan recognized in the statement of income for the period. In addition, one of the participating companies in other postretirement benefits of TCL ceased operations in February 2021, resulting in a curtailment gain in other postretirement benefits of $1 reflected in the statement of income for the period.

Sensitivity analysis of pension and other post-employment benefits

As of December 31, 2023, Cemex performed sensitivity analyses on the most significant assumptions that affect the PBO, considering reasonable independent changes of plus or minus 50 basis points in each of these assumptions. The increase (decrease) that would have resulted in the PBO of pensions and other post-employment benefits are shown below:

	Pensions		Other benefits		Total
Assumptions:	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps
Discount Rate Sensitivity	$(95)	104	(4)	4	(99)	108
Salary Increase Rate Sensitivity	4	(4)	1	(1)	5	(5)
Pension Increase Rate Sensitivity	73	(68)	—	—	73	(68)

Multiemployer defined benefit pension plans

In addition to the Company’s sponsored plans, Cemex contributes to union-sponsored multiemployer retirement defined benefit pension plans (the “Multiemployer Plans”) under the terms of collective bargaining agreements for certain union employees in the United States and the United Kingdom. The Company’s main risks of participating in Multiemployer Plans are different from its single-employer plans in the following aspects:

a)	Assets contributed to the Multiemployer Plans by one employer may be used to provide benefits to employees of other participating employers;

b)	If a participating employer stops contributing to the Multiemployer Plans, the unfunded obligations of the Multiemployer Plans may be borne by the remaining participating employers; and

c)

If Cemex chooses to stop participating in the Multiemployer Plans, the Company may be required to pay the Multiemployer Plans an amount based on the underfunded status of the Multiemployer Plans, referred to as a withdrawal liability.

The Company’s funding arrangements, rate of contributions and funding requirements were made in accordance with the contractual multiemployer agreements. The combined amounts contributed to the Multiemployer Plans were $20 in 2023, $21 in 2022 and $17 in 2021. The Company expects to contribute $21 to the Multiemployer Plans in 2024.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Multiemployer defined benefit pension plans – continued

Among other factors, Multiemployers Plans in the red zone (critical) are generally less than 65% funded, Multiemployers Plans in the yellow zone (endangered) are less than 80% funded and Multiemployers Plans in the green zone (neither critical and declining, critical, or endangered) are at least 80% funded. Over 99% of Cemex’s obligations and contributions under the Multiemployer Plans are related to the United States where 422 former employees are beneficiaries and where, according to data obtained from Multiemployer Plans actuary, most of the plans are considered to be in the green zone and one plan is in the yellow zone. As a result, the Company’s risk of increasing contributions is considered low. In the United Kingdom, the Multiemployer Plan, which covers only two of Cemex’s former employees, is in the green zone. In both the United States and the United Kingdom, Cemex is a very small participant in the applicable Multiemployer Plans.

20)	INCOME TAXES

20.1)	INCOME TAXES FOR THE PERIOD

The amounts of income tax expense in the statements of income for 2023, 2022 and 2021 are summarized as follows:

	2023	2022	2021
Current income tax expense	$1,147	170	172
Deferred income tax expense (benefit)	103	39	(35)

	$1,250	209	137

20.2)	DEFERRED INCOME TAXES

As of December 31, 2023 and 2022, the main temporary differences that generated the consolidated deferred income tax assets and liabilities are presented below:

	2023	2022
Deferred tax assets:
Tax loss carryforwards and other tax credits	$445	561
Accounts payable and accrued expenses	883	734
Intangible assets, net	192	140
Others	11	20

Total deferred tax assets, gross	1,531	1,455
Presentation of net position by same legal entity	(1,168)	(1,044)

	363	411

Deferred tax liabilities:
Property, machinery and equipment and right-of-use asset, net	(1,470)	(1,406)
Investments and other assets	(141)	(32)

Total deferred tax liabilities, gross	(1,611)	(1,438)
Presentation of net position by same legal entity	1,168	1,044

Total deferred tax liabilities, net in the statement of financial position	(443)	(394)

Net deferred tax assets (liabilities)	$(80)	17

Out of which:
Net deferred tax assets (liabilities) in Mexican entities	$67	(17)
Net deferred tax assets (liabilities) in foreign entities	(147)	34

Net deferred tax assets (liabilities)	$(80)	17

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Deferred income taxes – continued

As of December 31, 2023 and 2022, balances of the deferred tax assets and liabilities included in the statement of financial position are located in the following entities:

	2023			2022
	Assets	Liabilities	Net	Assets	Liabilities	Net
Mexican entities	$185	(118)	67	$168	(185)	(17)
Foreign entities	178	(325)	(147)	243	(209)	34

	$363	(443)	(80)	$411	(394)	17

The breakdown of changes in consolidated deferred income taxes during 2023, 2022 and 2021 was as follows:

	2023	2022	2021
Deferred income tax expense (benefit) in the statement of income	$103	39	(35)
Deferred income tax (benefit) expense in stockholders’ equity	(6)	14	(38)
Reclassifications [1]	—	7	78

Change in deferred income tax during the period	$97	60	5

1	In 2022 and 2021, refers to the effects of the reclassification of balances to assets held for sale and related liabilities (note 4.2).

Current and/or deferred income tax relative to items of other comprehensive income during 2023, 2022 and 2021 were as follows:

	2023	2022	2021
Expense (benefit) related to foreign exchange fluctuations from intercompany balances (note 21.2)	$5	—	(6)
Expense (benefit) associated to actuarial results (note 21.2)	(5)	32	26
Benefit related to derivative financial instruments (note 17.4)	(41)	(30)	(1)
Expense (benefit) from foreign currency translation and other effects	35	12	(63)

	$(6)	14	(44)

As of December 31, 2023, consolidated tax loss and tax credits carryforwards expire as follows:

	Amount of carryforwards	Amount of unrecognized carryforwards	Amount of recognized carryforwards
2024	$29	29	—
2025	48	46	2
2026	141	131	10
2027	318	286	32
2028 and thereafter	7,591	5,839	1,752

	$8,127	6,331	1,796

As of December 31, 2023, in connection with Cemex’s deferred tax loss carryforwards presented in the table above, to realize the benefits associated with such deferred tax assets that have been recognized, before their expiration, Cemex would need to generate $1,796 in consolidated pre-tax income in future periods. Based on the same forecasts of future cash flows and operating results used by Cemex’s management to allocate resources and evaluate performance in the countries in which Cemex operates, along with the implementation of feasible tax strategies, Cemex believes that it will recover the balance of its tax loss carryforwards that have been recognized before their expiration. In addition, Cemex concluded that the deferred tax liabilities considered in the analysis of recoverability of its deferred tax assets will reverse in the same period and tax jurisdiction of the related recognized deferred tax assets. Moreover, a certain amount of Cemex’s deferred tax assets refers to operating segments and tax jurisdictions in which Cemex is currently generating taxable income or in which, according to Cemex’s management cash flow projections, will generate taxable income in the relevant periods before the expiration of the deferred tax assets.

The Parent Company does not recognize a deferred income tax liability related to its investments in subsidiaries considering that Cemex controls the reversal of the temporary differences arising from these investments and management is satisfied that such temporary differences will not reverse in the foreseeable future.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

20.3)	RECONCILIATION OF EFFECTIVE INCOME TAX RATE

For the years ended December 31, 2023, 2022 and 2021, the effective consolidated income tax rates were as follows:

	2023	2022	2021
Earnings before income tax	$1,449	770	954
Income tax expense	(1,250)	(209)	(137)

Effective consolidated income tax expense rate [1]	86.3%	27.1%	14.4%

1	The average effective tax rate equals the net amount of income tax benefit or expense divided by income or loss before income taxes, as these line items are reported in the statements of income.

Differences between the financial reporting and the corresponding tax basis of assets and liabilities and the different income tax rates and laws applicable to Cemex, among other factors, give rise to permanent differences between the statutory tax rate applicable in Mexico, and the effective tax rate presented in the consolidated statements of income, which in 2023, 2022 and 2021 were as follows:

	2023		2022		2021
	%	$	%	$	%	$
Mexican statutory tax rate	30.0	435	30.0	231	30.0	280
Income tax penalties in Spain (note 20.4)	42.8	620	—	—	—	—
Difference between accounting and tax expenses, net [1]	0.4	6	35.8	276	4.8	45
Non-taxable sale of equity securities and fixed assets	(1.2)	(17)	3.4	26	(3.8)	(35)
Difference between book and tax inflation	8.3	120	28.2	217	23.9	223
Differences in the income tax rates in the countries where Cemex operates [2]	7.1	103	(6.2)	(48)	4.7	44
Changes in deferred tax assets [3]	(3.9)	(57)	(59.7)	(460)	(48.7)	(454)
Changes in provisions for uncertain tax positions	0.1	1	(5.1)	(39)	2.6	24
Others	2.7	39	0.7	6	0.9	10

Effective consolidated income tax expense rate	86.3	1,250	27.1	209	14.4	137

1	In 2022, it includes $365, related to the effects of the impairment charges during the period which are basically non-deductible (note 7).
2

Refers mainly to the effects of the differences between the statutory income tax rate in Mexico of 30% and the applicable income tax rates of each country where Cemex operates. In 2021, it includes the effect related to the change in statutory tax rate in Colombia from 30% to 35%.

3	Refers to the effects in the effective income tax rate associated with changes during the period in the amount of deferred income tax assets related to Cemex’s tax loss carryforwards.

The following table compares the line item “Changes in deferred tax assets” as presented in the table above against the changes in deferred tax assets in the statement of financial position for the years ended December 31, 2023 and 2022:

	2023		2022
	Changes in the statement of financial position	Amounts in reconciliation	Changes in the statement of financial position	Amounts in reconciliation
Tax loss carryforwards generated and not recognized during the year	$—	45	—	38
Derecognition related to tax loss carryforwards recognized in prior years	(125)	—	(103)	—
Recognition related to unrecognized tax loss carryforwards	12	(105)	16	(498)
Foreign currency translation and other effects	(3)	3	(14)	—

Changes in deferred tax assets	$(116)	(57)	(101)	(460)

20.4)	UNCERTAIN TAX POSITIONS AND SIGNIFICANT TAX PROCEEDINGS

Uncertain tax positions

As of December 31, 2023 and 2022, as part of current provisions and non-current other liabilities (note 18), Cemex has recognized provisions related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authorities would differ from the position adopted by Cemex. As of December 31, 2023, the tax returns submitted by some subsidiaries of Cemex located in several countries are under review by the respective tax authorities in the ordinary course of business. Cemex cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Uncertain tax positions – continued

A summary of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2023, 2022 and 2021, excluding interest and penalties, is as follows:

	2023	2022	2021
Balance of tax positions at beginning of the period	$41	48	27
Additions for tax positions of prior periods	34	5	4
Additions for tax positions of current period	3	5	27
Reductions for tax positions related to prior periods and other items	(1)	(11)	(2)
Settlements and reclassifications	—	(4)	(5)
Expiration of the statute of limitations	(2)	(2)	(2)
Foreign currency translation effects	3	—	(1)

Balance of tax positions at end of the period	$78	41	48

Tax examinations can involve complex issues, and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation. Although Cemex believes its estimates of the total unrecognized tax benefits are reasonable, uncertainties regarding the final determination of income tax audit settlements and any related litigation could affect the amount of total unrecognized tax benefits in future periods. It is difficult to estimate the timing and range of possible changes related to uncertain tax positions, as finalizing audits with the tax authorities may involve formal administrative and legal proceedings. Accordingly, it is not possible to reasonably estimate the expected changes to the total unrecognized tax benefits over the next 12 months, although any settlements or statute of limitations expirations may result in a significant increase or decrease in the total unrecognized tax benefits, including those positions related to tax examinations being currently conducted.

Significant tax proceedings

As of December 31, 2023, the Company’s most significant tax proceedings are as follows:

•

The tax authorities in Spain (“the Spanish Tax Authorities”) challenged part of the tax loss carryforwards reported by Cemex España, S.A. (“Cemex España”) covering the tax years from and including 2006 to 2009. During 2013, the Spanish Tax Authorities notified Cemex España of fines for an aggregate amount of $503 as of December 31, 2023, even though Cemex España did not utilize these losses, and since 2012, were not recognized in the financial statements of Cemex España. After several processes, reviews and appeals with a variety of authorities over the years, on November 13, 2023, the Supreme Court of Spain resolved a cassation appeal against Cemex España. As a result, once Cemex España is formally notified about the payment obligation, Cemex España will have to pay the described fines. As of December 31, 2023, Cemex España expects to pay the fines during 2024. Cemex España disagrees with the resolution and is evaluating the next steps, including the potential filing of an appeal with the Constitutional Court in Spain. For the year 2023, Cemex recognized an income tax expense and accrued a provision for $503, based on its estimate, and expects to settle the liability during the first half of 2024. Cemex has liquidity sources available to meet this obligation.

•

On March 26, 2021, the Spanish Tax Authorities notified Cemex España of an assessment for income taxes in an amount in Euros equivalent to $53 as of December 31, 2023, plus late interest, derived from a tax audit process covering the tax years 2010 to 2014. This assessment was appealed before the Tribunal Económico Administrativo Central (“TEAC”). For the suspension of the payment of the tax assessment to be granted, Cemex España provided a payment guarantee which was approved by such tax authorities. Moreover, on December 3, 2021, the Spanish Tax Authorities notified Cemex España of a penalty for an amount in Euros equivalent to $75, derived from the tax audit process covering the same period from 2010 to 2014. This assessment was appealed before the TEAC. On December 11, 2023, Cemex España received a partial resolution from the TEAC and is evaluating whether or not to file an appeal before Audiencia Nacional. As of December 31, 2023, Cemex recognized an additional tax expense and accrued a liability of $117, based on its estimate.

•

In connection with the tax return for the year 2012, the Colombian Tax Authority (the “Colombian Tax Authority”) assessed an increase in the income tax payable by Cemex Colombia S.A. (“Cemex Colombia”) and imposed an inaccuracy penalty for amounts in Colombian Pesos equivalent to $32 of income tax and $32 of penalty. After several procedures and appeals, in 2021, Cemex Colombia filed an appeal in the Administrative Court of Cundinamarca. If the proceeding is adversely resolved in the final stage, Cemex Colombia must pay the amounts determined in the official settlement plus interest accrued on the amount of the income tax adjustment until the payment date. As of December 31, 2023, Cemex considers that an adverse resolution in this proceeding after the conclusion of all available defense procedures is not probable, however, it is difficult to assess with certainty the likelihood of an adverse result in the proceeding. If adversely resolved, Cemex believes this proceeding could have a material adverse impact on the operating results, liquidity or financial position of Cemex.

•

In connection with the tax return for the year 2011, the Colombian Tax Authority notified Cemex Colombia of a proceeding in which it rejected certain deductions and determined an increase in the income tax payable and imposed a penalty for amounts in Colombian Pesos equivalent to $22 of income tax and $22 of penalty. After several procedures and appeals, in 2020, the Colombian Tax Authority confirmed the claims of the official liquidation, and this was then appealed in the Administrative Court of Cundinamarca. If the proceeding is adversely resolved in its final stage, Cemex Colombia would have to pay the amounts determined in the official settlement plus interest accrued on the amount of the income tax adjustment until the date of payment. As of December 31, 2023, Cemex considers that an adverse resolution in this proceeding after the conclusion of all available defense procedures is not probable, however, it is difficult to assess with certainty the likelihood of an adverse result in the proceeding. If adversely resolved, Cemex believes this proceeding could have a material adverse impact on the operating results, liquidity or financial position of Cemex.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

21)	STOCKHOLDERS’ EQUITY

The consolidated financial statements are presented in Dollars based on IAS 21, The Effects of Changes in Foreign Exchange Rates (“IAS 21”), while the reporting currency of the Parent Company is the Peso. As a result, for the consolidated entity, transactions of common stock, additional paid-in capital and retained earnings are translated and accrued using historical exchange rates of the dates on which the transactions occurred. As a result, although the amounts of total non-controlling interest in the consolidated financial statements and total stockholders’ equity of the Parent Company are the same, IAS 21 methodology results in differences between line-by-line items within Cemex’s controlling interest and the Parent Company’s stockholders’ equity. The official stockholders’ equity for statutory purposes is that of the Parent Company as expressed in Pesos. As of December 31, 2023, the line-by-line reconciliation between Cemex’s controlling interest, as reported using the Dollar as presentation currency, and the Parent Company’s stockholders’ equity, using a convenience translation of the balances in Pesos translated using the exchange rate of 16.97 Pesos per Dollar as of December 31, 2023, is as follows:

	As of December 31, 2023
	Consolidated	Parent Company
Common stock and additional paid-in capital [1]	$7,699	6,086
Other equity reserves [1,2]	(363)	1,576
Retained earnings [2]	4,428	4,102

Total controlling interest	$11,764	11,764

1

The difference relates to the method of accruing Dollars using the historical exchange rates to translate each common stock and additional paid-in capital transaction denominated in Pesos to Dollars. The cumulative effect of these changes in exchange rates is recognized against other equity reserves.

2

The difference relates to the method of accruing Dollars using the exchange rates of each month during the period for statement of income purposes. The cumulative effect of these changes in exchange rates is recognized against other equity reserves.

As of December 31, 2023 and 2022, stockholders’ equity excludes investments in CPOs of the Parent Company held by subsidiaries of $16 (20,541,277 CPOs) and $8 (20,541,277 CPOs), respectively, which were eliminated within “Other equity reserves.”

21.1)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of December 31, 2023 and 2022, the breakdown of consolidated common stock and additional paid-in capital was as follows:

	2023	2022
Common stock	$318	318
Additional paid-in capital	7,381	7,492

	$7,699	7,810

As of December 31, 2023 and 2022, the common stock of Cemex, S.A.B. de C.V. was presented as follows:

	2023		2022
Shares [1]	Series A 2	Series B 2	Series A 2	Series B 2
Subscribed and paid shares	29,016,656,496	14,508,328,248	29,016,656,496	14,508,328,248
Unissued shares authorized for executives’ stock compensation programs	881,442,830	440,721,415	881,442,830	440,721,415
Repurchased shares [3]	—	—	441,284,956	220,642,478

	29,898,099,326	14,949,049,663	30,339,384,282	15,169,692,141

1	As of December 31, 2023 and 2022, 13,068,000,000 shares correspond to the fixed portion, and 31,779,148,989 shares in 2023 and 32,441,076,423 shares in 2022 correspond to the variable portion.
2

Series “A” or Mexican shares must represent at least 64% of Cemex, S.A.B. de C.V.’s capital stock; Series “B” or free subscription shares must represent at most 36% of Cemex, S.A.B. de C.V.’s capital stock.

3	Shares repurchased under the share repurchase program authorized by the Parent Company’s shareholders (note 21.2).

On March 23, 2023, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) to set the amount of $500 or its equivalent in Pesos, as the maximum amount of resources that during fiscal year 2023, and until the next general ordinary shareholders’ meeting is held, Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities that represent such shares; (b) authorize the Parent Company’s Board of Directors to determine the bases on which the acquisition and placement of said shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities; and (c) to decrease Cemex, S.A.B. de C.V.’s capital stock, in its variable part, through the cancellation of 662 million of own, ordinary, nominative and without nominative value expression shares, which were acquired through the share buyback program in fiscal year 2022.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Common stock and additional paid-in capital – continued

On March 24, 2022, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) setting an amount of $500 or its equivalent in Pesos as the maximum amount of resources through the year 2022 and until the next general ordinary shareholders’ meeting of the Parent Company that Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities that represent such shares; (b) authorize the Parent Company’s Board of Directors to determine the bases on which the acquisition and placement of any such shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities; and (c) designation of the members of Cemex, S.A.B. de C.V.’s Board of Directors, as well as members of the Audit, Corporate Practices and Finance, and Sustainability Committees.

On March 25, 2021, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) setting the amount of $500 or its equivalent in Pesos as the maximum amount of resources through year 2021 and until the next general ordinary shareholders’ meeting of the Parent Company is held for the acquisition of its own shares or securities that represent such shares; (b) the decrease of the variable part of the Parent Company’s share capital through the cancellation of (i) 1,134 million shares repurchased during the 2020 fiscal year, under the share repurchase program and (ii) an aggregate of 3,409.5 million shares that were authorized to guarantee the conversion of then existing convertible securities, as well as for any new issuance of convertible securities and/or to be subscribed and paid for in a public offering or private subscription; and (c) the appointment of the members of the Board of Directors, the Audit Committee, the Corporate Practices and Finance Committee (which reduced its members from four to three) and the Sustainability Committee of the Parent Company.

In 2023 and 2022, Cemex, S.A.B. de C.V. did not issue shares in connection with its executive share-based compensation programs (note 22).

21.2)	OTHER EQUITY RESERVES AND SUBORDINATED NOTES

As of December 31, 2023 and 2022, the caption of other equity reserves and subordinated notes was integrated as follows:

	2023	2022
Other equity reserves	$(2,349)	(2,549)
Subordinated notes	1,986	994

	$(363)	(1,555)

Other equity reserves

As of December 31, 2023 and 2022, other equity reserves are detailed as follows:

	2023	2022
Cumulative translation effect, tax effects from deferred income taxes recognized directly in equity (note 20.2) and derivative financial instruments designated as cash flow hedges	$(672)	(926)
Cumulative actuarial losses	(398)	(353)
Cumulative coupon payments under perpetual debentures (note 21.4)	(1,070)	(1,070)
Cumulative coupon payments under subordinated notes	(204)	(84)
Cancellation of treasury shares by shareholders’ resolution (note 21.1)	—	(111)
Other effects	(5)	(5)

	$(2,349)	(2,549)

For the years ended December 31, 2023, 2022 and 2021, the translation effects of foreign subsidiaries included in the statements of comprehensive income were as follows:

	2023	2022	2021
Foreign currency translation result [1]	$356	(235)	(476)
Foreign exchange fluctuations from debt [2]	(28)	(23)	89
Foreign exchange fluctuations from intercompany balances [3]	(73)	(68)	(13)

	$255	(326)	(400)

1

These effects refer to the result from the translation of the financial statements of foreign subsidiaries and include the changes in the fair value of foreign exchange forward contracts designated as a hedge of a net investment (note 17.4).

2

Generated by foreign exchange fluctuations over a notional amount of debt in Cemex, S.A.B. de C.V., associated with the acquisition of foreign subsidiaries and designated as a hedge of the net investment in foreign subsidiaries (note 28.3).

3

Refers to foreign exchange fluctuations arising from balances with related parties in foreign currencies that are of a long-term investment nature considering that their liquidation is not anticipated in the foreseeable future and foreign exchange fluctuations over a notional amount of debt of a subsidiary of Cemex España identified and designated as a hedge of the net investment in foreign subsidiaries.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Subordinated notes

On March 14, 2023, the Parent Company issued one series of $1,000 of its 9.125% subordinated notes (the “2023 Subordinated Notes”). After issuance costs, the Parent Company received $992. The 2023 Subordinated Notes are aligned with the GFF and the net proceeds obtained in the issuance should be applied to finance, in whole or in part, one or more new or existing Eligible Green Projects (“EGPs”) under its use-of-proceeds Green Financing Framework (the “GFF”). EGPs include those related to pollution prevention and control, renewable energy, energy efficiency, clean transportation, sustainable water and wastewater management, and eco-efficient and/or circular economy adapted products, production technologies and processes.

On June 8, 2021, the Parent Company issued $1,000 of its 5.125% subordinated notes (the “2021 Subordinated Notes”). After issuance costs, the Parent Company received $994. The net proceeds obtained were used to repurchase in full the balance then outstanding of perpetual debentures issued by subsidiaries (note 21.4) and the repayment of debt.

Under the 2023 Subordinated Notes and the 2021 Subordinated Notes (jointly the “Subordinated Notes”), which do not have a maturity or repayment date or mandatory redemption date, interest may be deferred indefinitely at the sole discretion of the Parent Company. In addition, the Subordinated Notes: (i) are not redeemable at the option of the holders of the Subordinated Notes (the “Noteholders”), (ii) do not have the benefit of standard debt covenants, and (iii) do not include an event of default relating to a payment or covenant default with respect to any indebtedness of Cemex. Moreover, the Parent Company is in control of all instances that may lead to the repayment of the Subordinated Notes, including Cemex’s repurchase option on the fifth anniversary of each issuance, the specific redemption events as well as those under a reorganization or bankruptcy event under the applicable laws. In the hypothetical event of liquidation of the Parent Company, the Noteholders would have a claim on any residual net assets available after all liabilities have been settled; therefore, the Noteholders have no assurance of collecting the principal amounts of the Subordinated Notes or any deferred accrued interest, if any.

Based on the above characteristics of the Subordinated Notes, included in contractual terms that are considered to be substantive, and legal considerations, under IAS 32, Financial Instruments: Presentation (“IAS 32”), Cemex concluded that the Subordinated Notes represent equity instruments and are classified within controlling interest stockholders’ equity. The classification as equity of the Subordinated Notes can be summarized as follows:

•

The Subordinated Notes do not meet the definition of financial liability under IAS 32 considering that they include no contractual obligation: (i) to deliver cash or another financial asset to another entity; or (ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the issuer. This is because:

•

The Noteholders have agreed to the deferral of interest and principal, given that, the Parent Company has the unilateral and unconditional right to perpetually defer the payment of principal and interest;

•

The Parent Company controls at all times any payments to be made to the Noteholders, even in the event of bankruptcy under either the laws of Mexico (Ley de Concursos Mercantiles) or U.S. bankruptcy laws (Chapter 11); and

•

The Subordinated Notes contractually evidence a residual interest in the assets of the Parent Company after deducting all of its liabilities. The only requirement to settle the Notes would be in liquidation, which is akin to an equity instrument under IAS 32.

Coupon payments on the Subordinated Notes were included within “Other equity reserves” and amounted to $120 in 2023, $54 in 2022 and $30 in 2021.

21.3)	RETAINED EARNINGS

The Parent Company’s net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one-fifth of the common stock. As of December 31, 2023, the legal reserve amounted to $106.

21.4)	NON-CONTROLLING INTEREST AND PERPETUAL DEBENTURES

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the equity and results of consolidated subsidiaries. As of December 31, 2023 and 2022, non-controlling interest in equity amounted to $351 and $408, respectively. In 2023, 2022 and 2021, non-controlling interests in consolidated net income were $17, $27 and $25, respectively. These non-controlling interests arise mainly from the following Cemex’s subsidiaries:

•

In February 2017, Cemex acquired a controlling interest in TCL, whose shares trade in the Trinidad and Tobago Stock Exchange. As of December 31, 2023 and 2022, there is a non-controlling interest in TCL of 30.17% of its common shares (see note 4.3 for certain relevant condensed financial information).

•

As of December 31, 2023 and 2022, there was a non-controlling interest in CHP of 10.14% and 22.10% of its ordinary shares, respectively. CHP’s assets consist primarily of Cemex’s cement manufacturing assets in the Philippines. In 2023, by means of a voluntary tender offer, Cemex Asian South East Corporation (“CASEC”), an indirect subsidiary of Cemex, S.A.B. de C.V., acquired 1,614 million shares of CHP.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Non-controlling interest – continued

•

Until June 2023, after the conclusion of a tender offer and delisting process, Cemex Latam Holdings, S.A. (“CLH”), traded its ordinary shares on the Colombian Stock Exchange. CLH is the indirect holding company of Cemex’s operations in Colombia, Panama, Guatemala and Nicaragua, and until August 31, 2022, of the operations in Costa Rica and El Salvador. As of December 31, 2023 and 2022, there was a non-controlling interest in CLH of 0.50% and 4.70% of its ordinary shares, respectively, excluding shares held in CLH’s treasury.

Perpetual debentures

In June 2021, considering the issuance of the 2021 Subordinated Notes described above, Cemex repurchased its then outstanding perpetual debentures of $449. Cemex’s perpetual debentures had no fixed maturity date and there were no contractual obligations for Cemex to exchange any series of its outstanding perpetual debentures for financial assets or financial liabilities. As a result, these debentures, issued by consolidated entities, qualified as equity instruments under IAS 32 and were classified within non-controlling interest. Cemex had the unilateral right to defer indefinitely the payment of interest due on the debentures.

Until their repurchase, coupon payments on the perpetual debentures were included within “Other equity reserves” and amounted to $11 in 2021.

22)	EXECUTIVE SHARE-BASED COMPENSATION

Stock-based awards granted to executives are defined as equity instruments, considering that the services received from employees are settled by delivering shares. The cost of these equity instruments represents their estimated fair value at the grant date of each plan and is recognized in the statement of income during the periods in which the executives render services and vest the exercise rights.

Cemex, S.A.B. de C.V. sponsors different long-term restricted share-based compensation programs for a wide range of executives. For eligible executives, stock-based compensation represents a fixed percentage of such executive’s annual compensation (the “Stock Bonus”). This Stock Bonus was paid in the Parent Company’s CPOs until December 31, 2023 and will be paid in the Parent Company’s ADSs beginning January 1, 2024, considering certain management improvements that do not affect employees, and which number is determined on the award date by reference to the Stock Bonus amount and the stock market price of such award date (i.e., once the number of shares is determined, such number is fixed and will not change as a result of changes in the stock market price).

Under our long-term share-based compensation programs, the Company sponsors a program oriented to our top management, which is subject to internal and external performance metrics and rendering of services over a three-year period (the “Performance Plan”), and another program for key executives and key performers, which is subject only to the passage of time and rendering of services over a four-year period (the “Ordinary Plan” together with the Performance Plan, the “Share-Based Compensation Programs”). Shares awarded under the Ordinary Plan are initially restricted for sale and are proportionately released to the executives as services are rendered at the end of each year at a 25% rate over a four-year period, to the extent they remain in the Company at each settlement date. Once the executive is no longer employed by the Company, any shares awarded under the Ordinary Plan are forfeited. The Performance Plan, depending on their weighted achievement, may result in a final payout at the end of the third year between 0% and 200% of the target for each award. The fair value of the awards under the Performance Plan is determined using an option pricing model.

For the years 2023, 2022 and 2021, the changes in connection with the Share-Based Compensation Programs were as follows:

					ADSs equivalents delivered (thousands)
Plan	Target number of ADSs (thousands)	ADS price at award’s date [1]	Fair value (%)	Fair value (millions)	2023	2022	2021	ADSs Forfeited (thousands)	ADSs Outstanding (thousands) [2]
Performance Plans
2018	1,521.9	$6.3	149%	14.3	—	—	2,368.4	61.4	—
2019	2,303.0	$4.4	130%	13.2	—	3,062.8	—	57.7	—
2020	4,146.0	$2.3	155%	14.8	8,448.2	—	—	—	—
2021	1,227.2	$8.0	150%	14.7	—	—	—	—	1,840.8
2022	2,403.6	$4.3	149%	15.4	—	—	—	—	3,571.7
2023	2,825.4	$6.4	145%	26.1	—	—	—	—	4,094.1
Ordinary Plans
2017	2,704.4	$8.9	100%	23.9	—	—	19.1	103.9	—
2018	5,304.2	$6.5	100%	34.5	—	—	968.7	139.2	—
2019	8,048.2	$4.7	100%	37.5	42.4	1,521.4	1,725.0	118.3	—
2020	11,162.2	$2.5	100%	28.1	2,293.0	2,370.9	2,617.6	253.7	—
2021	5,716.6	$7.2	100%	41.3	1,442.7	1,465.6	1,634.6	39.3	1,232.2
2022	9,483.0	$4.9	100%	46.0	2,450.5	2,499.8	—	22.4	4,468.8
2023	6,531.9	$5.9	100%	38.4	1,765.0	—	—	—	4,766.8

					16,441.8	10,920.5	9,333.4	795.9	19,974.4

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Share-Based Compensation Programs – continued

1	Average ADS price of the awards at the date of grant.
2

Until the final payout of the Performance Plans is determined after the conclusion of the three-year period for award, the number of ADSs outstanding assumes a payout considering the same percentage determined by the option pricing model.

Until December 31, 2022, under the Share-Based Compensation Programs, those eligible executives belonging to the operations of CLH and subsidiaries received shares of CLH, significantly sharing the same conditions of Cemex, S.A.B. de C.V.’s plans. During 2022 and 2021, executives received 813,980 shares and 713,927 shares, respectively, held in CLH’s treasury, corresponding to shares without restriction for sale. Beginning in 2023, CLH’s executives receive Cemex CPO awards.

In addition, those eligible executives belonging to the operations of CHP and subsidiaries receive shares of CHP, significantly sharing the same conditions of Cemex, S.A.B. de C.V.’s plans. During 2023, 2022 and 2021, executives received 1,516,657, 19,177,703 and 16,511,882 CHP’s shares, respectively, corresponding to shares without restriction for sale.

The combined compensation expense related to the Share-Based Compensation Programs described above as determined considering the fair value of the awards at the date of grant in 2023, 2022 and 2021, was recognized in the operating results of each subsidiary where the executives render services against other equity reserves and amounted to $61 in 2023, $52 in 2022 and $42 in 2021. The required Parent Company’s CPOs delivered to the executives to meet the Company’s awards are either newly issued or purchased, at the Company’s election. For these purposes, an external trust in which the executives are beneficiaries may receive funding from Cemex to incur these purchases from time to time. Upon issuance of newly issued CPOs, the Parent Company recycles the fair value of the stock from other equity reserves to additional paid-in capital within equity. When the Parent Company funds the executives, it recognizes a decrease in other equity reserves against cash. As of December 31, 2023 and 2022, there were no options or commitments to make payments in cash to the executives based on changes in the market price of the Parent Company’s ADSs, CLH’s shares and/or CHP’s shares.

23)	EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is calculated by dividing net income attributable to ordinary equity holders of the Parent Company (the numerator) by the weighted average number of shares outstanding (the denominator) during the period. Shares that would be issued depending only on the passage of time should be included in the determination of the basic weighted average number of shares outstanding. Diluted earnings (loss) per share should reflect in both the numerator and denominator the assumption that convertible instruments are converted, that options or warrants are exercised, or that ordinary shares are issued upon the satisfaction of specified conditions, to the extent that such assumption would lead to a reduction in basic earnings per share or an increase in basic loss per share. Otherwise, the effects of potential shares are not considered because they generate anti-dilution.

The amounts considered for calculations of earnings (loss) per share in 2023, 2022 and 2021 were as follows:

	2023	2022	2021
Denominator (thousands of shares)
Weighted-average number of shares outstanding – basic	43,510,758	43,554,921	44,123,654
Effect of dilutive instruments – share-based compensation (note 22) [1]	599,229	793,322	729,292

Weighted-average number of shares – diluted	44,109,987	44,348,243	44,852,946

Numerator
Net income from continuing operations	$199	561	817
Less: non-controlling interest net income	17	27	25

Controlling interest net income from continuing operations	$182	534	792

Net income (loss) from discontinued operations	$—	324	(39)

Basic earnings (loss) per share
Controlling interest basic earnings per share	$0.0042	0.0197	0.0171
Controlling interest basic earnings per share from continuing operations	0.0042	0.0123	0.0180
Controlling interest basic earnings (loss) per share from discontinued operations	—	0.0074	(0.0009)

Controlling interest diluted earnings (loss) per share
Controlling interest diluted earnings per share	$0.0041	0.0193	0.0168
Controlling interest diluted earnings per share from continuing operations	0.0041	0.0120	0.0177
Controlling interest diluted earnings (loss) per share from discontinued operations	—	0.0073	(0.0009)

1	Number of the Parent Company’s shares to be potentially issued under the Share-Based Compensation Programs to be delivered to the executives equivalent to 199.7 million CPOs or 19.97 million ADSs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

24)	COMMITMENTS

24.1)	CONTRACTUAL OBLIGATIONS

As of December 31, 2023, Cemex had the following contractual obligations:

	2023
Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-term debt	$25	1,614	1,734	2,902	6,275
Leases [1]	340	493	282	509	1,624

Total debt and other financial obligations [2]	365	2,107	2,016	3,411	7,899
Interest payments on debt [3]	369	595	464	393	1,821
Pension plans and other benefits [4]	173	300	296	734	1,503
Acquisition of property, plant and equipment [5]	286	155	—	—	441
Purchases of services, raw materials, fuel and energy [6]	674	1,043	643	611	2,971

Total contractual obligations	$1,867	4,200	3,419	5,149	14,635

1

Represent nominal cash flows. As of December 31, 2023, the NPV of future payments under the Company’s lease contracts was $1,258, of which, $325 refers to payments from 1 to 3 years and $185 refers to payments from 3 to 5 years.

2

The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, Cemex has replaced its long-term obligations for others of a similar nature.

3	Estimated cash flows on floating rate denominated debt were determined using the floating interest rates in effect as of December 31, 2023.
4	Represents estimated annual payments under these benefits for the next ten years (note 19), including the estimate of new retirees during such future years.
5	Refers mainly to the expansion of a cement production line in the Philippines.
6

Future payments for the purchase of raw materials are presented based on contractual nominal cash flows. Future nominal payments for energy were estimated for all contractual commitments based on an aggregate average expected consumption per year using the future prices of energy established in the contracts for each period. Future payments also include Cemex’s commitments for the purchase of fuel. In addition, includes a contractual commitment with Neoris over a 5-year contract from 2023 until 2027 for the acquisition by Cemex of digitalization services and solutions for an annual amount of $55. Moreover, it includes the Company’s commitments with six vendors for back-office services for an average annual amount of $60.

24.2)	OTHER COMMITMENTS

As of December 31, 2023 and 2022, Cemex was party to other commitments for several purposes, including the purchase of fuel and energy, the estimated future cash flows over maturity of which are presented in note 24.1. A description of the most significant contracts is as follows:

•

On February 8, 2022, Cemex renewed or entered into new agreements with six service providers in the fields of data processing services (back office) in finance, accounting and human resources; as well as Information Technology (“IT”) infrastructure services, support and maintenance of IT applications in the countries in which Cemex operates, for a tenure of five to seven years at an average annual cost of $60. These contracts replaced the agreements Cemex maintained with IBM, which expired on August 31, 2022.

•

Beginning in April 2016, in connection with the Ventika S.A.P.I. de C.V. and the Ventika II S.A.P.I. de C.V. wind farms (jointly “Ventikas”) located in the Mexican state of Nuevo Leon with a combined generation capacity of 252 Megawatts (“MW”), Cemex agreed to acquire a portion of the energy generated by Ventikas for its overall electricity needs in Mexico for a period of 20 years. The estimated annual cost of this agreement is $26 if Cemex receives all its energy allocation. Nonetheless, energy supply from wind is variable in nature and final amounts are determined considering the final MW per hour (“MWh”) effectively received at the agreed prices per unit.

•

Beginning in February 2010, for its overall electricity needs in Mexico, Cemex agreed with EURUS to purchase a portion of the electric energy generated for no less than 20 years. EURUS is a wind farm with an installed capacity of 250 MW operated by ACCIONA in the Mexican state of Oaxaca. The estimated annual cost of this agreement is $78 if Cemex receives all its energy allocation. Nonetheless, energy supply from wind sources is variable in nature and final amounts will be determined considering the final MWh effectively received at the agreed prices per unit.

•

Cemex maintains a commitment initiated in April 2004 to purchase the energy generated by Termoeléctrica del Golfo (“TEG”) until 2027 for its overall electricity needs in Mexico. The estimated annual cost of this agreement is $183 if Cemex receives all its energy allocation. Nonetheless, final amounts will be determined considering the final MWh effectively received at the agreed prices per unit.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Other commitments – continued

•

In regards to the above, Cemex also committed to supply TEG and another third-party electrical energy generating plant adjacent to TEG with all fuel necessary for their operations until the year 2027, equivalent to 1.2 million tons of petroleum coke per year. Cemex covers its commitments under this agreement acquiring the volume of fuel from sources in the international markets and Mexico.

•

On October 24, 2018, Cemex, S.A.B. de C.V. entered into an energy financial hedge agreement in Mexico, commencing October 1, 2019 and for a period of 20 years. Through the contract, the Company fixed the megawatt hour cost over an electric energy volume of 400 thousand megawatts hour per year, through the payment of 25.375 Dollars per megawatt hour of electric power in exchange for a market price. The committed price to pay will increase by 1.5% annually. The differential between the agreed price and the market price is settled monthly. Cemex considers this agreement as a hedge for a portion of its aggregate consumption of electric energy in Mexico and recognizes the result of the exchange of price differentials described previously in the Statements of Income as a part of the costs of energy. During 2023, the Company received $3. Cemex, S.A.B. de C.V. does not record this agreement at fair value since there is no deep market for electric power in Mexico that would effectively allow for its valuation.

24.3)	COMMITMENTS FROM EMPLOYEE BENEFITS

In some countries, Cemex has self-insured health care benefits plans for its active employees, which are managed on cost-plus fee arrangements with major insurance companies or provided through health maintenance organizations. As of December 31, 2023, in particular plans, Cemex has established stop-loss limits for continued medical assistance derived from a specific cause (e.g., an automobile accident, illness, etc.) ranging for a total limit of 550 thousand Dollars. In other plans, Cemex has established stop-loss limits per employee regardless of the number of events for a total cost of 2.5 million Dollars. The contingency for Cemex if all employees qualifying for health care benefits required medical services simultaneously is significant. However, Cemex believes this scenario is remote. The amount expensed through self-insured health care benefits was $72 in 2023, $64 in 2022 and $59 in 2021.

24.4)	CLIMATE CHANGE AND COMMITMENTS FOR THE REDUCTION OF CARBON DIOXIDE (“CO2”) EMISSIONS (unaudited)

The cement industry releases CO2 as part of the production process, mainly during the calcination of limestone, as well as CO2 released through the use of fossil fuels in the kilns. Currently, it is estimated that the whole cement industry releases between 5% to 8% of global CO2 emissions per year. In Cemex, from an estimated 57 million tons of gross CO2 emissions per year, 63% are directly related to the production process (Scope 1), 5% are indirect emissions from electricity consumption (Scope 2) and the remaining 32% arise from activities related to the rest of the supply chain which includes supply and transportation (Scope 3).

Cemex has an agenda of medium-term and long-term initiatives aiming at significantly reducing its CO2 emissions in order to align the Company’s efforts with the Paris Agreement objectives of limiting global warming to 1.5ºC above pre-industrial levels. Cemex has defined its medium-term and long-term targets, which are mainly: 1) a greater than 47% reduction in CO2 emissions by 2030, compared to its 1990 baseline in Scope 1 emissions; 2) achieve a 58% reduction in Scope 2 emissions by 2030 compared to a 2020 baseline; 3) achieve reductions by 2030 compared to a 2020 baseline, of 25% in CO2 emissions per ton of purchased clinker and cement, 30% in transport emissions, 40% of Scope 3 emissions per ton of purchased fuels and 42% in absolute Scope 3 emissions from the use of traded fuels; and 4) reach net zero CO2 emissions across the Company by 2050. Cemex’s 2030 targets for its cement business were verified by the Science-Based Targets initiative (“SBTi”) to be in line with the 1.5ºC scenario. Also, Cemex’s 2050 net-zero roadmap was validated by SBTi. SBTi, the foremost entity on science-based climate action goals, drives ambitious climate action in the private sector by enabling companies to set science-based emissions reduction targets.

To meet Cemex’s 2030 targets, the objectives have an impact that ranges from -10% to +10% in the total cash payout of the annual executive variable compensation of the Chief Executive Officer, the top senior management, and 4,500 employees, eligible for executive variable compensation. Moreover, Cemex has detailed yearly CO2 roadmaps developed for each cement plant which include, among other factors: a) the increasing use of alternative fuels and electricity from clean sources as well as combustion enhancers such as hydrogen, b) the increasing use of decarbonated or lower carbon raw materials and cementitious materials to reduce the clinker factor, as well as c) a roll-out of other proven CO2 reduction technologies and the investments required for their implementation.

Furthermore, to achieve the net-zero CO2 emissions target globally by 2050, Cemex is working through an open innovation platform in which it partners and collaborates with start-ups, universities, other industry players and entities from other industries along with the capabilities of Cemex’s Global Research and Development, Cemex Ventures, and the internal “Smart Innovation” process, Cemex is developing a robust research and development portfolio of projects aimed at identifying the most promising technologies to capture, store and utilize CO2. These new technologies should contribute beyond 2030 to fully decarbonize Cemex’s operations. To build this portfolio, Cemex is tapping into and expects to continue to tap government funding in Europe and the United States, where there are well established programs to foster innovation in the green technologies of the future. Cemex continues to pursue its strategy in the different markets where it operates.

As of the reporting date, there are no internal plans or commitments with local authorities to shut down operating assets due to climate change issues or concerns. For the years ended December 31, 2023, 2022 and 2021, the Company’s other expenses, net, in the statement of income, include expenses and losses associated with severe weather conditions of $3, $1 and $5, respectively, mainly related with winter storms in the United States in 2023, Hurricane Ian in 2022 and storms in Texas in 2021. As of December 31, 2023, Cemex does not expect additional investments, expenses, or losses in connection with these events of nature.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

25)	LEGAL PROCEEDINGS

25.1)	PROVISIONS RESULTING FROM LEGAL PROCEEDINGS

Cemex is involved in various significant legal proceedings, the adverse resolutions are deemed probable and imply the incurrence of losses and/or cash outflows or the delivery of other resources owned by Cemex. As a result, certain provisions and/or losses have been recognized in the financial statements, representing the best estimate of cash outflows. Cemex believes that it will not make significant expenditures over the amounts recorded. As of December 31, 2023, the details of the most significant events giving effect to provisions or losses are as follows:

•

As of December 31, 2023, Cemex accrued environmental remediation liabilities through its subsidiaries in the United Kingdom pertaining to closed and current landfill sites for the confinement of waste, representing the NPV of such obligations for an amount in Pounds sterling equivalent to $208. Expenditure was assessed and quantified over the period in which the sites have the potential to cause environmental harm, which is generally consistent with the views taken by the regulator as being up to 60 years from the date of closure. The assessed expenditure included the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure.

•

As of December 31, 2023, Cemex accrued environmental remediation liabilities through its subsidiaries in the United States for $45, related to: a) the disposal of various materials in accordance with past industry practice, which might currently be categorized as hazardous substances or wastes; and b) the cleanup of sites used or operated by Cemex, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages and a final resolution might take several years. Cemex does not believe that it will be required to spend significant sums on these matters more than the amounts previously recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with, or litigation against, potential sources of recovery have been completed.

•

In 2012, in connection with a contract entered into in 1990 (the “Quarry Contract”) by Cemex Granulats Rhône Méditerranée (“Cemex GRM”), one of Cemex’s subsidiaries in France, with SCI La Quinoniere (“SCI”) pursuant to which Cemex GRM had drilling rights to extract reserves and do quarry remediation at a quarry in the Rhône region of France, SCI filed a claim against Cemex GRM for breach of the Quarry Contract, requesting the rescission of such contract and damages plus interest for a revised amount in Euros equivalent to $61, arguing that Cemex GRM partially filled the quarry allegedly in breach of the terms of the Quarry Contract. After many hearings, resolutions and appeals over the years, on November 25, 2020, the expert appointed by the court of appeals determined a loss of profits of $0.70 and a cost of backfilling the quarry of $14 and stated that the damages suffered by SCI could only be set based on the loss of profits.

•

In 2020, Cemex had accrued a provision through its subsidiaries in France for $1 in connection with the best estimate of the remediation costs resulting from this claim. On November 23, 2022, the court handed down its decision to confirm the final report issued by the expert and determined that the damages of SCI were set at $0.70. SCI filed a notice of appeal before the Court of Cassation on February 20, 2023 and the Court of Cassation’s decision is expected to be issued in 2024. As of December 31, 2023, although the final amount may differ, Cemex considers that any such amount should not have a material adverse impact on Cemex’s results of operations, liquidity and financial condition.

25.2)	CONTINGENCIES FROM LEGAL PROCEEDINGS

Cemex is involved in various legal proceedings, which have not required the recognition of accruals, considering that the probability of loss is less than probable. Nonetheless, until all stages in the procedures are exhausted in each proceeding, Cemex cannot assure the achievement of a final favorable resolution.

As of December 31, 2023, the most significant contingencies with a quantification of the potential loss, when it is determinable and would not impair the outcome of the relevant proceeding, were as follows:

•

The European Commission has inspected Cemex’s offices in France and requested certain information relating to the business in France in the construction chemicals sector, which includes chemical admixtures and additives for use in concrete, cement and related construction products. Cemex is fully cooperating with the authorities conducting this investigation. The fact that this investigation is being conducted does not mean that the European Commission has concluded that Cemex has violated the law. As of December 31, 2023, due to the early stages of this investigation, Cemex is not able to assess the likely outcome of the investigation as it relates to us or whether it would have a material adverse impact on our results of operations, liquidity and financial condition.

•

Cemex’s operations in the United States received a grand jury subpoena issued by the Department of Justice (the “DOJ”) in connection with an investigation of possible antitrust law violations in the cement additives and concrete admixtures sector. Cemex is fully cooperating with the authorities conducting this investigation. The fact that this investigation is being conducted does not mean that the DOJ has concluded that Cemex has violated the law. As of December 31, 2023, due to the early stages of this investigation, we are not able to assess the likely outcome of the investigation as it relates to us or whether it would have a material adverse impact on our results of operations, liquidity and financial condition.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Contingencies from legal proceedings – continued

•

In August 2020, an individual filed a class action lawsuit (Acción de Grupo) with a Circuit Civil Court in Colombia against Cemex Colombia and two other gray Portland cement market participants (the “Colombian Class Action Defendants”). The lawsuit seeks compensation for damages arising from alleged cartel actions for which the Colombian Class Action Defendants were fined in December 2017. The complaint claims that the Colombian Class Action Defendants caused damages to all consumers of gray Portland cement in Colombia from 2010 to 2012. According to the plaintiff’s claims, the Colombian Class Action Defendants should be ordered to pay damages due to the higher price set on gray Portland cement in an amount in Colombian Pesos equivalent to $342 determined considering the sales of the three market participants in such period. After several procedures, the Circuit Civil Court ruled in favor of Cemex Colombia, dismissing the proceeding. The plaintiff appealed this decision on May 16, 2022, and, on July 11, 2022, the Circuit Civil Court ratified its decision to dismiss the case. The Superior Court of Bogota confirmed the dismissal on August 24, 2022. The plaintiff failed to challenge the dismissal, and therefore, the procedure has concluded.

•

On October 1, 2019, SEMARNAT published the basis for a trial emissions trading program. The pilot phase of the trial program concluded on December 31, 2021, and was followed by a 12-month period ending on December 31, 2022 to transition to the operative stage. The Mexican Emissions Trading System (“Mexican ETS”) is expected to enter its Phase I starting January 1, 2024 and conclude on December 31, 2026, followed by its Phase II, is expected to last from January 1, 2027 to December 31, 2030. The operating rules for Phase I of the Mexican ETS are under review by the SEMARNAT and are expected to be issued in June 2024. For Phase I, the SEMARNAT will publish growth projections factors and corresponding free allocations of allowances for the cement, steel, energy, and chemical sectors which, as of December 31, 2023, are still being drafted. As of December 31, 2023, we are unable to determine if Phase I of the Mexican ETS will have a material adverse impact on our results of operations, liquidity and financial condition.

•

As of December 31, 2023, levies in effect in several Mexican states on the extraction of raw materials range from an amount to $0.67 Dollars to $9.17 Dollars per m3 and levies on GHG emissions range from $2.5 Dollars to $34.2 Dollars per ton. As of December 31, 2023, Cemex has filed constitutional challenges against these levies. If Cemex is unable to obtain favorable resolutions relating to these constitutional challenges, Cemex expects that the aggregate impact of these levies would have a material adverse impact on Cemex’s results of operations, liquidity, and financial condition.

•

On September 20, 2018, triggered by heavy rainfall, a landslide causing damages and fatalities (the “Landslide”) occurred in a site located within an area covered by mining rights of APO Land & Quarry Corporation (“ALQC”) in Naga City, Cebu, Philippines. ALQC is a principal raw material supplier of APO Cement Corporation (“APO”), a wholly owned subsidiary of CHP. Cemex indirectly owns a minority 40% stake in ALQC. On November 19, 2018, 40 individuals and one legal entity (on behalf of 8,000 individuals allegedly affected by the Landslide) filed an environmental class action lawsuit at the Regional Trial Court (the “Court”) of Talisay, Cebu, against CHP, ALQC, APO, the Mines and Geosciences Bureau of the Department of Environment and Natural Resources, the City Government of Naga, and the Province of Cebu. Plaintiffs claim that the Landslide occurred because of the defendants’ gross negligence and seek, among other relief, (a) damages for an amount in Philippine Pesos equivalent to $78, (b) a rehabilitation fund for an amount in Philippine Pesos equivalent to $9, and (c) the issuance of a Temporary Environment Protection Order against ALQC aiming to prevent ALQC from performing further quarrying activities while the case is still pending. This last request was rejected by the Court on August 16, 2019, and after reconsideration, the resolution became final on December 5, 2020. Moreover, on September 30, 2019, the Court dismissed the case against CHP and APO and this resolution became final on May 4, 2023 when the Court issued a certificate of finality confirming the dismissal. This certificate of finality deems the Court’s order partially granting CHP’s, APO’s and ALQC’s affirmative defenses as final and executory, and dismisses the case against APO, CHP, and all public defendants, and the damage claims against ALQC. As of December 31, 2023, only ALQC remains as a private defendant in the case regarding the environmental aspect of ALQC’s supposed violation of the Philippine Mining Act which purportedly caused damage to the environment and allegedly made ALQC liable for clean-up and rehabilitation.

•

In December 2016, the Parent Company received subpoenas from the SEC seeking information to determine whether there have been any violations of the U.S. Foreign Corrupt Practices Act stemming from the Maceo Project. These subpoenas do not mean that the SEC has concluded that the Parent Company or any of its affiliates violated the law. On March 12, 2018, the DOJ issued a grand jury subpoena to the Parent Company relating to its operations in Colombia and other jurisdictions. In 2020, the Company delivered all of the information and documentation that had been requested and has not received any more requests since then. The Parent Company intends to continue to cooperate fully with the SEC, the DOJ and any other investigate entity. As of December 31, 2023, the Parent Company is unable to predict the duration, scope, or outcome of either the SEC investigation or the DOJ investigation, or any other investigation that may arise, or, because of the current status of the SEC investigation and the preliminary nature of the DOJ investigation, the potential sanctions which could be borne by the Parent Company, or if such sanctions, if any, would have a material adverse impact on Cemex results of operations, liquidity or financial position.

•

In September 2012, in connection with a lawsuit submitted to a first instance court in Assiut, Egypt in 2011, the first instance court of Assiut issued a resolution to nullify the Share Purchase Agreement (the “SPA”) pursuant to which Cemex acquired in 1999 a controlling interest in Assiut Cement Company (“ACC”). In addition, during 2011 and 2012, lawsuits seeking, among other things, the annulment of the SPA were filed by different plaintiffs, including 25 former employees of ACC, before Cairo’s State Council. After several appeals, hearings and resolutions over the years, the cases were pending in Cairo’s 7th Circuit State Council Administrative Judiciary Court. On January 14, 2023, the High Constitutional Court determined that the Law 32/2014, pursuant to which the validity of the SPA is recognized, and which protects Cemex’s investments in Egypt, is constitutional. Following this resolution, the 7th Circuit of Cairo’ State Council Administrative Judiciary Court dismissed the claims due to the lack of legal standing of the plaintiffs in the application of Law 32/2014 on February 25, 2023. As the plaintiffs failed to challenge this dismissal within the legally prescribed term of 60 days, the resolution is final and definitive, and these proceedings are considered closed.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Contingencies from legal proceedings – continued

In addition to the legal proceedings described above in notes 25.1 and 25.2, as of December 31, 2023, Cemex is involved in various legal proceedings of lesser impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions or divestitures; 4) claims to revoke permits and/or concessions; and 5) other diverse civil, administrative, commercial and lawless actions. Cemex considers that in those instances in which obligations have been incurred, Cemex has accrued adequate provisions to cover the related risks. Cemex believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, Cemex is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, Cemex may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice Cemex’s position in the ongoing legal proceedings or any related settlement discussions. Accordingly, in these cases, Cemex has disclosed qualitative information with respect to the nature and characteristics of the contingency but has not disclosed the estimate of the range of potential loss.

25.3)	OTHER SIGNIFICANT PROCESSES

In connection with the integrated cement plant located in the municipality of Maceo, Colombia (the “Maceo Plant”), as described in note 15.1, as of December 31, 2023, the Maceo Plant has not initiated commercial operations considering several significant administrative processes and legal proceedings. The evolution and status of the main issues related to the Maceo Plant are described as follows:

•

As of December 31, 2023, the land over which the Maceo Plant was constructed, the mining concession, the environmental license and the shares of Zona Franca Especial Cementera del Magdalena Medio S.A.S. (“Zomam”) (holder of the free trade zone concession), acquired in 2012 from CI Calizas y Minerales S.A. (“CI Calizas”), are held under a domain extinction proceeding that was linked to a former shareholder of CI Calizas by Colombia’s Attorney General (the “Attorney General”) in which, among other measures, suspended CI Calizas’ ability to transfer certain assets (land, mining concession, environmental license, shares of Zomam with the corresponding free trade zone benefits and other related assets required to build a cement plant) to Cemex Colombia that Cemex Colombia had acquired from CI Calizas in 2012 as mentioned above.

•

As of the financial statements date, although Cemex Colombia acted in good faith and free of guilt in the acquisition process in 2012, pursuant to the domain extinction proceeding initiated in December 2012, which has not finalized and which may still take several more years, Cemex Colombia does not have the legal representation of Zomam, is not the rightful owner of the land over which the Maceo Plant was constructed and is not the assigned beneficiary of the corresponding mining concession.

•

In December 2020, Cemex Colombia presented to the Business Superintendency of Colombia (Superintendencia de Sociedades de Colombia or the “Business Superintendency”), a recourse seeking the invalidity and, alternatively, the nullity or the inexistence of the equity contribution in-kind carried out by Cemex Colombia to Zomam in December 2015 by means of which a portion of the Maceo Plant’s assets were contributed to this entity. On December 6, 2022, the Business Superintendency issued an adverse resolution to Cemex Colombia in relation to this recourse; and, as of December 31, 2023, this resolution is under review by the Colombian Supreme Court.

•

Considering the domain extinction proceeding mentioned above, in April 2019, Cemex Colombia, its direct holding company and another of its subsidiaries reached a conciliatory agreement with the Sociedad de Activos Especiales, S.A.S. (the “SAE”) and CI Calizas before the Attorney General’s Office and signed jointly with CI Calizas and Zomam, with the authorization of the SAE as delegate of these last two companies on behalf of the State, a contract of Mining Operation, Manufacturing and Delivery Services and Leasing of Properties for Cement Production (the “Operation Contract”), which allows Cemex Colombia to continue using the assets for an initial term of 21 years that can be extended for ten additional years under certain conditions. The Operation Contract includes the following payments:

•

Once the Maceo Plant begins commercial operations, Cemex Colombia and/or a subsidiary will pay on a quarterly basis: a) 0.9% of the net sales resulting from the cement produced in the plant as compensation to CI Calizas for the right of Cemex Colombia to extract and use the mineral reserves; and b) 0.8% of the net sales resulting from the cement produced in the plant as payment to Zomam for cement manufacturing and delivery services, as long as Zomam maintains the free trade zone benefit, or, 0.3% in case that Zomam losses such benefit.

•

The Operation Contract will continue in force regardless of the result in the domain extinction proceeding, except if the applicable criminal judge recognizes ownership rights of the assets under the domain extinction proceeding to Cemex Colombia and one of its affiliates, in which case the Operation Contract would no longer be needed and would be terminated, considering that Cemex Colombia and its affiliate would be the owners of the corresponding assets.

•

As of December 31, 2023, Cemex believes that it would be able to keep ownership of the Maceo Plant. Nevertheless, if the domain extinction proceeding over the assets is ordered in favor of the Colombian State, and if the assets were adjudicated to a third party in a public tender offer, by virtue of the Operation Contract, such third party would have to subrogate to such contract. As of December 31, 2023, Cemex is not able to estimate whether the domain extinction proceeding over the assets will be ordered in favor of the Colombian State, or, if applicable, if the assets would be adjudicated to a third party in a public tender offer.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Maceo Plant – continued

•

To begin operations under the Operation Contract, the following mandatory conditions must be completed: (a) extend the environmental license to permit the extraction of the required minerals to produce at least 950 thousand tons of cement; (b) permit for the extraction of limestone and other minerals under the mining concession to achieve the minimum production of 950 thousand tons of cement under the environmental license, once the environmental license would be extended; (c) the partial and definitive subtraction of a portion of the plant from the Integrated Management District of the Canyon of the Alicante River (“IMD”) required to extract minerals to produce at least 950 thousand tons of cement; (d) obtaining all environmental permits and authorizations, including the release of any lockdown; (e) any permits required to conclude the access road and the plant’s employees housing; and (f) any applicable urban permits and authorizations. These conditions have been evolving, presenting the following progress:

•

In September 2019, Corantioquia’s Directive Council, the regional environmental authority (“Corantioquia”), approved the subtraction of a portion of the plant from the IMD. In addition, in February 2021, Corantioquia notified CI Calizas of the modification of the environmental license allowing the extraction of up to 990 thousand tons of minerals (clay and limestone) to produce up to 1.5 million metric tons of cement annually and in April 2023, the Secretary of Mines of the Antioquia’s Government granted the permit for the extraction of limestone and other minerals above the 950 thousand tons of cement. As of the date of the financial statements, the Company is working with the authorities to expand the environmental extraction license mentioned above that would allow the production of up to 1.5 million tons from Maceo Plant’s quarry without the need to bring minerals from other locations.

•

Regarding the permits to conclude the construction of several sections of the access road, in December 2020, Maceo’s municipality issued a decree establishing the public utility of the access road, required for both, to obtain the permits to acquire the required land and build the remainder of the road. In respect to the modification of the permitted land use where the project is located, Cemex Colombia received favorable criteria from Corantioquia regarding the change of land use because of the approval for the subtraction from the IMD, which was endorsed by the municipality of Maceo in August 2020, which allows for an industrial and mining use compatible with the project.

•	In addition, in June 2022, the Ministry of Commerce, Industry and Tourism granted Zomam the extension of the free trade zone area, which now covers the full area of the Maceo Plant.

•

In spite of the developments above, which represent significant progress for the commissioning of the Maceo Plant, the beginning of commercial operations remains subject mainly to the conclusion of the access road and the authorization required from the owners of land plots adjacent to the Maceo Plant, as well as the extension of the environmental extraction permit that would allow the production of up to 1.5 million tons from Maceo Plant’s quarry. As of the date of these financial statements the estimated conclusion of the mandatory conditions cannot be established. Cemex Colombia continues working to resolve these matters as soon as possible.

26)	RELATED PARTIES

All significant balances and transactions between the entities that constitute Cemex have been eliminated in the preparation of the consolidated financial statements. These balances with related parties resulted primarily from: (i) the sale and purchase of goods between group entities; (ii) the sale and/or acquisition of subsidiaries’ shares within Cemex; (iii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and (iv) loans between related parties. When market prices and/or market conditions are not readily available, Cemex conducts transfer pricing studies in the countries in which it operates to comply with regulations applicable to transactions between related parties.

The definition of related parties includes entities or individuals outside Cemex , who, may take advantage of being in a privileged situation due to their relationship with Cemex. Likewise, this applies to cases where Cemex may take advantage of such relationships and benefit from its financial position or operating results.

For the years ended December 31, 2023, 2022 and 2021, in the ordinary course of business, Cemex has entered into transactions with related parties for the sale and/or purchase of products, the sale and/or purchase of services or the lease of assets, all of which are not significant for Cemex and, except for the transactions mentioned below, to the best of Cemex’s knowledge are not significant to the related party, are incurred for non-significant amounts for Cemex and are executed under conditions following the same authorizations applied to other third parties. These identified transactions, which involved members of the Parent Company’s Board of Directors and senior management, as applicable, are reviewed by the Parent Company’s Board of Directors Corporate Practices and Finance Committee and approved or ratified at least annually by the Parent Company’s Board of Directors, as per Cemex’s applicable policies on conflicts of interest and related person transactions. These transactions with related parties also include transactions with subsidiaries with significant non-controlling interests, such as TCL, Caribbean Cement Company Limited and CHP; with other companies in which Cemex has a non-controlling position, such as Neoris, GCC and Lehigh White Cement Company; with companies in which the Parent Company’s Board of Director members are members of such company’s board of directors, like FEMSA, S.A.B. de C.V., Carza, S.A.P.I. de C.V., Nemak, S.A.B. de C.V., NEG Natural, S.A. de C.V.; and with companies at which members of Cemex’s senior management have family members such as Cementos Españoles de Bombeo, S. de R.L. (“CEB”), all of which are also reviewed by the Parent Company’s Board of Directors Corporate Practices and Finance Committee and approved or ratified at least annually by the Parent Company’s Board of Directors.

For Cemex, except as set forth below, none of these transactions executed in 2023 are material to be disclosed separately. In addition, during the same periods, no member of Cemex, S.A.B. de C.V.’s senior management or Board of Directors had any outstanding loans with Cemex.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Related parties – continued

The most important transactions with related parties during 2023 included in Cemex’s financial statements were as follows:

•

Cemex has a Master Services Agreement pursuant to which Cemex receives information technology services and solutions globally from Neoris. For the year 2023, Cemex incurred in consulting services from Neoris for $94. Cemex holds a 35% equity interest in Neoris and some of Cemex’s employees are members of the board of directors of Neoris.

•	For the year 2023, Cemex incurred services from CEB, a provider of ready-mix pumping services to Cemex’s customers in Mexico for $55.

For the years 2023, 2022 and 2021, the aggregate compensation paid to members of Cemex, S.A.B. de C.V.’ Board of Directors, including alternate directors, and Cemex’s senior management was $71, $44 and $50, respectively. Of these amounts, $24 in 2023, $29 in 2022, $26 in 2021, were paid as base compensation plus performance bonuses, including pension and post-employment benefits. In addition, $47 in 2023, $15 in 2022 and $24 in 2021 of the aggregate amounts in each year, corresponded to allocations of ADSs under Cemex’s executive share-based compensation programs.

27)	PRINCIPAL SUBSIDIARIES

As mentioned in notes 4.3 and 21.4, as of December 31, 2023 and 2022, there are non-controlling interests in certain consolidated entities that are in turn holding companies of relevant operations. The principal subsidiaries as of December 31, 2023 and 2022, which ownership interest is presented according to the interest maintained by Cemex, were as follows:

		% Interest
Subsidiary	Country	2023	2022
Cemex España, S.A. [1]	Spain	99.9	99.9
Cemex, Inc.	United States of America	100.0	100.0
Cemex Nicaragua, S.A. [2]	Nicaragua	100.0	100.0
Assiut Cement Company	Egypt	95.8	95.8
Cemex Colombia, S.A. [3]	Colombia	99.7	99.7
Cemento Bayano, S.A. [4]	Panama	99.5	99.5
Cemex Dominicana, S.A.	Dominican Republic	100.0	100.0
Trinidad Cement Limited	Trinidad and Tobago	69.8	69.8
Caribbean Cement Company Limited [5]	Jamaica	79.0	79.0
Cemex de Puerto Rico Inc.	Puerto Rico	100.0	100.0
Cemex France Gestion (S.A.S.)	France	100.0	100.0
Cemex Holdings Philippines, Inc. [6]	Philippines	89.9	77.9
Solid Cement Corporation [7]	Philippines	100.0	100.0
APO Cement Corporation [7]	Philippines	100.0	100.0
Cemex U.K.	United Kingdom	100.0	100.0
Cemex Deutschland, AG.	Germany	100.0	100.0
Cemex Czech Republic, s.r.o.	Czech Republic	100.0	100.0
Cemex Polska sp. Z.o.o.	Poland	100.0	100.0
Cemex Holdings (Israel) Ltd.	Israel	100.0	100.0
Cemex Topmix LLC, Cemex Supermix LLC and Cemex Falcon LLC [8]	United Arab Emirates	100.0	100.0
Cemex International Trading LLC [9]	United States of America	100.0	100.0
Sunbulk Shipping Limited [10]	Bahamas	100.0	100.0

1	Cemex España is the direct or indirect holding company of most of Cemex’s international operations.
2	Represents Cemex Colombia’s 99% interest and CLH’s 1% interest held indirectly through another subsidiary of CLH.
3	Represents CLH’s direct and indirect interest in ordinary and preferred shares, including own shares held in Cemex Colombia’s treasury.
4	Represents CLH’s 99.483% indirect interest in ordinary shares, which excludes a 0.516% interest held in Cemento Bayano, S.A.’s treasury.
5

Represents the aggregate ownership interest of Cemex in this entity of 79.04%, which includes TCL’s 74.08% direct and indirect interest and Cemex’s 4.96% indirect interest held through other subsidiaries.

6

Cemex’s operations in the Philippines are conducted through CHP, a subsidiary incorporated in the Philippines, which since July 2016 trades its ordinary shares on the Philippines Stock Exchange under the symbol CHP (note 21.4)

7	Represents CHP’s direct and indirect interest.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Principal subsidiaries – continued

8	Cemex España indirectly owns a 49% equity interest in each of these entities and indirectly holds the remaining 51% of the economic benefits, through agreements with other shareholders.
9	Cemex International Trading LLC is involved in the international trading of Cemex’s products and fuel commercialization.
10

Sunbulk Shipping Limited is involved mainly in maritime and land transportation and/or shipping of goods worldwide and the handling, administration, and hiring of shipments and cargo at ports, terminals and other loading and unloading destinations worldwide, as well as the offering and contracting of services in relation thereto for Cemex’s trading entities and operations.

28)	MATERIAL ACCOUNTING POLICIES

28.1)	PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include those of Cemex, S.A.B. de C.V. and those of all controlled entities. Balances and operations between related parties are eliminated in consolidation.

Investments in associates and joint controlled entities are accounted for by the equity method. The equity method reflects the investee’s original cost and Cemex’s share of the investee’s equity and earnings after acquisition.

28.2)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates. The main items subject to significant estimates and assumptions by management include impairment tests of long-lived assets, recognition of deferred income tax assets, the recognition of uncertain tax positions, the measurement of asset retirement obligations, as well as provisions regarding legal proceedings and environmental liabilities, among others. Significant judgment is required by management to appropriately assess the amounts of these concepts.

28.3)	FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Transactions denominated in foreign currencies are recorded in the functional currency of each consolidated entity at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency of each consolidated entity at the exchange rates prevailing at the statement of financial position date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness associated with the acquisition of foreign entities; and 2) fluctuations associated with related parties’ balances denominated in foreign currency, whose settlement is neither planned nor likely to occur in the foreseeable future and as a result, such balances are of a permanent investment nature. These fluctuations are recorded against “Other equity reserves,” as part of the foreign currency translation adjustment (note 21.2) until the disposal of the foreign net investment, at which time, the accumulated amount in equity is recycled through the statement of income as part of the gain or loss on disposal.

The financial statements of consolidated entities, as determined using their respective functional currency, are translated to Dollars at the closing exchange rate for the statement of financial position and at the closing exchange rates of each month within the period for the statements of income. The functional currency is that in which each consolidated entity primarily generates and expends cash. The corresponding translation effect is included within “Other equity reserves” and is presented in the statement of other comprehensive income for the period as part of the foreign currency translation adjustment (note 21.2) until the disposal of the net investment in the consolidated entity.

Considering its integrated activities, for purposes of functional currency, the Parent Company deemed to have two divisions, one related with its financial and holding company activities, in which the functional currency is the Dollar for all assets, liabilities and transactions associated with these activities, and another division related with the Parent Company’s operating activities in Mexico, in which the functional currency is the Peso for all assets, liabilities and transactions associated with these activities.

The most significant closing exchange rates for the statement of financial position and the approximate average exchange rates (as determined using the closing exchange rates of each month within the period) for the statements of income with respect Cemex’s main functional currencies to the Dollar as of December 31, 2023, 2022 and 2021, were as follows:

	2023		2022		2021
Currency	Closing	Average	Closing	Average	Closing	Average
Peso	16.9700	17.6300	19.5000	20.0274	20.5000	20.4266
Euro	0.9059	0.9227	0.9344	0.9522	0.8789	0.8467
British Pound Sterling	0.7852	0.8019	0.8266	0.8139	0.7395	0.7262
Colombian Peso	3,822	4,272	4,810	4,277	3,981	3,783

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

28.4)	FINANCIAL INSTRUMENTS

Classification and measurement of financial instruments

Financial assets are classified as “Held to collect” and measured at amortized cost when they meet both of the following conditions and are not designated as at fair value through profit or loss: a) are held within a business model whose objective is to hold assets to collect contractual cash flows; and b) its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Amortized cost represents the NPV of the consideration receivable or payable as of the transaction date. This classification of financial assets comprises the following captions:

Classification and measurement of financial instruments – continued

•	Cash and cash equivalents (note 9).

•

Trade accounts receivable, other current accounts receivable and other current assets (notes 10 and 11). Due to their short-term nature, Cemex initially recognizes these assets at the original invoiced or transaction amount less expected credit losses, as explained below.

•

Trade accounts receivable sold under securitization programs, in which certain residual interest in the trade accounts receivable sold in case of recovery failure and continued involvement in such assets is maintained, do not qualify for derecognition and are maintained in the statement of financial position (notes 10 and 17.2).

•

Investments and non-current accounts receivable (note 14.2). Subsequent changes in effects from amortized cost are recognized in the statement of income as part of “Financial income and other items, net.”

Certain strategic investments are measured at fair value through other comprehensive income within “Other equity reserves” (note 14.2). Cemex does not maintain financial assets “Held to collect and sell” whose business model has the objective of collecting contractual cash flows and then selling those financial assets.

The financial assets that are not classified as “Held to collect” or that do not have strategic characteristics fall into the residual category of held at fair value through the statement of income as part of “Financial income and other items, net” (note 14.2).

Debt instruments and other financial obligations are classified as “Loans” and measured at amortized cost (notes 17.1 and 17.2). Interest accrued on financial instruments is recognized within “Other accounts payable and accrued expenses” against financial expense. During the reported periods,

Cemex did not have financial liabilities voluntarily recognized at fair value or associated with fair value hedge strategies with derivative financial instruments.

Derivative financial instruments are recognized as assets or liabilities in the statement of financial position at their estimated fair values, and the changes in such fair values are recognized in the statement of income within “Financial income and other items, net” for the period in which they occur, except in the case of hedging instruments as described below.

Hedging instruments (note 17.4)

A hedging relationship is established to the extent the entity considers, based on the analysis of the overall characteristics of the hedging and hedged items, that the hedge will be highly effective in the future and the hedge relationship at inception is aligned with the entity’s reported risk management strategy (note 17.5). The accounting categories of hedging instruments are: a) cash flow hedge; b) fair value hedge of an asset or forecasted transaction; and c) hedge of a net investment in a subsidiary.

In cash flow hedges, the effective portion of changes in fair value of derivative instruments are recognized in stockholders’ equity within other equity reserves and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. In hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation result within “Other equity reserves” (note 28.3), whose reversal to earnings would take place upon disposal of the foreign investment. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, Cemex believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal.

Impairment of financial assets

Impairment losses of financial assets, including trade accounts receivable, are recognized using the Expected Credit Loss model (“ECL”) for the entire lifetime of such financial assets on initial recognition, and at each subsequent reporting period, even in the absence of a credit event or if a loss has not yet been incurred, considering for their measurement past events and current conditions, as well as reasonable and supportable forecasts affecting collectability. For purposes of the ECL model of trade accounts receivable, on a country-by-country basis, Cemex segments its accounts receivable by type of client, homogeneous credit risk and days past due and determines for each segment an average rate of ECL, considering actual credit loss experience generally over the last 12 months and analyses of future delinquency, that is applied to the balance of the accounts receivable. The average ECL rate increases in each segment of days past due until the rate is 100% for the segment of 365 days or more past due.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Costs incurred in the issuance of debt or borrowings

Direct costs incurred in debt issuances or borrowings, as well as debt refinancing or non-substantial modifications to debt agreements that did not represent an extinguishment of debt by considering that the holders and the relevant economic terms of the new instrument are not substantially different to the replaced instrument, adjust the carrying amount of the related debt and are amortized as interest expense as part of the effective interest rate of each instrument over its maturity. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements, when the new instrument is substantially different from the old instrument according to a qualitative and quantitative analysis, are recognized in the statement of income as incurred.

Leases (15 and 17.2)

At the inception of a contract, Cemex assesses whether a contract is or contains, a lease. A contract is, or contains a lease, if at the inception of the contract, it conveys the right to control the use of an identified asset for a period in exchange for consideration. Pursuant to IFRS 16, leases are recognized as financial liabilities against assets for the right-of-use, measured at their commencement date as the NPV of the future contractual fixed payments, using the interest rate implicit in the lease or, if that rate cannot be readily determined, Cemex’s incremental borrowing rate. Cemex determines its incremental borrowing rate by obtaining interest rates from its external financing sources and makes certain adjustments to reflect the term of the lease, the type of the asset leased and the economic environment in which the asset is leased.

Cemex does not separate the non-lease component from the lease component included in the same contract. Lease payments included in the measurement of the lease liability comprise contractual rental fixed payments, less incentives, fixed payments of non-lease components and the value of a purchase option, to the extent that option is highly probable to be exercised or is considered a bargain purchase option. Interest incurred under the financial obligations related to lease contracts is recognized as part of the “Interest expense” line item in the statement of income.

At the commencement date or on modification of a contract that contains a lease component, Cemex allocates the consideration in the contract to each lease component based on their relative stand-alone prices. Cemex applies the recognition exception for lease terms of 12 months or less and contracts of low-value assets and recognizes the lease payment of these leases as rental expense in the statement of income over the lease term. Cemex defined the lease contracts for office and computer equipment as low-value assets.

The lease liability is measured at amortized cost using the effective interest method as payments are incurred and is remeasured when: a) there is a change in future lease payments arising from a change in an index or rate, b) if there is a change in the amount expected to be payable under a residual guarantee, c) if the Company changes its assessment of whether it will exercise a purchase, extension or termination option, or d) if there is a revised in-substance fixed lease payment. When the lease liability is remeasured, an adjustment is made to the carrying amount of the asset for the right-of-use or is recognized within “Financial income and other items, net” if such asset has been reduced to zero.

Embedded derivative financial instruments

Cemex reviews its contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the statement of financial position as assets or liabilities, applying the same valuation rules used for other derivative instruments.

28.5)	PROPERTY, MACHINERY AND EQUIPMENT AND ASSETS FOR THE RIGHT-OF-USE (note 15)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and impairment losses. Depreciation of fixed assets is recognized as part of cost and operating expenses (notes 5 and 6) and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. Periodic maintenance of fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other long-term accounts receivable.

Assets for the right-of-use related to leases are initially measured at cost, which comprises the initial amount of the lease liability adjusted by any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset, less any lease incentives received. Assets for the right-of-use are generally depreciated using the straight-line method from the commencement date to the end of the lease term. Assets for the right-of-use may be reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Cemex capitalizes, as part of the related cost of fixed assets, interest expense from existing debt during the construction or installation period of qualifying fixed assets, considering Cemex’s corporate average interest rate and the average balance of investments in process for the period.

28.6)	BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS (notes 4.1 and 16)

The consideration transferred in business combinations is allocated to all assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any unallocated portion of the consideration transferred represents goodwill, which is not amortized and is subject to periodic impairment tests (note 28.7). Costs associated with the acquisition are expensed in the statement of income as incurred.

Intangible assets are recognized at their acquisition or development cost, as applicable, when probable future economic benefits are identified and there is evidence of control over such benefits. Definite life intangible assets are amortized on a straight-line basis or using the units-of-production method, as applicable, as part of operating costs and expenses (notes 5 and 6). Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which, on average is five years.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Other intangible assets – continued

Cemex’s extraction rights have a weighted average useful life of 83 years, depending on the sector and the expected life of the related reserves. Except for extraction rights which are amortized using the units-of-production method and/or as otherwise indicated, Cemex’s intangible assets are amortized on a straight-line basis over their useful lives that range on average from 3 to 20 years.

28.7)	IMPAIRMENT OF LONG-LIVED ASSETS (notes 15 and 16)

Property, machinery and equipment, assets for the right-of-use, intangible assets of definite life and other investments

These assets are tested for impairment upon the occurrence of internal or external impairment indicators. Impairment losses, corresponding to the excess of the asset’s carrying amount over its recoverable amount, are recorded within “Other expenses, net.” Recoverable amounts, which include the NPV of future projected cash flows arising from the asset over its useful life (value in use), are determined considering market economic assumptions.

Goodwill

Goodwill is tested for impairment when required upon the occurrence of internal or external indicators of impairment or at least once a year, during the last quarter of such year, at the level of the group of cash-generating units (“CGUs”) to which goodwill balances were allocated by determining the recoverable amount of such group of CGUs, corresponding to the NPV of estimated future cash flows to be generated by such CGUs over periods of 5 years plus terminal value (value in use). An impairment loss is recognized within “Other expenses, net” when the recoverable amount is lower than the net book value of the group of CGUs. Impairment charges recognized on goodwill are not reversed in subsequent periods.

The reportable segments reported by Cemex (note 4.3), represent Cemex’s groups of CGUs to which goodwill has been allocated for purposes of testing goodwill for impairment and represent the lowest level within Cemex at which goodwill is monitored internally by management.

28.8)	PROVISIONS (notes 18, 24 and 25)

Cemex recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would require cash outflows, or the delivery of other resources owned by the Company. As of December 31, 2023 and 2022, some significant proceedings that gave rise to a portion of the carrying amount of Cemex’s other current and non-current liabilities and provisions are detailed in note 25.1.

Obligations or losses related to contingencies are qualitatively disclosed in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements.

28.9)	PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS (note 19)

Defined contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

Defined benefit pension plans and other post-employment benefits

The costs associated with defined benefit pension plans and other post-employment benefits, generally comprised of health care benefits, life insurance and seniority premiums, are recognized services are rendered by the employees based on actuarial estimations of the benefits’ present value considering the advice of external actuaries. For certain pension plans, Cemex has created irrevocable trust funds to cover future benefit payments (“plan assets”). These plan assets are valued at their estimated fair value at the statement of financial position date. All actuarial gains and losses for the period, related to differences between the projected and real actuarial assumptions at the end of the period, as well as the difference between the expected and actual return on plan assets, are recognized as part of “Other items of comprehensive income, net” within stockholders’ equity.

The service cost, corresponding to the increase in the obligation for additional benefits earned by employees during the period, is recognized within operating costs and expenses. The net interest cost, resulting from the increase in obligations for changes in NPV and the change during the period in the estimated fair value of plan assets, is recognized within “Financial income and other items, net.”

Termination benefits

Termination benefits, not associated with a restructuring event, which mainly represent severance payments by law, are recognized in the operating results for the period in which they are incurred. In the event of restructuring it is recognized within “Other expenses, net.”

28.10)	INCOME TAXES (note 20)

The income taxes reflected in the statement of income include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable to each subsidiary, reflecting any uncertainty in income tax treatments and include the effects measured in each subsidiary by applying the enacted statutory income tax rate at the end of the reporting period. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Deferred income taxes

Deferred tax assets are reviewed at each reporting date and are derecognized when it is not deemed probable that the related tax benefit will be realized, considering the aggregate amount of self-determined tax loss carryforwards that Cemex believes will not be rejected by the tax authorities based on available evidence and the likelihood of recovering them prior to their expiration through an analysis of estimated future taxable income. To determine whether it is probable that deferred tax assets will ultimately be recovered, Cemex takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset.

Uncertain tax positions

The income tax effects of uncertain tax positions are recognized when it is probable that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position with full knowledge of all relevant information. For each position, Cemex considers its probability, regardless of its relation to any broader tax settlement. The probability threshold represents a positive assertion by management that Cemex is entitled to the economic benefits of a tax position. If a tax position is considered not probable to be sustained, no benefits of the position are recognized. Interest and penalties related to unrecognized tax benefits are recorded as part of the income tax in the statements of income based on the Company’s analysis of the nature of such interest and penalties, considering recent IFRS Interpretations Committee guidance.

Effective income tax rate

The effective income tax rate is determined by dividing the line item “Income tax” by the line item “Earnings before income tax.” This effective tax rate is further reconciled to Cemex’s statutory tax rate applicable in Mexico (note 20.3). A significant effect on Cemex’s effective tax rate and consequently on the reconciliation of Cemex’s effective tax rate, relates to the difference between the statutory income tax rate in Mexico of 30% and the applicable income tax rates of each country where Cemex operates.

For the years ended December 31, 2023, 2022 and 2021, the statutory tax rates in Cemex’s main operations were as follows:

Country	2023	2022	2021
Mexico	30.0%	30.0%	30.0%
United States	21.0%	21.0%	21.0%
United Kingdom	23.5%	19.0%	19.0%
France	25.8%	25.8%	28.4%
Germany	28.2%	28.2%	28.2%
Spain	25.0%	25.0%	25.0%
Philippines	25.0%	25.0%	25.0%
Israel	23.0%	23.0%	23.0%
Colombia	35.0%	35.0%	31.0%
Others	5.5% – 30.0%	5.5% – 30.0%	5.5% – 30.0%

Cemex’s current and deferred income tax amounts included in the statement of income for the period are highly variable, and are subject, among other factors, to taxable income determined in each jurisdiction in which Cemex operates. Such amounts of taxable income depend on factors such as sale volumes and prices, costs and expenses, exchange rate fluctuations and interest on debt, among others, as well as the estimated tax assets at the end of the period due to the expected future generation of taxable gains in each jurisdiction.

Global minimum tax

On July 10, 2021, the intergovernmental international group promoting economic and financial cooperation known as G20 endorsed the key components of the Pillar Two tax reform that was agreed by 132 countries and jurisdictions (Inclusive Framework on Base Erosion and Profit Shifting or the “Inclusive Framework”). The key components of Pillar Two, which are commonly referred to as the “global minimum tax” introduce a minimum effective tax rate of at least 15%, calculated based on a specific rule set, known as “GloBE model rules”, which was published on December 20, 2021, by the Organization for Economic Co-operation and Development (“OECD”), as approved by the Inclusive Framework. Groups with an effective tax rate below the minimum in any particular jurisdiction would be required to pay top-up tax at the level of the ultimate parent entity or the intermediate parent entities, as applicable, based on the Income Inclusion Rule. The global minimum tax would be applied to groups with annual revenue of at least 750 million Euros. Among the countries in which Cemex operates, the minimum tax rules, which are effective January 1, 2024, have been endorsed by Switzerland and the EU, and consequently, they will start to apply at the level of Cemex’s Swiss and Spanish intermediate parent entities, each considering all their corresponding subsidiaries. For instance, if the effective tax rate of a jurisdiction where subsidiaries of Cemex España operate as determined using each individual entity’s financial statements (considering certain adjustments) is below 15% on a combined basis, Cemex España would then need to pay in Spain the difference between the implied effective tax rate and the minimum tax rate of 15%, unless a Qualified Domestic Minimum Top-up Tax is in effect, in which case, any top-up tax would be paid in such jurisdiction. Cemex is currently analyzing Pillar Two implementation and preliminarily considers that effects will not be significant.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

28.11)	STOCKHOLDERS’ EQUITY

Other equity reserves and subordinated notes (note 21.2)

Groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the comprehensive income, which reflects certain changes in stockholders’ equity that do not result from investments by owners and distributions to owners.

Beginning in June 2021, this line item includes the balance of the 2021 Subordinated Notes with no fixed maturity issued by the Parent Company. Considering that the Parent Company’s subordinated notes have no fixed maturity date, there is no contractual obligation for the Parent Company to deliver cash or any other financial assets, the payment of principal and interest may be deferred indefinitely at the sole discretion of Cemex and specific redemption events, are entirely under the Parent Company’s control, under applicable IFRS, the Subordinated Notes qualify as equity instruments and are classified within controlling interest stockholders’ equity. In addition, this line item includes the accrued interest under Subordinated Notes.

The most significant items within “Other equity reserves and subordinated notes” during the reported periods are as follows:

Items of “Other equity reserves and subordinated notes” included within other comprehensive income:

•

Currency translation effects from the translation of foreign subsidiaries, net of: a) exchange results from foreign currency debt directly related to the acquisition of foreign subsidiaries; and b) exchange results from foreign currency related parties’ balances that are of a non-current investment class (note 28.3);

•

The effective portion of the valuation and liquidation effects from derivative financial instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 28.4);

•	Changes in fair value of other investments in strategic securities (note 28.4); and

•	Current and deferred income taxes during the period arising from items whose effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves and subordinated notes” not included in comprehensive income:

•	Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in Cemex’s consolidated subsidiaries;

•

Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures;

•	The balance of Subordinated Notes with no fixed maturity and any interest accrued thereof; and

•	The cancellation of the Parent Company’s shares held by consolidated entities.

28.12)	EXECUTIVE SHARE-BASED COMPENSATION (note 22)

Share-based payments to executives are defined as equity instruments when services received from employees are settled by delivering shares of the Parent Company and/or a subsidiary; or as liability instruments when Cemex commits to make cash payments to the executives upon exercise of the awards based on changes in the Parent Company and/or the subsidiary’s stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the operating results during the periods in which the executives release any restriction. Cemex does not grant liability instruments.

28.13)	ALLOWANCES RELATED TO EMISSIONS OF CO2

According to the Paris Agreement objectives (note 24.4), in certain countries where Cemex operates, such as the EU countries and the United Kingdom, among others, mechanisms aimed at reducing carbon dioxide emissions have been established, such as the EU ETS, by means of which, the relevant environmental authorities grant annually certain number of emission rights (“Allowances”) so far free of cost to the entities that may release CO2. Entities in turn, must submit to such environmental authorities at the end of the compliance period, Allowances for a volume equivalent to the tons of CO2 released. Companies must buy additional Allowances to meet deficits between actual CO2 emissions during the compliance period and Allowances received. Entities may also dispose of any surplus of Allowances in the market. In general, failure to meet the emissions caps is subject to significant monetary penalties. The trend is that Allowances received free of cost will be reduced over time so that entities are compelled to act and gradually reduce the aggregate volume of emissions.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2023, 2022 and 2021

(Millions of U.S. Dollars)

Allowances related to emissions of CO2 – continued

As of December 31, 2023, according to management estimates (unaudited), Cemex held excess Allowances received for no consideration in prior years sufficient to allow the Company offsetting CO2 costs in the EU and the United Kingdom operations until 2026. Moreover, the increasing use of decarbonated or lower carbon raw materials, although far more expensive than traditional raw materials, among other strategies to reduce CO2 emissions such as the use of alternative fuels and decarbonated or lower carbon cementitious materials, may allow Cemex, according to internal estimates, to extend its consolidated surplus of Allowances beyond 2026.

Cemex accounts for the effects associated with CO2 emission reduction mechanisms as follows:

•	Certificates received through government grants for no consideration paid are recognized at zero cost in the statement of financial position.

•	Revenues received from the sale of excess Allowances are recognized in the statement of income in the period in which they occur.

•	Allowances that would be acquired to hedge exceeding CO2 emissions would be recognized as intangible assets at cost and would be further amortized to the cost of sales during the compliance period.

•

Cemex would accrue a provision at market value against the cost of sales when current emissions of CO2 would exceed the number of emission rights on hand and the required additional Allowances would not be yet acquired in the market.

•	In addition, in certain countries, the environmental authorities impose levies per ton of CO2 or other greenhouse gases released. Such expenses are recognized as part of the cost of sales as incurred.

28.14)	CONCENTRATION OF CREDIT

Cemex sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the countries in which Cemex operates. As of and for the years ended December 31, 2023, 2022 and 2021, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade accounts receivable. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

28.15)	NEWLY ISSUED IFRS NOT YET ADOPTED

There are several amendments or new IFRS issued but not yet effective which are under analysis and the Company’s management expects to adopt in their specific effective dates considering preliminarily without any significant effect on the Company’s financial position or operating results, and which are summarized as follows:

Standard	Main topic	Effective date
Amendments to IAS 7, Statement of Cash Flows and IFRS 7, Financial Instruments: Disclosures – Supplier Finance Arrangements

The amendment requires entities to provide additional disclosures about their supplier finance arrangements to provide users of financial statements with information about: a) how such arrangements affect an entity’s liabilities and cash flows; and b) to understand their effect on an entity’s exposure to liquidity risk and how the entity might be affected if the arrangements were no longer available.

January 1, 2024

Amendments to IAS 1, Presentation of Financial Statements – Non-current liabilities with covenants	The amendments improve information an entity provides when its right to defer settlement of liabilities for at least twelve months is subject to compliance with covenants.	January 1, 2024

Amendments to IFRS 16, Leases – Lease liability in a sale and leaseback

The amendments mentioned that on initial recognition, the seller-lessee would include variable payments when it measures a lease liability arising from a sale-and-leaseback transaction. In addition, the amendments established that the seller-lessee could not recognize gains or losses relating to the right of use it retains after initial recognition.

January 1, 2024

Amendments to IAS 1, Presentation of Financial Statements	Clarifies the requirements to be applied in classifying liabilities as current and non-current.	January 1, 2024

Amendments to IAS 21, The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require an entity to apply a consistent approach to assessing whether a currency is exchangeable into another currency and when it is not, to determine the exchange rate to use and the disclosures to provide.

January 1, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Cemex, S.A.B. de C.V.:

U.S. Dollars

Opinion

We have audited the consolidated financial statements of Cemex, S.A.B. de C.V. and subsidiaries (“the Group”), which comprise the consolidated statements of financial position as at December 31, 2023 and 2022, the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2023, 2022 and 2021, and notes comprising material accounting policies and other explanatory information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at December 31, 2023 and 2022, and its consolidated financial performance and its consolidated cash flows for the years ended December 31, 2023, 2022 and 2021 in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Mexico, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Evaluation of the goodwill impairment analysis for a group of cash-generating units

The key audit matter	How the matter was addressed in our audit

As discussed in notes 16.2 and 28.6 to the consolidated financial statements, the goodwill balance as of December 31, 2023 was $7,674 million, of which $6,176 million relate to the group of Cash-Generating Units in the United States of America (“the group of CGUs”). The goodwill balance represents 27% of the Group’s total consolidated assets as of December 31, 2023. Goodwill is tested for impairment upon the occurrence of internal or external indicators of impairment or at least once a year.

We have identified the evaluation of the goodwill impairment analysis for the group of CGUs as a key audit matter because the estimated value in use involved a high degree of subjectivity. Specifically, the discount rate and the long-term growth rate used to calculate the value in use of the group of CGUs were challenging and changes to these assumptions had a significant impact on the value in use amount.

Our audit procedures in this area included, among others, the following:

We performed sensitivity analyses over the discount rate and the long-term growth rate assumptions to assess their impact on the determination of the value in use of the group of CGUs.

We evaluated the Group’s forecasted long-term growth rates for the group of CGUs by comparing the growth assumptions to publicly available data.

We compared the Group’s historical cash flow forecasts to actual results to assess the Group’s ability to accurately forecast.

To assess the overall reasonableness of the resulting value in use determination, we evaluated the implied multiples of earnings resulting from the value in use determination against publicly available information of multiples of earnings in market transactions.

In addition, we involved our valuation specialists, who assisted in:

•   Evaluating the discount rate for the group of CGUs, by comparing it with a discount rate range that was independently developed using publicly available data for comparable entities and evaluating the long-term growth rate by comparing it against publicly available data; and

•   Developing an estimate of the value in use of the group of CGUs using the Group’s cash flow forecasts and determining an independently developed discount rate and comparing the results of our estimates to the Group’s estimates of value in use.

Evaluation of a tax proceeding in Spain

The key audit matter	How the matter was addressed in our audit

As discussed in notes 20.4 and 28.10 to the consolidated financial statements, the Group is involved in a significant tax proceeding in Spain related to uncertain tax treatments. The Group recognizes the effect of an uncertain tax treatment when it is probable that it would be accepted by the tax authorities. If an uncertain tax treatment is considered not probable of being accepted, the Group recognizes the effect of such uncertainties in its tax liabilities.

We have identified the evaluation of a tax proceeding in Spain and the related disclosures made as a key audit matter because it requires challenging auditor judgment and significant audit effort, due to the nature of the estimates and assumptions, including judgment about the amounts that would be paid in the event of loss.

Our audit procedures in this area included, among others, the following:

We evaluated the competence and capabilities of the external tax advisers of the Group that assessed the estimate of the outflow of resources.

In addition, together with our tax specialists, we assessed the amounts disclosed by:

•   Inspecting letters received directly from the Group’s external tax advisers that assessed the amounts that would be paid in the event of loss, comparing these assessments and estimates to those made by the Group; and

•   Inspecting the latest correspondence between the Group and the various involved authorities, as applicable.

We assessed that the disclosures reflect the underlying facts and circumstances of the tax proceeding.

Evaluation of certain legal proceedings

The key audit matter	How the matter was addressed in our audit

As discussed in notes 25.2 and 28.8 to the consolidated financial statements, the Group is involved in legal proceedings in Colombia. The Group records provisions for legal proceedings when it is probable that an outflow of resources will be required to settle a present obligation and when the outflow can be reliably estimated. The Group discloses a contingency for legal proceedings whenever the likelihood of loss from the proceedings is considered possible or when it is considered probable, but it is not possible to reliably estimate the amount of the outflow of resources.

We have identified the evaluation of certain of these legal proceedings in Colombia and the related disclosures made as a key audit matter because it requires challenging auditor judgment and significant audit effort, due to the nature of the estimates and assumptions, including judgments about the likelihood of loss and the amounts that would be paid in the event of loss.

Our audit procedures in this area included, among others, the following:

We evaluated the competence and capabilities of the in-house and external lawyers of the Group that assessed the likelihood of loss and the estimate of the outflow of resources, when applicable.

In addition, together with our legal specialists, we assessed the amounts disclosed by:

•   Inspecting letters received directly from the Group’s external lawyers that assessed the likelihood of loss and the amounts that would be paid in the event of loss of these legal proceedings and comparing these assessments and estimates to those made by the Group; and

•   Inspecting the latest correspondence between the Group and the various authorities, as applicable.

We assessed that the disclosures reflect the underlying facts and circumstances of each relevant legal proceeding.

Evaluation of the accounting classification of subordinated notes issued

The key audit matter	How the matter was addressed in our audit

As discussed in notes 21.2 and 28.11 to the consolidated financial statements, the Group has $1.0 billion principal amount of subordinated notes (the “Notes”) as of December 31, 2023 that were issued during 2023 and on which, in accordance with the indenture, payment of principal and interest may be deferred indefinitely at the sole discretion of the Group. The Group performed an analysis of the classification of these Notes as equity instruments or as financial liabilities and concluded that they should be classified as equity instruments and presented within stockholders’ equity.

We have identified the evaluation of the accounting classification of the Notes as a key audit matter. The evaluation required challenging audit effort and judgement, particularly in the assessment of (1) whether the Group has an obligation to deliver cash or other financial assets in the normal course of business and in certain other possible scenarios including a reorganization, and (2) whether the clauses in the Notes that permit the deferral of payments at the Group’s discretion have economic substance and how they should be considered in the evaluation of their classification.

Our audit procedures in this area included, among others, the following:

•   Reading the indenture governing the Notes in order to identify the clauses relevant to the accounting classification and inspecting the Group’s technical accounting analyses to evaluate their interpretation and application of the relevant accounting literature;

•   Inspecting correspondence received from the Group’s external legal counsel that assessed whether the Group had an obligation to deliver cash or other financial assets in the event of a reorganization;

•   Evaluating the competence and capabilities of the external legal counsel of the Group; and

•   Evaluating the economic substance of the payment deferral clauses by assessing the pricing and third-party credit rating of the Notes at issuance compared to other similar instruments without any payment deferral clauses and considering the historic payments made by the Group.

Other Information

Management is responsible for the other information. The other information comprises the information included in the Group’s annual report for the year ended December 31, 2023, to be filed with the National Banking and Securities Commission (Mexico) (Comisión Nacional Bancaria y de Valores) and the Mexican Stock Exchange (Bolsa Mexicana de Valores) (“the Annual Report”) but does not include the consolidated financial statements and our auditors’ report thereon. The Annual Report is expected to be made available to us after the date of this auditors’ report.

Our opinion on the consolidated financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the Annual Report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. ‘Reasonable assurance’ is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

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Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

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Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

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Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Group to cease to continue as a going concern.

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Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

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Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

KPMG Cárdenas Dosal, S.C.

C.P.C. Arturo González Prieto

Monterrey, N.L.
February 12, 2024